                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement.
[ ] Confidential, for Use of The Commission Only
    (As Permitted By Rule 14a-6(e)(2)).
[ ] Definitive Proxy Statement.
[ ] Definitive Additional Materials.
[ ] Soliciting Material Pursuant to Section 240.14a-12

                          INSURANCE AUTO AUCTIONS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Common Stock, no par value, of Insurance Auto Auctions, Inc ("IAAI").

(2) Aggregate number of securities to which transaction applies: 13,555,052 shares (except to the extent such number may be increased under IAAI's Employee Stock Purchase Plan) of IAAI common stock which includes 1,701,068 shares of IAAI common stock underlying stock options that have an exercise price per share less than $28.25 that may be cashed out in connection with the merger.

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $28.25, which represents the price per share of IAAI common stock to be paid in the merger.

(4) Proposed maximum aggregate value of transaction:  [$______________].

(5) Total fee paid: [$________]

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                          PRELIMINARY PROXY MATERIALS

                         (INSURANCE AUTO ACTIONS LOGO)

                         2 WESTBROOK CORPORATE CENTER,
                                   SUITE 500
                          WESTCHESTER, ILLINOIS 60154

                                               , 2005

Dear Shareholder:

     You are cordially invited to attend a special meeting of shareholders, including any adjournment or postponement of the special meeting, of Insurance
Auto Auctions, Inc., an Illinois corporation, or IAAI, to be held on           ,
2005, at           [a.m.], local time, at 2 Westbrook Corporate Center,
Westchester, Illinois.

     At the special meeting you will be asked to vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of February 22, 2005, pursuant to which an affiliate of Kelso and Company, L.P., a New York-based private investment firm that specializes in acquisition transactions, has agreed to acquire IAAI. If IAAI's shareholders approve and adopt the merger agreement and the merger is completed, each of your shares of IAAI common stock will be automatically canceled and converted into the right to receive $28.25 in cash, without interest.

     IAAI's board of directors (other than the recused member) has unanimously determined that the merger agreement is advisable, fair to, and in the best interests of, IAAI and its shareholders and IAAI's board of directors has approved the merger agreement and recommends that IAAI shareholders vote "FOR" approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The accompanying proxy statement provides you with detailed information about the merger agreement, the proposed merger and the special meeting. Please give this material, including the appendices, your careful attention. You may also obtain more information about IAAI from documents it has filed with the Securities and Exchange Commission.

     IAAI common stock is listed on the NASDAQ Stock Market under the trading
symbol "IAAI". On the close of trading           , 2005, the price of IAAI
common stock was $     per share.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF IAAI COMMON STOCK YOU OWN. BECAUSE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER REQUIRES THE AFFIRMATIVE VOTE BY THE HOLDERS OF AT LEAST TWO-THIRDS (2/3) OF IAAI'S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK AS OF THE RECORD DATE, A FAILURE TO VOTE WILL COUNT AS A VOTE AGAINST THE MERGER. ACCORDINGLY, YOU ARE REQUESTED TO PROMPTLY VOTE YOUR SHARES BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOU MAY ALSO SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET. Voting in this manner will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

     On behalf of your board of directors, I thank you for your support and appreciate your consideration of this matter.

                                       Sincerely,

                                       /s/ Thomas C. O'Brien
                                       -----------------------------------------
                                       Thomas C. O'Brien
                                       President and Chief Executive Office,
                                       Director

     This proxy statement is dated           , 2005 and is first being mailed to
shareholders on or about           , 2005.

THIS PROXY STATEMENT IS DATED           , 2005 AND IS FIRST BEING MAILED TO
SHAREHOLDERS ON OR ABOUT           , 2005.

                             ---------------------

                         (INSURANCE AUTO ACTIONS LOGO)

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON           , 2005

To the Shareholders of INSURANCE AUTO AUCTIONS, INC.

    NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Insurance Auto Auctions, Inc., an Illinois corporation, or IAAI, will be held on
         , 2005, at          [a.m.], local time, at 2 Westbrook Corporate
Center, Westchester, Illinois, for the following purposes:

        1. To vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 22, 2005, by and among IAAI, Axle Holdings, Inc., a Delaware corporation and Axle Merger Sub, Inc., an Illinois corporation and a wholly-owned subsidiary of Axle Holdings, and the transactions contemplated by the merger agreement, including the related merger, pursuant to which, among other things, (a) Axle Merger Sub will merge with and into IAAI, with IAAI being the surviving corporation, and (b) each outstanding share of IAAI common stock (other than shares held by IAAI or its subsidiaries or shares held by any shareholders who properly exercise their dissenters' rights under Illinois Law) will be automatically canceled and converted into the right to receive $28.25 in cash, without interest. The Buyer Parent and the Buyer are affiliates of Kelso & Company, L.P., a New York based private investment firm that specializes in acquisition transactions.

        2. To vote to adjourn the Special Meeting to solicit additional proxies in the event that the number of proxies sufficient to approve and adopt the merger agreement has not been received by the date of the Special Meeting.

        3. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

    Only shareholders of record at the close of business on          , 2005 are
entitled to vote at the special meeting and at any adjournment or postponement of the special meeting. All shareholders of record at such time are cordially invited to attend the special meeting in person. However, to assure your representation at the meeting in case you cannot attend, you are urged to vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the pre-addressed, pre-paid envelope enclosed for that purpose. If you attend the special meeting, you may vote in person even if you have previously completed and returned a proxy card.

    IAAI shareholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of common stock under applicable provisions of Illinois Law. In order to perfect and exercise dissenters' rights, shareholders must, in addition to other procedural requirements, give a written demand for payment for their shares before the vote on the merger is taken at the special meeting, and must not vote in favor of the merger. A copy of the applicable Illinois statutory provisions is included as Appendix C to the enclosed proxy statement.

    The approval and adoption of the merger agreement requires the affirmative vote by the holders of at least two-thirds (2/3) of the issued and outstanding shares of IAAI common stock as of the record date. In the event that there are not sufficient votes to approve the proposed merger at the time of the special meeting, the special meeting may be adjourned or postponed in order to permit further solicitation by IAAI. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PRE-ADDRESSED, PRE-PAID ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU MAY ALSO SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET. YOU MAY, OF COURSE, ATTEND THE SPECIAL MEETING, REVOKE YOUR PROXY AND VOTE IN PERSON EVEN IF YOU HAVE ALREADY RETURNED YOUR PROXY CARD.

    Please do not send your stock certificates at this time. If the merger agreement is approved and adopted, you will be sent instructions regarding the surrender of your stock certificates.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         /s/ Thomas C. O'Brien
                                         ---------------------------------------
                                         Thomas C. O'Brien
                                         President and Chief Executive Officer,
                                         Director

         , 2005

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    5
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  INFORMATION...............................................   11
THE SPECIAL MEETING OF IAAI SHAREHOLDERS....................   11
     Date, Time, Place and Purpose of the Special Meeting...   11
     Who Can Vote at the Special Meeting....................   12
     Vote Required for Approval of Merger...................   12
     Voting By Proxy........................................   12
     Solicitation...........................................   13
THE PARTIES TO THE MERGER...................................   13
     Insurance Auto Auctions, Inc. .........................   13
     Axle Holdings, Inc. ...................................   13
     Axle Merger Sub, Inc. .................................   13
THE MERGER..................................................   14
     General Description of the Merger......................   14
     Background of the Merger...............................   14
     Reasons for the Merger and Recommendation of the Board
      of Directors..........................................   17
     The Board of Directors' Recommendation.................   18
     Opinion of IAAI Financial Advisor......................   19
     Financing of the Merger................................   25
     Stock Options..........................................   26
     Employee Stock Purchase Plan...........................   26
     Material United States Federal Income Tax
      Consequences..........................................   26
     Accounting Treatment of the Merger.....................   27
     Regulatory Filings and Approvals.......................   27
     Dissenters' Rights of Appraisal........................   27
     Delisting of IAAI Common Stock after the Merger........   29
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................   29
     Employment Agreements..................................   29
     Stock Options and Employee Stock Purchase Plan.........   30
     2005 Shareholder Value Incentive Plan..................   32
     Management Option Rollover.............................   32
     Profits Interests in the LLC; LLC Agreement............   33
     New Stock Incentive Plan...............................   34
     Indemnification and Insurance..........................   35
CERTAIN PROJECTIONS.........................................   35
THE MERGER AGREEMENT........................................   36
     Conditions to Consummation of the Merger...............   36
     Exchange Procedures and Option Payment.................   38
     Representations and Warranties.........................   38
     Material Adverse Effect................................   40
     Conduct of Business Pending the Merger.................   40
     No Solicitation........................................   42
     Reasonable Efforts.....................................   43
     Financing Covenants....................................   44
     Termination of Merger Agreement........................   45
     Termination Fees and Other Fees........................   45
     Completion and Effectiveness of the Merger.............   47
     Amendments and Waivers.................................   47
     Articles of Incorporation and By-laws..................   47
     Board of Director and Officers.........................   47

                                                              PAGE
                                                              ----
THE VOTING AGREEMENT........................................   47
RECENT MARKET PRICES OF, AND DIVIDENDS ON, IAAI COMMON
  STOCK.....................................................   49
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   50
OTHER MATTERS...............................................   52
WHERE YOU CAN FIND MORE INFORMATION.........................   52
APPENDICES:
APPENDIX A--AGREEMENT AND PLAN OF MERGER
APPENDIX B--OPINION OF IAAI'S FINANCIAL ADVISOR
APPENDIX C--TEXT OF SECTIONS 11.65 AND 11.70 OF THE ILLINOIS
  BUSINESS CORPORATION ACT
APPENDIX D--THE VOTING AGREEMENT

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    WHAT AM I BEING ASKED TO VOTE ON?

A: You are being asked to vote to approve and adopt the merger agreement and related merger by which Axle Merger Sub, Inc., or the "Buyer," will merge with and into Insurance Auto Auctions, Inc., or "IAAI," and pursuant to which Axle Holdings, Inc., or the "Buyer Parent," will acquire IAAI.

Q:    WHAT WILL I RECEIVE IN THE MERGER?

A: You will receive $28.25 in cash, without interest, in exchange for each share of IAAI common stock that you own at the effective time of the merger, unless you are a dissenting shareholder and you properly perfect your dissenters' rights under Illinois Law.

Q:    WHAT WILL HAPPEN IN THE MERGER?

A: Under the terms of the merger agreement, Buyer, a wholly-owned subsidiary of the Buyer Parent, will be merged with and into IAAI, with IAAI emerging as the surviving corporation and a wholly-owned subsidiary of the Buyer Parent. After the merger is completed IAAI's common stock will cease to be traded on the NASDAQ Stock Market, or "NASDAQ."

Q:    WITH WHOM IS IAAI MERGING?

A IAAI is merging with the Axle Merger Sub, Inc., an Illinois corporation that was incorporated for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby, including the merger. The Buyer is a subsidiary of the Buyer Parent, which was incorporated for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby, including the merger. Each of the Buyer Parent and the Buyer are affiliates of Kelso & Company, L.P., or "Kelso," a New York-based private investment firm that specializes in acquisition transactions.

Q:    WILL I RECEIVE ANY STOCK AS A RESULT OF THE MERGER?

A: No. You will not have any further ownership of IAAI, and you will not receive any IAAI stock, if the merger is consummated.

Q:    WHAT VOTE IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT
      AND THE MERGER?

A: Under Illinois Law, the merger agreement and the merger must be approved and adopted by the affirmative vote of the holders of at least two-thirds ( 2/3) of the outstanding shares of common stock of IAAI.

Q:    WHAT SHOULD I DO NOW IN ORDER TO VOTE ON THE MERGER?

A: After carefully reading this document, please indicate on your proxy card how you want to vote, then sign and mail your proxy card in the enclosed pre-addressed, pre-paid return envelope as soon as possible, so that your shares may be represented at the special meeting. You may also submit your proxy by telephone or over the Internet.

Q:    WHAT HAPPENS IF I DO NOT VOTE?

A: Because the affirmative vote by the holders of at least two-thirds ( 2/3) of the outstanding shares of IAAI common stock is required to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, if you fail to vote, it will have the same effect as if you voted "AGAINST" the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME", WILL MY BROKER VOTE MY SHARES FOR ME?

A:    Your broker will vote your shares only if you direct him or her to do so.

Q:    WHAT IF I RECEIVE MORE THAN ONE PROXY CARD FOR THE SPECIAL MEETING?

A: This may mean that your shares of IAAI common stock are registered in different ways or are in more than one account. Please provide voting instructions for all proxy cards you receive to ensure that all of your shares of IAAI common stock are voted at the special meeting.

Q:    HOW WILL THE BUYER PARENT FINANCE THE MERGER?

A: The merger consideration, repayment of IAAI's existing indebtedness and related fees and expenses are expected to be funded from new borrowings by IAAI and an equity investment by affiliates and designees of Kelso and possibly certain other investors. To provide the necessary debt financing for the merger, Bear, Stearns & Co. Inc. and Deutsche Bank Securities, Inc. have committed to provide (subject to certain conditions) (1) $165 million under senior secured credit facilities comprised of a $50 million Revolving Credit facility and a $115 million Term Loan B facility, and (2) $150 million in cash proceeds from the issuance of senior subordinated notes of IAAI Finance Corp. in a private placement. In addition, the Buyer Parent has received a commitment from Kelso to provide (subject to certain conditions) up to $148.7 million in equity financing for the merger. As
      part of the debt financing, on           , 2005, IAAI Finance Corp., a
      newly formed wholly owned subsidiary of the Buyer Parent, completed a
      private offering of $[     ] million of new senior subordinated notes. The
      proceeds of this offering have been placed in escrow with the trustee under the indenture governing the notes. IAAI will receive such proceeds at the time it assumes IAAI Finance Corp.'s obligations under the notes upon the closing of the merger.

Q:    DOES THE BOARD OF DIRECTORS OF IAAI RECOMMEND ADOPTION OF THE
      MERGER AGREEMENT?

A: Yes. After careful consideration of a number of factors including the opinion as to fairness from a financial point of view of William Blair & Company, L.L.C., its financial advisor, the board of directors of IAAI (other than the recused member) unanimously recommends that the shareholders vote in favor of approval and the adoption of the merger agreement and the transactions contemplated thereby, including the merger.

Q:    HOW WILL THE MERGER AFFECT HOLDERS OF OPTIONS TO ACQUIRE IAAI COMMON
      STOCK?

A: Except with respect to options being exchanged by certain officers of IAAI as of the effective time of the merger, the Buyer Parent will cause the paying agent to distribute cash to holders of outstanding stock options with exercise prices less than $28.25. The amount of cash will be determined by reference to the spread between $28.25 and the exercise price of such options. Information about the process with respect to such distributions will be provided to option holders prior to the effective time of the merger.

Q: HOW WILL THE MERGER AFFECT THE EMPLOYEE STOCK PURCHASE PLAN AND ITS PARTICIPANTS?

A: Contributions by employees of IAAI to IAAI's Employee Stock Purchase Plan, or the "ESPP," were frozen as of February 23, 2005. So long as the merger is effective on or before June 30, 2005, the ESPP will be cashed out in conjunction with the merger. Participants will receive an amount equal to $28.25 for each share to which they would have been entitled under the ESPP. If the merger is effective on or after July 1, 2005, then ESPP participants will receive shares under normal operation of the ESPP as of June 30, 2005, and will be treated as shareholders as of the effective time of the merger.

Q: HAVE ANY SHAREHOLDERS AGREED TO VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE MERGER?

A: Yes. ValueAct Capital Partners, L.P., IAAI's largest shareholder, and certain of its affiliates, have agreed to vote all of its shares of IAAI common stock (representing approximately 28.6% of IAAI's outstanding shares), in favor of the approval and adoption of the merger agreement and the merger.

Q:    WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A: If the merger is not completed, IAAI's board of directors expects to continue to operate IAAI as an independent company substantially as presently operated. IAAI's board of directors would reassess the strategic alternatives available to IAAI to enhance shareholder value, including, among others, the possibility of a sale of IAAI and alternatives that would keep IAAI independent and publicly owned.

      However, failure to complete the merger could have a negative impact on the market price of IAAI's common stock and on its business. The price of IAAI's common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed. In addition, IAAI's business and operations may be harmed to the extent that customers, suppliers and others believe that we cannot compete effectively in the marketplace without the merger. Because we are unable to predict with certainty IAAI's future prospects or the market price of its common stock, we cannot assure you that the merger will provide greater value to you than you would have if IAAI continues as an independent public company.

      IAAI will be required to pay significant costs incurred in connection with the merger, whether or not the merger is completed. In addition, IAAI may also be required to pay to the Buyer Parent a termination fee, certain escrow costs and fees related to its debt financing and the out-of-pocket expenses of the Buyer Parent in connection with the merger if the merger is not completed for certain reasons.

Q:    WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working toward completing the merger as quickly as possible after the IAAI special shareholders meeting. We hope to complete the merger no
      later than           , 2005, although we cannot assure you that we will be
      able to do so. The merger cannot be completed until certain conditions have been satisfied or waived.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: You may revoke or change your proxy at any time prior to its use at the special meeting by giving IAAI a new proxy, giving a written direction to the Secretary of IAAI to revoke your proxy, or attending the special meeting and voting in person.

Q:    HOW DO I GET THE CASH IN EXCHANGE FOR MY SHARES OF IAAI COMMON STOCK?

A: After the merger is completed, IAAI, as the surviving corporation, will cause the paying agent to send IAAI shareholders a letter of transmittal with written instructions for surrendering their shares. If you hold IAAI shares in physical form, please do not send in your stock certificates now.

Q:    DO ANY OF THE OFFICERS, DIRECTORS OR SIGNIFICANT SHAREHOLDERS OF IAAI
      HAVE INTEREST IN CONNECTION WITH THE MERGER THAT MAY BE DIFFERENT FROM THE INTERESTS OF IAAI SHAREHOLDERS GENERALLY?

A: Yes. Certain of our executive officers and directors may have interests that may be different from or in addition to those interests of other IAAI shareholders. Certain of our executive officers, or the "Rollover Shareholders," are expected to exchange some of their IAAI stock options for stock options of the Buyer Parent on substantially similar terms, including vesting and exercise price (which are expected to represent approximately 4.7% of the common stock of the Buyer Parent on a fully diluted basis following the merger). Additionally certain executive officers of IAAI are parties to employment agreements with IAAI that will entitle them to severance payments if they are terminated other than due to death, disability or for cause within two years following the merger. Concurrent with approving the merger agreement, IAAI's board of directors approved the 2005 Shareholder Value Incentive Plan, dated as of February 22, 2005, or the "2005 SVI Plan," which grants an aggregate transaction bonus of $875,086 to certain executive officers upon the closing of the merger. If the merger does not become effective on or before December 31, 2005, the 2005 SVI Plan will, by its terms, expire without payment of any amounts. It is also anticipated that each Rollover Shareholder will acquire limited common interests in Axle Holdings, II, LLC, or the "LLC" (which in turn will own the Buyer Parent), by virtue of limited cash equity contributions to the LLC and that the Rollover Shareholders (and possibly others having senior management responsibilities) and will also be awarded certain profit interests in the LLC that, as currently contemplated, may entitle such persons to a portion of any appreciation in the value of the assets of the LLC following the consummation of the merger. The Rollover Shareholders are also expected to be eligible to participate in any new stock incentive plan implemented by the Buyer Parent following the consummation of the merger.

Q:    WILL I GET DISSENTERS' RIGHTS IN THE MERGER?

A: Yes. Under the Illinois Business Corporation Act, or "Illinois Law," IAAI shareholders who do not wish to vote in favor of the merger are entitled to pursue dissenters' rights in connection with the merger to obtain the statutorily determined "fair value" of their shares. Any IAAI shareholder who wishes to exercise dissenters' rights must comply with several procedural requirements under Illinois Law, including not voting in favor of the merger agreement. We have described the procedures for exercising dissenters' rights in this proxy statement and have attached the provisions of Illinois Law that govern dissenters' rights as Appendix C.

Q:    WHO CAN ANSWER MY QUESTIONS?

A: You can find more information about IAAI from various sources described under "Where You Can Find More Information." If you have questions about the special meeting, where to send your proxy or other matters with respect to voting after reading this proxy statement, you should contact:

         Morrow & Co., Inc,
         445 Park Avenue, 5th Floor
         New York, NY 10022
         Telephone: (800) 607-0088

     If you have additional questions about the merger, you should contact:

         Insurance Auto Auctions, Inc.
         2 Westbrook Corporate Center, Suite 500
         Westchester, Illinois 60154
         Attn: Secretary
         Telephone: (708) 492-7000

                                         SUMMARY

     The following summary briefly describes the material terms of the proposed merger. This summary does not contain all of the information that may be important to you when evaluating the merger. We encourage you to read this proxy statement and the documents we have incorporated herein by reference before voting. We have included section references to direct you to a more complete description of the topics described in this summary.

     - THE PARTIES.

      - IAAI. Insurance Auto Auctions, Inc., an Illinois corporation ("IAAI"), is the second largest provider of salvage vehicle auction and claims management services to insurance companies and other suppliers. IAAI has 78 facilities located in 32 states, maintaining a presence in 60 of the top 75 metropolitan markets. IAAI's principal executive offices are located at 2 Westbrook Corporate Center, Suite 500, Westchester, Illinois 60154.

      - The Buyer Parent and the Buyer. Axle Holdings, Inc. (the "Buyer Parent") is a Delaware corporation and Axle Merger Sub, Inc. (the "Buyer") is an Illinois corporation and a wholly-owned subsidiary of the Buyer Parent. Each of the Buyer Parent and the Buyer is an affiliate of Kelso & Company, L.P., a New York-based private investment firm that specializes in acquisition transactions ("Kelso"). The Buyer Parent and the Buyer were established solely for the purpose of entering into the merger agreement and acquiring shares of IAAI common stock in connection with the merger.

      Please read the discussion under the heading "The Parties to the Merger."

     - MERGER. IAAI has entered into an Agreement and Plan of Merger, dated February 22, 2005, by and among IAAI, the Buyer Parent and the Buyer. Pursuant to the terms of the merger agreement, the Buyer will merge with and into IAAI. Following the merger, IAAI will be the surviving corporation and become a direct wholly-owned subsidiary of the Buyer Parent, which will be owned by the Axle Holdings II, LLC, or the "LLC" (which will be controlled by affiliates of Kelso). The IAAI shareholders will no longer have any equity interest in IAAI other than the interests held by the Rollover Shareholders in the form of options in the Buyer Parent (which in turn will own all of the shares of common stock of IAAI). IAAI common stock will no longer be listed on the NASDAQ Stock Market ("NASDAQ") and the registration of IAAI common stock under the Exchange Act will be terminated. Please read the discussion under the heading "The Merger--General Description of the Merger."

     - IAAI STOCK PRICE. Shares of IAAI are listed on NASDAQ under the symbol "IAAI." On February 22, 2005, the last full trading day immediately preceding the public announcement of the proposed merger, IAAI's common
       stock closed at $22.41 per share. On           , 2005 which is the latest
       practicable date prior to the date of this proxy statement, IAAI common
       stock closed at $     per share.

     - REASONS FOR THE MERGER. The principal reasons for the merger are to provide the shareholders with an opportunity to receive an immediate cash payment for their shares of IAAI common stock at a price that represents a premium over recent market prices and to enable the Buyer Parent, an affiliate of Kelso, to acquire, in accordance with Illinois Law, all of the issued and outstanding shares of common stock of IAAI at the close of the merger.

     - AGGREGATE MERGER CONSIDERATION.  The aggregate merger consideration is
       expected to be approximately $     million, consisting of approximately
       $     million in cash to be paid for shares of IAAI common stock (based on the number of shares of IAAI common stock issued and outstanding on
       the record date), approximately $     million in cash to be paid to
       holders of IAAI stock options whose exercise price is less than $28.25, and, assuming the merger is effective on or prior to June 30, 2005, approximately $39,275 in cash to be paid to participants in the Employee Stock Purchase Plan. Please read the discussion under the heading "The Merger--General Description of the Merger."

     - MERGER CONSIDERATION. If the merger is completed, each share of IAAI common stock (other than shares held by IAAI or its subsidiaries or those shares held by any shareholders who properly exercise their dissenters' rights under Illinois Law) will be converted into the right to receive $28.25 in cash, without interest. Please read the discussion under the heading "The Merger--General Description of the Merger."

     - STOCK OPTIONS. Except for those stock options being exchanged by the Rollover Shareholders, all unvested IAAI stock options issued and outstanding under the IAAI stock option plans will vest at the time of the merger. If the exercise price of an IAAI stock option is less than $28.25 and such holder confirms his or her termination or exercise of such option, then promptly after the merger, IAAI, as the surviving corporation, will cause the paying agent to pay such holder an amount of cash equal to the product of (x) the difference between $28.25 and the per share exercise price of such option, and (y) the number of shares of IAAI common stock covered by such option, less applicable withholding taxes. Simultaneously with the completion of the merger, the IAAI stock option plans and each outstanding IAAI stock option under the IAAI stock option plans will be terminated. Please read the discussion under the heading "The Merger--Stock Options."

     - EMPLOYEE STOCK PURCHASE PLAN. Contributions by IAAI's employees to IAAI's Employee Stock Purchase Plan (the "ESPP") were frozen as of February 23, 2005. So long as the merger is effective on or before June 30, 2005, the ESPP will be cashed out in conjunction with the merger. Participants will receive an amount equal to $28.25 for each share of IAAI common stock to which they would have been entitled under the ESPP. If the merger is effective on or after July 1, 2005, then ESPP participants will receive shares of IAAI common stock under normal operation of the ESPP as of June 30, 2005, and will be treated as shareholders as of the effective time of the merger. Please read the discussion under the heading "The Merger--Employee Stock Purchase Plan."

     - SOURCE OF FUNDS. The consummation of the merger is conditioned on the Buyer Parent obtaining financing for payment of the aggregate merger consideration and related fees and expenses. The merger consideration, repayment of IAAI's existing indebtedness and related fees and expenses is expected to be funded from new borrowings by IAAI, an equity investment by affiliates and designees of Kelso and possibly certain other investors. To provide the necessary financing for the merger, Bear, Stearns & Co. Inc. and Deutsche Bank Securities, Inc. have committed to provide (subject to certain conditions) (1) $165 million under senior secured credit facilities comprised of a $50 million Revolving Credit facility and a $115 million Term Loan B facility, and (2) $150 million in cash proceeds from the issuance of senior subordinated unsecured notes of IAAI Finance Corp. in a private placement. In addition, the Buyer Parent has received a commitment from Kelso to provide (subject to certain conditions) up to $148.7 million in equity financing for the merger. As
       part of the debt financing, on                     , 2005 IAAI Finance
       Corp., a newly formed wholly owned subsidiary of the Buyer Parent,
       completed a private offering of $[     ] million of new senior
       subordinated notes. The proceeds of this offering have been placed in escrow with the trustee under the indenture governing the notes. IAAI will receive such proceeds at the time it assumes IAAI Finance Corp.'s obligations under the notes upon the closing of the merger. Please read the discussion under the heading "The Merger--Financing of the Merger."

     - RECOMMENDATION OF IAAI BOARD OF DIRECTORS. The IAAI board of directors (other than the recused member) has unanimously determined that the merger agreement and the merger are fair to, and in the best interests of, IAAI and its shareholders, and recommend that the shareholders approve and adopt the merger agreement and the transactions contemplated thereby, including the merger. Please read the discussion under the heading "The Merger--Reasons for the Merger and Recommendation of the Board of Directors."

     - OPINION OF THE FINANCIAL ADVISOR. The board of directors of IAAI received an opinion from William Blair & Company, L.L.C., its financial advisor, which states that as of February 22, 2005 and subject to the assumptions, limitations and qualifications set forth in the opinion, the cash merger consideration of $28.25 per share to be received in the merger by the shareholders of IAAI is fair from a financial point of view to such shareholders (other than the Buyer Parent, its affiliates and the Rollover Shareholders) as more fully described below. Please read the discussion under the heading "The Merger--Opinion of IAAI Financial Advisor."

     - SPECIAL MEETING AND RECORD DATE.  A special meeting of IAAI shareholders
       will be held at   [a.m.], local time, at 2 Westbrook Corporate Center,
       Westchester, Illinois, on           , 2005, to vote on the proposal to
       approve and adopt the merger agreement and the merger. Only IAAI
       shareholders of record on           , 2005 are entitled to receive notice
       of and vote at the special meeting. On that date, there were shares of IAAI common stock outstanding held by approximately record holders. Please read the discussions under the headings "The Special Meeting of IAAI Shareholders--Date, Time, Place and Purpose of the Special Meeting" and "The Special Meeting of IAAI Shareholders--Who Can Vote at the Special Meeting."

     - VOTE REQUIRED. The approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote by the holders of at least two-thirds
       ( 2/3) of the shares of IAAI common stock issued and outstanding on the record date. Each share of common stock is entitled to one vote. IAAI shareholders should vote by filling out their proxy card and sending it to IAAI (which vote may be rescinded at any time before the special meeting of shareholders or in person at the Special Meeting). Please see the discussions under the headings "The Special Meeting of IAAI Shareholders--Vote Required for Approval of Merger" and "The Special Meeting of IAAI Shareholders--Voting by Proxy."

     - VOTING AGREEMENT. Value Act Capital Partners, L.P., IAAI's largest shareholder, and certain of its affiliates, have agreed to vote all of their shares of IAAI common stock (representing approximately 28.6% of IAAI's outstanding shares of common stock), in favor of the approval and adoption of the merger agreement and the merger. Please read the discussion under the heading "The Merger Agreement--Voting Agreement."

     - DISSENTERS' RIGHTS. Under Illinois Law, IAAI shareholders who do not wish to vote in favor of the merger are entitled to pursue dissenters' rights in connection with the merger to obtain the statutorily determined "fair value" of their shares. Any IAAI shareholder who wishes to exercise dissenters' rights must comply with several procedural requirements under Illinois Law, including not voting in favor of the merger agreement. Please read the discussion under the heading "Interests of Certain Persons in the Merger--Dissenters' Rights of Appraisal."

     - TAX CONSEQUENCES. The merger will be a taxable transaction to IAAI shareholders. Please read the discussion under the heading "Material United States Federal Income Tax Consequences."

     - ACCOUNTING TREATMENT. The merger will be accounted for as a "Purchase" under U.S. generally accepted accounting principles for accounting and financial purposes.

     - REGULATORY APPROVAL. Other than compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, there are no material regulatory approvals required to complete the merger.

     - INTERESTS OF CERTAIN PERSONS IN THE MERGER. In considering whether to vote in favor of the approval and adoption of the merger agreement and the merger, you should be aware that a number of IAAI's officers and directors may have an interest in the merger that are different from or in addition to the interests of other IAAI shareholders. These interests include, among others, the following:

      - Employment Agreements. IAAI entered into Employment Agreements with the following executive officers: Thomas C. O'Brien, David R. Montgomery, Scott P. Pettit, Donald J. Hermanek, John W. Kett, Sidney L. Kerley and John R. Nordin. Under these agreements, these executive officers are entitled to certain severance payments if within two years after a "change of control" of IAAI the executive's employment is terminated (1) for any reason other than death, disability, or "cause", or (2) for "good reason" by the executive. Please read the discussion under the heading "Interest of Certain Persons in the Merger--Employment Agreements."

      - Management Option Rollover. Certain executive officers of IAAI (the "Rollover Shareholders") are expected to exchange stock options of IAAI with an aggregate spread value of approximately $3.3 million into stock options of the Buyer Parent on substantially similar terms, including vesting and exercise price (which are expected to represent approximately 4.7% of the common stock of the Buyer Parent on a fully diluted basis following the merger). Each Rollover Shareholder will sell or "cash out" the remainder of its equity interest in IAAI in the merger. The Rollover Shareholders are: Thomas C. O'Brien, Scott P. Pettit, David R. Montgomery, Donald J. Hermanek, John W. Kett, John R. Nordin and Sidney L. Kerley. Such Rollover Shareholders are expected to
        exchange, in the aggregate, [          ] stock options in IAAI for an
        equal number of stock options in the Buyer Parent. Please read the discussion under the heading "Interest of Certain Persons in the Merger--Management Option Rollover."

      - Stock Options.  Excluding the [          ] stock options of IAAI which
        will be exchanged for stock options in the Buyer Parent (see "Management Option Rollover" immediately above), the following executive officers
        and directors have an aggregate number of [          ] stock options in
        IAAI, all at an exercise price below $28.25: Thomas C. O'Brien, David R. Montgomery, Scott P. Pettit, Donald J. Hermanek, John W. Kett, Sidney L. Kerley, John R. Nordin, Peter H. Kamin, Todd F. Bourell, Maurice A. Cocca, John K. Wilcox and Philip B. Livingston. Any such IAAI stock options which are unvested will vest at the time of the merger. After the merger, IAAI, as the surviving corporation, will cause the paying agent to pay such executive officer or director an amount of cash equal to the product of (x) the difference between $28.25 and the per share exercise price of such option, and (y) the number of shares of IAAI common stock covered by such option, less applicable withholding taxes. Please read the discussion under the heading "Interests of Certain Persons in the Merger--Stock Options."

      - Employee Stock Purchase Plan. If the merger becomes effective on or before June 30, 2005, the following executive officers shall receive in the aggregate, an additional amount of $6,152 as consideration for shares that would have been issued under the ESPP: Thomas C. O'Brien, Scott P. Pettit, David R. Montgomery, Donald J. Hermanek, John W. Kett and John R. Nordin. However, if the merger is effective on or after July 1, 2005, then such executive officers will receive shares of IAAI common stock under normal operation of the ESPP as of June 30, 2005, and will be treated as owning such additional shares as of the effective time of the merger. Please read the discussion under the heading "Interests of Certain Person in the Merger--Stock Options and Employee Stock Purchase Plan."

      - 2005 Shareholder Value Incentive Plan. On February 22, 2005, the board of directors approved and adopted the 2005 Shareholder Value Incentive Plan (the "2005 Plan"). The 2005 Plan grants an aggregate transaction bonus of approximately $875,086 upon the closing of the merger to the following executive officers, who will share such amount in unequal parts: Thomas C. O'Brien, Scott P. Pettit, David R. Montgomery, Donald
        J. Hermanek, John W. Kett, John R. Nordin and Sidney L. Kerley. If the merger does not become effective on or before December 31, 2005, the 2005 Plan will, by its terms, expire without payment of any amounts. Please read the discussion under the heading "Interest of Certain Persons in the Merger--2005 Shareholder Value Incentive Plan."

      - LLC Agreement; Profits Interest. Affiliates of Kelso and the Rollover Shareholders intend to enter into, and certain third party investors, if any, may enter into, a limited liability company agreement relating to the formation of the LLC, which will own all of shares of common stock of the Buyer Parent (which, in turn, will own all of the shares of common stock of IAAI following the merger). In addition, the Rollover Shareholders are expected to make limited cash equity contributions to the LLC in exchange for common interests in the LLC. As a result, it is expected that the Kelso affiliates, together with any third party investors, if any, will own approximately 99.9% of the common interests in the LLC and the Rollover Shareholders will own less than 0.1% of the common interests in the LLC. The LLC agreement will also provide that the Rollover Shareholders and possibly others having senior management and/or strategic planning-type responsibilities may be awarded profit interests in the LLC that, as currently contemplated, may entitle such persons to a portion of any appreciation in the value of the assets of the LLC (including the shares of IAAI common stock held through the Buyer Parent) following the consummation of the merger.

      - New Stock Incentive Plan. The Buyer Parent is expected to adopt a new stock incentive plan effective upon completion of the transactions. The incentive plan is expected to provide two types of options: service-related options, which will vest in equal quarterly installments over three years, and performance-related exit options, which will generally become exercisable based on Kelso's achievement of certain multiples on its original indirect equity investment in the Buyer Parent subject to an internal rate of return minimum with all vesting criteria subject to continued employment with the LLC or affiliates thereof. It is expected that one-third of the options under the incentive plan will be service options, and the remaining options will be exit options. The combined economic interest in the appreciation in the equity of the Buyer Parent granted to employees of IAAI through the new stock incentive plan and to the Rollover Shareholders and other persons, if any, through profit interests in the LLC is expected to be approximately 13.0% on a fully diluted basis, in the aggregate. The Rollover Shareholders are expected to be eligible to participate in such stock incentive plan.

     - CONDITIONS TO CONSUMMATE MERGER. The merger will be consummated only if certain conditions and obligations have been satisfied or waived such as approval by IAAI shareholders, regulatory approval, and satisfaction of other conditions and obligations contained in the merger agreement. If law permits, either IAAI or the Buyer Parent could choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied. Please see the discussion under the heading "The Merger Agreement--Conditions to Consummation of the Merger."

     - NO SOLICITATION. IAAI has agreed with the Buyer Parent that it will not solicit, initiate, encourage or facilitate any "acquisition proposal" from a party other than the Buyer Parent or the Buyer. Nevertheless, IAAI can, in response to an unsolicited bona fide acquisition proposal received prior to obtaining approval from its shareholders, which in the reasonable judgment of the board of directors of IAAI (after consultation with its financial and legal advisors) would, if consummated, result in a "superior proposal," furnish information with respect to IAAI to any person making the acquisition proposal, and participate in discussions or negotiations regarding such acquisition proposal. Please see the discussion under the heading "The Merger Agreement--No Solicitation."

     - TERMINATION.

      - IAAI and the Buyer Parent may agree to terminate the merger agreement by mutual written consent at any time before completing the merger. In addition, either party may terminate the merger agreement (1) if the merger is not completed by August 22, 2005, provided that the terminating party is not in material breach or material default of the merger agreement, (2) if IAAI's shareholders do not approve the merger agreement at the special meeting (or any adjournment or postponement thereof), or (3) in certain other circumstances.

      - The Buyer Parent may terminate the merger agreement upon certain events relating to a competing "acquisition proposal" (including, in the event the board of directors of IAAI (1) amends, withholds or withdraws its recommendation of the merger as set forth in this proxy statement, (2) determines to enter into a letter of intent or similar agreement relating to a "superior proposal," or (3) fails to recommend against a publicly announced "acquisition proposal"), or if any of the conditions described in the merger agreement (including there having occurred no event or development that could reasonably be expected to have a material adverse effect on IAAI) becomes impossible of being fulfilled prior to August 22, 2005; and

      - IAAI may terminate the merger agreement in order to enter into a definitive acquisition agreement providing for a superior proposal if IAAI's board of directors determines in good faith, after consultation with its financial and legal counsel, that the superior proposal is (1) more favorable from a financial point of view to the IAAI shareholders than the merger and the transactions contemplated by the merger agreement, and (2) is reasonably capable of being completed and completed on a timely basis. However, IAAI may not terminate the merger agreement in this circumstance if IAAI has not complied in all material respects with the provisions described above under the heading "No Solicitation", or if the Buyer Parent has (within 5 days from the date the board of directors of IAAI delivered notice to the Buyer Parent that it intends to terminate the merger agreement in order to enter into a definitive acquisition agreement providing for a superior proposal) made an offer that the board of directors of IAAI determines in good faith (after consultation with its outside legal counsel and financial advisor) to be at least as favorable to the IAAI shareholders as the terms of such superior proposal. IAAI is obligated to cooperate in good faith with the Buyer Parent to make such adjustments to the terms and conditions of the merger agreement with a view toward causing such terms to be at least as favorable to IAAI's shareholders as any superior proposal received.

      Please see the discussion under the heading "The Merger--Termination of Merger Agreement."

     - TERMINATION FEE. If the merger agreement is terminated under certain circumstances, IAAI will be required to (1) pay the Buyer Parent a $12 million termination fee, (2) reimburse the Buyer Parent for its out-of-pocket expenses incurred in connection with the merger up to a maximum amount of $4 million, and (3) pay to the Buyer Parent any amounts they have been paid or payable by the Buyer Parent (or its designees) in connection with the escrow of the subordinated debt financing, which amounts may include a portion of accrued interest and any repayment premium applicable to such termination. The maximum amount IAAI will have to pay the Buyer Parent under subparagraph 3 is an amount equal to (x) $3 million plus (y) the positive difference, if any, between $4 million and any out of pocket expenses reimbursed to the Buyer Parent in subparagraph 2 above. Please read the discussion under the heading "The Merger Agreement--Termination Fees, Out-of-Pocket Expenses and Escrow Fees."

     - CLOSING. The closing of the merger will take place on or after the later to occur of May 2, 2005 or three business days after all closing conditions have been satisfied or waived. Please read the discussion under the heading "The Merger Agreement--Completion and Effectiveness of the Merger."

     - EFFECTIVE TIME. On the date of the closing of the merger, the parties will file articles of merger and such other appropriate documents as provided under Illinois Law. The merger will become effective when the articles of merger have been accepted for filing by the Secretary of State of the State of Illinois or at such later time as may be stated in the articles of merger. Please read the discussion under the heading "The Merger Agreement--Completion and Effectiveness of the Merger."

     - EXCHANGE OF CERTIFICATES. Before the effective time of the merger, the Buyer, with the consent of IAAI, will designate an entity to act as paying agent to handle the exchange of IAAI stock certificates for the payment of the merger consideration. As soon as reasonably practicable after the effective time of the merger, the paying agent will send a letter of transmittal and instructions for use in exchanging IAAI stock certificates for the payment of cash, to each former IAAI shareholder. You should not return certificates with the enclosed proxy card.

     - OPTION PAYMENTS. No less than 20 days prior to the effective time of the Merger, IAAI will notify each holder of an IAAI stock option of the terms of the merger and that all such options shall be immediately and fully vested and exercisable, and that except for certain options held by the Rollover Shareholders which are being exchanged for options of the Buyer Parent, (1) all outstanding unexercised stock options granted under the Insurance Auto Auctions, Inc. 1991 Stock Option Plan and the Insurance Auto Auctions, Inc. Supplemental Option Plan shall terminate as of the effective time of the merger, unless validly exercised prior thereto, and
       (2) all outstanding unexercised stock options granted under the Insurance Auto Auctions, Inc. 2003 Stock Incentive Plan shall be canceled as of the effective time of the merger, in exchange for a cash payment equal to, with respect to each such stock option, the excess, if any, of $28.25 over the exercise price of each such option (the "Option Payment Amount"). Any shareholders who have elected to exercise their stock options prior to the expiration date thereof shall have the option to either (a) deliver the exercise price for each such option to the paying agent, or (b) receive an amount equal to the Option Payment Amount from the paying agent for each stock option.
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

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This proxy statement, and the documents to which you are referred in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of each of the Buyer Parent and IAAI as well as information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings "Summary," "The Merger" and "Opinion of IAAI's Financial Advisor," and in statements containing the words "believes," "expects," "anticipates," "intends," "estimates" or other similar expressions. For each of these statements, IAAI claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of each of IAAI and the Buyer Parent. These forward-looking statements speak only as of the date on which the statements were made.

     In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

     - the possibility that the merger may not be completed in a timely manner or at all, which may adversely effect IAAI's business;

     - uncertainties relating to general economic, industry, business and social conditions;

     - changes in customer confidence in IAAI and its services;

     - the timing of, and legal, regulatory and other conditions associated with, the completion of the merger;

     - competitive pressures in the markets in which IAAI competes;

     - the loss of key employees; and

     - the loss of key customers and suppliers.

     You should not place undue reliance on any forward-looking statement. Except as expressly required by the federal securities laws, IAAI undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or any other reason after the date of this proxy statement.

                    THE SPECIAL MEETING OF IAAI SHAREHOLDERS

DATE, TIME, PLACE AND PURPOSE OF THE SPECIAL MEETING

     The special meeting will be held at   [a.m.], local time, at 2 Westbrook
Corporate Center, Westchester, Illinois on           , 2005. The purpose of the
special meeting is (1) to vote upon the proposal to approve and adopt the merger agreement and the merger, pursuant to which (a) the Buyer will be merged with and into IAAI, with IAAI being the surviving corporation and becoming a wholly-owned subsidiary of the Buyer Parent; and (b) each share of IAAI common stock outstanding at the effective time (other than shares held by IAAI or its subsidiaries or shares held by shareholders who properly perfect their dissenters' rights under the Illinois Law) will be converted into the right to receive $28.25 in cash, without interest; (2) to vote to adjourn the Special Meeting to solicit additional proxies in the event that the number of proxies sufficient to approve and adopt the merger agreement has not been received by the date of the Special Meeting; and (3) to transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

     IAAI's board of directors (other than the recused member) has unanimously determined that the merger agreement is advisable, fair to, and in the best interests of, IAAI and its shareholders and IAAI's board of directors has approved the merger agreement and recommends that IAAI shareholders vote "FOR" approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

WHO CAN VOTE AT THE SPECIAL MEETING

     The holders of record of IAAI common stock as of the close of business on
          , 2005, which is the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. If you own shares that are registered in someone else's name, such as a broker or nominee, you need to direct that person to vote those shares or obtain an authorization from
them to vote the shares yourself at the special meeting. On           , 2005,
there were [          ] shares of IAAI common stock outstanding held by
approximately [          ] holders of record.

VOTE REQUIRED FOR APPROVAL OF MERGER

     The approval and adoption of the merger agreement and the merger requires the affirmative vote by the holders of at least two-thirds ( 2/3) of the shares of IAAI common stock issued and outstanding on the record date. Each share of IAAI common stock is entitled to one vote. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote "AGAINST" approval and adoption of the merger agreement and the merger.

     Under the rules of the NASDAQ Stock Market, brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the approval and adoption of the merger agreement and the merger. As a result, without specific instructions from the beneficial owner of shares they hold in street name, brokers are not empowered to vote those shares (referred to generally as "broker non-votes"). Abstentions and broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes "AGAINST" approval and adoption of the merger agreement and the merger.

     The holders of a majority of the shares of IAAI common stock issued and outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, then a new quorum will have to be established.

VOTING BY PROXY

     This proxy statement is being sent to you on behalf of IAAI's board of directors for the purpose of requesting that you allow your shares of IAAI common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of IAAI common stock represented at the meeting by properly executed proxy cards will be voted in accordance with the instructions indicated on that proxy. If you sign and return a proxy card without giving voting instructions, your shares will be voted "FOR" approval and adoption of the merger agreement and the merger.

     The persons named in the proxy card will use their own judgment to determine how to vote your shares regarding any matters not described in this proxy statement that are properly presented at the special meeting. IAAI does not know of any matter to be presented at the meeting other than the proposal to approve and adopt the merger agreement. Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. IAAI does not currently intend to seek an adjournment of the IAAI special meeting.

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

     You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Secretary of IAAI in writing, deliver a proxy dated after the date of the proxy you wish to revoke or attend the meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy.

SOLICITATION

     IAAI will bear all expenses of the solicitation of proxies in connection with this proxy statement, including the cost of preparing and mailing this proxy statement. IAAI will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this proxy statement and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of IAAI common stock. IAAI shareholder proxies may be solicited by directors, officers and employees of IAAI in person or by telephone, facsimile or by other means of communication. IAAI has retained Morrow & Co., Inc. to assist in the solicitation of proxies for the special meeting at an estimated cost of approximately $15,000 plus reimbursement of reasonable fees and expenses.

                           THE PARTIES TO THE MERGER

IAAI

Insurance Auto Auctions, Inc.
2 Westbrook Corporate Center, Suite 500
Westchester, Illinois 60154

     IAAI is an Illinois corporation and is the second largest provider of salvage vehicle auction and claims management services to insurance companies and other suppliers. IAAI has 78 facilities located in 32 states, maintaining a presence in 60 of the top 75 metropolitan markets. Its principal executive offices are located at 2 Westbrook Corporate Center, Suite 500, Westchester, Illinois 60154.

THE BUYER PARENT

Axle Holdings, Inc.
c/o Kelso & Company, L.P.
320 Park Avenue, 24th Floor
New York, New York 10022

     The Buyer Parent is a Delaware corporation that was established solely for the purpose of entering into the merger agreement and acquiring shares of IAAI in connection with the merger. At the closing of the merger, all of the outstanding shares of common stock of the Buyer Parent will be owned by Axle Holdings II, LLC, or the "LLC," and the Rollover Shareholders will hold options to acquire shares of common stock of the Buyer Parent. All of the outstanding equity interests of the LLC will be owned by affiliates of Kelso & Company, L.P., or "Kelso," the Rollover Shareholders and certain third party investors, if any. Kelso is a New York-based private investment firm founded in 1971 that specializes in acquisition transactions.

THE BUYER

Axle Merger Sub, Inc.
c/o Kelso & Company, L.P.
320 Park Avenue, 24th Floor
New York, New York 10022

     The Buyer is an Illinois corporation and a wholly-owned subsidiary of the Buyer Parent. The Buyer was formed solely for the purpose of entering into the merger agreement and merging with and into IAAI.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

     If the merger is approved by the IAAI shareholders and the other conditions to the closing of the merger are either satisfied or waived, the Buyer will be merged with and into IAAI, with IAAI being the surviving corporation. After the merger, the Buyer Parent will own all of the outstanding shares of common stock of IAAI, and the Buyer Parent will be controlled by the LLC (which will be controlled by affiliates of Kelso).

     When the merger is completed, each share of IAAI common stock issued and outstanding immediately prior to the effective time of the merger (other than the shares of IAAI common stock owned by IAAI or any subsidiary of IAAI and the shares of IAAI common stock held by any shareholders who properly exercise their dissenters' rights under Illinois Law) will be automatically canceled and converted into the right to receive $28.25 in cash, without interest.

     Except for stock options of IAAI exchanged by the Rollover Shareholders for stock options in the Buyer Parent, each option granted by IAAI under the IAAI stock option plans (including the Insurance Auto Auctions, Inc. 1991 Stock Option Plan, as amended and restated, the Insurance Auto Auctions, Inc. Supplemental Stock Option Plan and the Insurance Auto Auctions, Inc. 2003 Stock Incentive Plan) to acquire IAAI common stock that is outstanding immediately prior to the closing of the merger will be canceled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of (x) the number of shares of IAAI common stock subject to the option, and (y) the excess, if any, of $28.25 over the option exercise price. Simultaneously with the completion of the merger, the IAAI stock option plans and each outstanding IAAI stock options under the IAAI stock option plans will be terminated.

     Contributions by IAAI's employees to the ESPP were frozen by IAAI as of February 23, 2005. If the merger is effective on or before June 30, 2005, the ESPP will be cashed out in conjunction with the merger and participants will receive an amount equal to $28.25 for each share of IAAI common stock to which they would have been entitled under the ESPP. If the merger is effective on or after July 1, 2005, then ESPP participants will receive shares of IAAI common stock under normal operation of the ESPP as of June 30, 2005, and will be treated as shareholders as of the effective time of the merger.

     Concurrently with the merger, the Rollover Shareholders are expected to exchange stock options of IAAI with an aggregate spread value of approximately $3.3 million into stock options of the Buyer Parent on substantially similar terms, including vesting and exercise price (which are expected to represent approximately 4.7% of the common stock of the Buyer Parent on a fully diluted basis following the merger). These Rollover Shareholders will sell or "cash-out" the remainder of their current equity interests in IAAI in the merger. Each of their shares of IAAI common stock, including the shares underlying their IAAI stock options being cashed out, will be valued at $28.25 per share. The Rollover Shareholders are: Thomas C. O'Brien, Scott P. Pettit, David R. Montgomery, Donald J. Hermanek, John W. Kett, John R. Nordin and Sidney L. Kerley. In addition, it is anticipated that the Rollover Shareholders will purchase limited common interests in the LLC and, following the closing, will also be awarded certain profit interests in the LLC that, as currently contemplated, may entitle them to a portion of any appreciation in the value of the assets of the LLC following the consummation of the merger.

     As a result of the merger, IAAI will be a privately held company and there will be no public market for IAAI common stock. Upon the completion of the merger, IAAI common stock will cease to be listed on the NASDAQ. In addition, the registration of IAAI common stock under the Exchange Act will be terminated.

BACKGROUND OF THE MERGER

     In August 2004, IAAI's chairman of the board of directors and certain of its executive officers interviewed several investment banking firms in search of a firm that could help the board explore various strategies to maximize shareholder value, including the possible sale of IAAI. On August 20, 2004, IAAI retained William Blair & Company, L.L.C. ("William Blair") as IAAI's financial advisor due to William

Blair's reputation and experience as an investment banking firm. Soon thereafter the IAAI board of directors met with William Blair and representatives of Katten Muchin Zavis Rosenman ("KMZR"), IAAI's outside legal counsel, to determine if IAAI could succeed in increasing shareholder value through a sale of the company and on what basis such a sale would take place.

     After conferring with its financial and legal advisors, the board of directors determined to explore, with the assistance of William Blair, the potential sale of IAAI.

     Accordingly, the board of directors of IAAI authorized William Blair to contact potential strategic and financial acquirers for IAAI in order to explore their interest in a possible transaction with IAAI. During the months of September and October 2004, IAAI's management team, with the assistance of William Blair and KMZR, prepared a confidential memorandum and an executive summary describing IAAI. In November 2004, the confidential memorandum was finalized and William Blair, on behalf of and in consultation with IAAI and its board of directors, began contacting prospective strategic and financial acquirers in mid-November 2004. In total, 86 parties were contacted to solicit their interest in a possible transaction with IAAI. IAAI ultimately entered into confidentiality agreements with 33 strategic and financial parties to whom the confidential memorandum was distributed during November and early December of 2004. On behalf of IAAI, William Blair informed each of these 33 parties that IAAI had requested that initial indications of interest in a possible transaction with IAAI be submitted by December 23, 2004.

     On December 23, 2004, IAAI received preliminary proposals from nine parties, ranging from a low range of $20.00 to $24.00 per share to a high range of $26.00 to $30.00 per share. Kelso's initial proposal indicated a range of $23.00 to $25.50 per share. At a December 24, 2004 meeting, the IAAI board of directors reviewed the nine proposals with William Blair. The IAAI board of directors instructed William Blair to invite the six highest bidders, which included Kelso, to continue with the process by commencing due diligence and receiving a presentation from the IAAI management team during the month of January 2005. Meetings with each of the six parties, consisting of one strategic and five financial parties, were held between January 14, 2005 and January 21, 2005 at which the IAAI management team delivered a presentation regarding IAAI's business and financial results. Furthermore, in order to allow potential acquirers to commence preliminary due diligence, IAAI, in consultation with William Blair and KMZR, prepared a due diligence data room where potential bidders, including Kelso, were allowed to conduct a due diligence review of IAAI beginning January 19, 2005 and ending February 15, 2005.

     During the week of January 24, 2005, each of the bidders performed varying levels of due diligence in addition to the review of the data room materials, including an examination of IAAI's auditor's work papers, visits to specific branch sites, and discussions with members of the IAAI management team regarding a variety of diligence topics such as finance, accounting, sales, operations, legal, and environmental.

     At a January 27, 2005 meeting of the IAAI board of directors, William Blair updated the board concerning the management presentations to potential acquirers and the status of the potential acquirers' due diligence investigations. IAAI's outside legal counsel made a presentation regarding the board's fiduciary duties in the context of the proposed transaction.

     On January 31, 2005, a draft merger agreement prepared by KMZR was distributed to the six remaining interested parties, along with a letter stating that definitive proposals were due on February 15, 2005. In the letter, IAAI requested that interested parties submit detailed markups of the proposed merger agreement as part of the definitive proposal package. IAAI also emphasized that bidders would be expected to have substantially completed all due diligence and have firm financing in place by February 15, 2005. During the first two weeks of February 2005, each of the potential purchasers were afforded access to due diligence regarding IAAI, including meetings with management and visits to specific branch sites.

     On February 15, 2005, four potential acquirers, each a financial party, submitted non-binding bids ranging from $21.50 per share to $27.56 per share. At an IAAI board of directors meeting held that same day, the board, with the assistance of William Blair, reviewed and discussed the characteristics of each of the four bids submitted by the respective bidders, including financing and other contingencies impacting the quality of the respective bids. The two highest bidders, including Kelso with a bid of $27.00 per share, had provided detailed markups of the proposed merger agreement. In addition, both parties stated that they had substantially completed their due diligence review of IAAI and provided firm financing commitment letters. The IAAI board also took into consideration that the two other bidders had not only submitted bids that were inferior in terms of price, but that were also not likely to present a competitive proposal given that they were both subject to substantial due diligence, did not include a markup of the merger agreement, and were based on less certain financing proposals. The IAAI board of directors instructed William Blair and KMZR to contact the two highest bidders, including Kelso, and clarify certain aspects of their proposals, including additional detail regarding their financing, certain contract terms, and the status of their due diligence investigation.

     Due to the fact that each of the remaining potential acquirers was a financial party who might desire to retain Thomas C. O'Brien as an officer of IAAI following the acquisition, the IAAI board, acting on the advice of KMZR, acted to recuse Mr. O'Brien from the negotiation process by forming a negotiating committee of five independent directors authorized to negotiate a final bid proposal to the IAAI shareholders that was in the best interests of and advisable to the IAAI shareholders and IAAI. With the assistance of KMZR and William Blair, the negotiating committee, chaired by Peter H. Kamin, negotiated the terms and conditions of the merger agreement with potential purchasers.

     On February 16, 2005, pursuant to the IAAI's board's request, William Blair and KMZR contacted each of the two highest bidders, including Kelso, to discuss the respective bids in more detail. After reviewing the result of those discussions at a meeting on February 17, 2005 the IAAI board of directors instructed William Blair to request "best and final bids" from each of the two highest bidders based on a number of factors, including the per share value of their bids, the fact that they had completed substantially all of their due diligence, the fact that both proposals included financing commitments, and the fact that both of these bidders had submitted full markups of the merger agreement as requested. Both bidders' respective legal advisors continued to negotiate the proposed merger agreement with KMZR on February 16, 2005 and February 17, 2005. Later in the day on February 17, 2005 and pursuant to the IAAI board's instructions, William Blair contacted Kelso and the other high bidder and requested that each party submit its "best and final bid" by the morning of February, 18, 2005. William Blair requested that both bidders address as part of their final bid the IAAI board's concerns about a number of issues, including the termination provision and termination fee, the non-solicitation provision, and the treatment of other legal provisions in the merger agreement.

     On February 18, 2005, IAAI received final bids from the two remaining bidders. In addition to Kelso's final bid of $28.25 per share, IAAI received a final bid of $28.06 per share from the other party. At an IAAI board of directors meeting held that same day, the board, with the assistance of William Blair, reviewed and discussed each bid in detail, including price per share, the bidders' proposed financing structure and other conditions, including further revisions to the respective bidders' merger agreement markup. The $28.25 per share bid submitted by Kelso, which was backed by total debt and equity financing commitments of approximately $414 million, had a higher price per share, provided greater certainty of closing based on fund resources and financing approach in the opinion of the IAAI board, and had certain conditions that, when compared to the conditions of the competing bid, were more favorable to IAAI shareholders in the judgment of the board. As a result, on February 18, 2005, the negotiating committee recommended to the board of directors, and the board of directors authorized, (1) the chairman of the negotiating committee, with the assistance of IAAI's outside legal counsel and financial advisor to pursue the Kelso proposal, and (2) IAAI to enter into an exclusivity arrangement with Kelso to negotiate a final and binding merger agreement pending board approval.

     IAAI and Kelso entered into an exclusivity arrangement, dated February 18, 2005, which provided that IAAI would pay Kelso a $1,000,000 fee (plus expenses up to a maximum of $1,000,000) if IAAI (a) solicited or encouraged (or had discussions or negotiations with respect to, or provided any information in connection with) any third party acquisition proposal after execution of the exclusivity agreement and on or before February 25, 2005, (b) did not enter into a definitive agreement with affiliates of Kelso on or before February 22, 2005 and (c) entered into a definitive agreement with the relevant third party prior to May 31, 2005. By its terms, the exclusivity agreement would become null and void if IAAI and affiliates of Kelso did not enter into a definitive acquisition agreement at a price of at least $28.25 per share by February 22, 2005, unless IAAI received a third party proposal or it or its representatives solicited (or had discussions with respect to, or provided any information in connection with) any third party proposal prior to such time.

     Over the next several days, from February 18, 2005 to February 22, 2005, the parties negotiated the merger agreement and the voting agreement. At a February 22, 2005 meeting of the IAAI board of directors, outside legal counsel made a presentation regarding the Board's fiduciary duties in the context of the proposed transaction and then reviewed with the board the terms of the proposed Merger Agreement with Kelso and the related transaction documents. William Blair reviewed with the board its financial analysis of the merger consideration and rendered to the Board an opinion, subsequently confirmed in writing and dated February 22, 2005, to the effect that based upon and subject to various assumptions, limitations and qualifications set forth in such opinion, as of the date of the opinion, the consideration to be received by holders of IAAI common stock (other than the Buyer Parent, its affiliates and the Rollover Shareholders) in the merger was fair, from a financial point of view, to such holders of IAAI common stock.

     The board of directors then engaged in a general discussion with respect to the proposed transaction. After thorough discussion, the board determined that the transaction proposed by Kelso was advisable, fair to, and in the best interests of, IAAI and its shareholders and the board approved and authorized the merger agreement. The merger agreement was executed by IAAI, Axle Holdings, Inc. and Axle Merger Sub, Inc. on the evening of February 22, 2005 and publicly announced the following morning.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS

     In reaching its decision to approve the merger agreement and to recommend that its shareholders vote to approve the merger, the board of directors considered a number of factors, including the following:

     - the consideration to be received by IAAI shareholders, namely $28.25 per share, which represented a 26.1% premium over the $22.41 per share closing price of IAAI stock on February 22, 2005, the day before the execution of the merger agreement was announced, and a 40% premium to the average close of the past six months;

     - presentations by management regarding, IAAI's business, operations, financial condition, earnings and business prospects (as well as the risks involved in achieving those prospects);

     - IAAI board of directors' knowledge of the current state of the business, operations, assets, financial condition, results of operation and business prospects of IAAI, including the alternative of remaining a stand-alone, independent company;

     - the presentation and opinion of William Blair, dated February 22, 2005, delivered to the board, to the effect that, as of that date, and based upon and subject to the assumptions, conditions, limitations and qualifications set forth in the opinion, the consideration of $28.25 per share to be received by the holders of IAAI common stock pursuant to the merger agreement is fair from a financial point of view to the holders of IAAI common stock (other than the Buyer Parent, its affiliates and the Rollover Shareholders) as more fully described below under "Opinion of IAAI's Financial Advisor";

     - the fact that the merger consideration is all cash, which creates greater certainty of value to the IAAI shareholders than would a transaction in which IAAI shareholders would receive stock, and the fact that the financing for the transaction has been committed subject to a financing condition customary for a financial sponsor;

     - the terms of the merger agreement, as reviewed by the board with its legal advisors, including consideration of several specific provisions, among others, of the merger agreement, such as (1) the definitions of "material adverse effect" and "superior proposal", and (2) the ability of the board to terminate the merger agreement in the exercise of its fiduciary duties under specified circumstances, which would trigger the payment of a termination fee in specified circumstances (recognizing the possible effect that a termination fee has on competing transactions, but believing that the fee is reasonable for this size of a transaction);

     - the fact that IAAI with the assistance of William Blair, conducted a broad sales process contacting 86 potential buyers (including both strategic and financial parties) and the terms, merger consideration and timetable of the Merger in light of the bidding process conducted; and

     - the likelihood that the merger will be completed timely in light of the experience and reputation of Kelso.

     IAAI's board of directors also were aware of the possible negative consequences, or factors not supportive, of entering into the merger agreement, including the following:

     - that IAAI will no longer exist as an independent company, and its shareholders will no longer benefit from any future increase in the value of IAAI;

     - the fact that the all-cash price would be taxable to shareholders;

     - the fact that IAAI's officers have certain interests in the merger that are in addition to their interests as IAAI shareholders, which had the potential to influence their views and actions in connection with the merger proposal (see "--Interests of Certain Persons in the Merger");

     - the restrictions on the conduct of IAAI's business prior to the consummation of the merger, requiring IAAI to conduct its business subject to specific limitations;

     - the possibility that the $12 million termination fee, the $4 million expense reimbursement payable to Kelso under specified circumstances and the $3 million payable to the Buyer Parent in connection with breakage expenses related to the repayment of escrowed subordinated indebtedness for the transaction, may discourage a competing acquisition proposal;

     - the fact that Kelso required certain shareholders owning approximately 28.6% of IAAI's outstanding common stock to enter into a voting agreement which requires them to vote in favor of the merger so long as the merger agreement is in effect and has not been terminated;

     - the potential disruption of IAAI's business that could result from the announcement and pendency of the merger, including potential loss of customers, inability to retain key management, strategic, sales and marketing personnel;

     - that if the merger does not close, IAAI and its directors and officers will have (1) expended extensive efforts in the bidding process, in negotiating the merger agreement and in attempting to complete the transaction, (2) experienced significant distraction from their work during the pendency of the transaction, and (3) incurred substantial transaction costs that could negatively impact IAAI's operating results.

     The foregoing discussion of the information and factors considered by IAAI's board of directors in determining that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, IAAI and its shareholders is not intended to be exhaustive, but is believed to include the material factors the IAAI board of directors considered in connection with its evaluation of the transaction. In view of the wide variety of factors considered and the complexity of such matters, IAAI's board of directors did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and considered all of the aforementioned factors in reaching its conclusion that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, IAAI and its shareholders. IAAI's board of directors determined that the reasons supporting recommendation of the merger agreement and the transactions contemplated by the merger agreement, including the merger, significantly outweighed the potential negative consequences of entering into and recommending adoption and approval of the merger agreement.

THE BOARD OF DIRECTORS' RECOMMENDATION

     The board of directors (other than the recused member), after careful consideration of a number of factors, including the opinion as to fairness from a financial point of view of William Blair, its financial advisor,
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

has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the Merger. The board believes that the merger consideration to be received by the IAAI shareholders is fair to, and in the best interests of, IAAI and the IAAI shareholders.

OPINION OF IAAI FINANCIAL ADVISOR

     William Blair was retained to act as the financial advisor to IAAI to render certain investment banking services, including in connection with a potential business combination. As part of its engagement, IAAI requested William Blair to render an opinion as to whether the $28.25 per share merger consideration to be received by the holders of the outstanding shares of common stock of IAAI (other than the Buyer Parent, its affiliates and the Rollover Shareholders) was fair to such holders from a financial point of view. On February 22, 2005, William Blair delivered its oral opinion to the board of directors of IAAI and subsequently confirmed in writing that, as of that date and based upon and subject to the assumptions, conditions, limitations and qualifications stated in its opinion, the consideration of $28.25 in cash per share of common stock of IAAI was fair, from a financial point of view, to those holders (other than the Buyer Parent, its affiliates and the Rollover Shareholders).

     William Blair provided the opinion described above for the information and assistance of the board of directors of IAAI in connection with its consideration of the merger. The terms of the merger agreement and the amount and form of the merger consideration, however, were determined through negotiations between IAAI and Kelso, and were approved by the board of directors IAAI.

     THE FULL TEXT OF WILLIAM BLAIR'S WRITTEN OPINION, DATED FEBRUARY 22, 2005, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND INCORPORATED INTO THIS DOCUMENT BY REFERENCE. YOU ARE URGED TO READ THE ENTIRE OPINION CAREFULLY TO LEARN ABOUT THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY WILLIAM BLAIR IN RENDERING ITS OPINION. WILLIAM BLAIR'S OPINION RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF THE OUTSTANDING SHARES OF COMMON STOCK OF IAAI (OTHER THAN THE BUYER PARENT, ITS AFFILIATES AND THE ROLLOVER SHAREHOLDERS) IN THE MERGER PURSUANT TO THE MERGER AGREEMENT, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THAT SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT OR THE MERGER. A COPY OF THIS OPINION LETTER (WHICH IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT) WILL BE MADE AVAILABLE FOR INSPECTION AND COPYING AT THE PRINCIPAL EXECUTIVE OFFICES OF IAAI DURING REGULAR BUSINESS HOURS BY ANY INTERESTED SHAREHOLDER OR OTHER PERSON DESIGNATED IN WRITING AS A REPRESENTATIVE OF SUCH SHAREHOLDER. WILLIAM BLAIR DID NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY IAAI TO ENGAGE IN THE MERGER. THE FOLLOWING SUMMARY OF WILLIAM BLAIR'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. WILLIAM BLAIR'S OPINION WAS DIRECTED TO THE BOARD OF DIRECTORS OF IAAI FOR ITS BENEFIT AND USE IN EVALUATING THE FAIRNESS OF THE COMMON STOCK MERGER CONSIDERATION. WE URGE YOU TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

     In connection with its opinion, William Blair examined or discussed, among other things:

     - drafts dated February 22, 2005 of the Merger Agreement and the Voting Agreement (as defined in the Merger Agreement);

     - drafts dated February 15, 2005 of the Financing Letters (as defined in the Merger Agreement);

     - certain audited historical financial statements of IAAI for the three fiscal years ended December 28, 2003;

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

     - the unaudited financial statements of IAAI for the three fiscal quarters ended September 26, 2004 and certain unaudited financial information of IAAI for the fiscal year ended December 26, 2004;

     - certain internal business, operating and financial information and forecasts of IAAI for fiscal years 2005 and 2006 (including an updated forecast solely for fiscal year 2005) prepared by the senior management of IAAI (the "Forecasts");

     - information regarding publicly available financial terms of certain other business combinations William Blair deemed relevant;

     - the financial position and operating results of IAAI compared with those of certain other publicly traded companies William Blair deemed relevant;

     - current and historical market prices and trading volumes of the common stock of IAAI; and

     - certain other publicly available information on IAAI William Blair deemed relevant.

     William Blair also held discussions with members of the senior management of IAAI to discuss the foregoing. William Blair also considered other matters which it deemed relevant to its inquiry, and took into account the accepted financial and investment banking procedures and considerations that it deemed relevant. In connection with its engagement, William Blair was requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of IAAI.

     In rendering its opinion, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of its opinion, including without limitation the forecasts provided by the senior management of IAAI. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of IAAI or the Buyer Parent (or any of its affiliates). William Blair was advised by the senior management of IAAI that the Forecasts examined by William Blair were reasonably prepared on bases reflecting the best estimates then available and judgments of the senior management of IAAI. In that regard, William Blair assumed, with the consent of IAAI's board of directors, that (1) the Forecasts would be achieved in the amounts and at the times contemplated thereby and (2) all material assets and liabilities (contingent or otherwise) of IAAI were as set forth in IAAI's financial statements or other information made available to William Blair. William Blair expressed no opinion with respect to the Forecasts or the estimates and judgments on which they were based. William Blair was not provided with nor did it otherwise review any forecasts of IAAI for periods after fiscal year 2006, and IAAI provided updated forecasts solely as to fiscal 2005 and not for any period thereafter. William Blair also assumed that the definitive merger agreement would not differ in any material respects from the draft thereof dated February 22, 2005 furnished to William Blair.

     William Blair's opinion did not address the relative merits of the merger as compared to any alternative business strategies that might exist for IAAI or the effect of other transactions in which IAAI might engage. William Blair's opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair as of, February 22, 2005. Although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair relied as to all legal, accounting and tax matters on advice of advisors to IAAI, and assumed that the executed merger agreement would substantially conform to, and the merger would be consummated on, the terms described in the draft merger agreement reviewed by it, without any amendment or waiver of any material terms or conditions.

     William Blair did not express any opinion as to the price at which the common stock of IAAI will trade at any future time or as to the effect of the announcement of the merger on the trading price of the common stock of IAAI. William Blair noted that the trading price may be affected by a number of factors, including but not limited to:

     - changes in the prevailing interest rates and other factors which generally influence the price of securities;

     - adverse changes in the capital markets from the date on which the opinion was delivered;

     - the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of IAAI or in the salvage auto auction market;

     - any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities; and

     - timely completion of the Merger on the terms and conditions that are acceptable to all parties at interest.

     In addition, William Blair did not express any opinion as to the consideration to be received in the merger by the Buyer Parent, its affiliates or the Rollover Shareholders.

     The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with IAAI's board of directors the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its opinion.

     SELECTED PUBLIC COMPANY ANALYSIS. William Blair reviewed and compared certain financial information relating to IAAI to corresponding financial information, ratios and public market multiples for its two primary competitors in the salvage vehicle auction industry, Copart, Inc. and ADESA, Inc., as well as for certain publicly traded companies that William Blair deemed relevant with a market capitalization between $100 million and $1 billion and with operations in the remanufactured and aftermarket auto parts industry. The companies selected by William Blair were:

     - ADESA, Inc.;

     - Copart, Inc.;

     - CSK Auto Corporation;

     - Keystone Automotive Industries, Inc.

     - LKQ Corporation; and

     - The Pep Boys--Manny, Moe & Jack.

     Among the information William Blair considered were earnings before interest, taxes, depreciation and amortization (commonly referred to as "EBITDA"), earnings before interest and taxes (commonly referred to as "EBIT") and earnings per share (commonly referred to as "EPS"). William Blair considered the enterprise value as a multiple of EBITDA and EBIT for each company for the last twelve months for which results were publicly available (commonly referred to as "LTM") and the stock price of equity as a multiple of EPS for each company for the LTM and for the respective calendar year EPS estimates for 2004 (to the extent publicly reported results were not yet available) and 2005. The operating results and the corresponding derived multiples for IAAI and each of the selected companies were based on each company's most recent available publicly disclosed financial information, closing share prices as of February 18, 2005 and consensus Wall Street analysts' EPS estimates for calendar years 2004 and 2005 where appropriate. In the case of IAAI, the most recent available publicly disclosed financial information was for the quarter ending September 26, 2004. William Blair also considered IAAI's unaudited internal financial estimates of its EBITDA, EBIT and EPS for the fiscal year ended December 26, 2004 and its internal updated forecast for fiscal year 2005 earnings per share. William Blair noted that it did not have access to internal forecasts for any of the selected public companies. The implied enterprise value of the transaction is based on the equity value implied by the purchase price plus the total debt, less any excess cash and cash equivalents assumed to be included in the Merger.

     William Blair then compared the implied transaction multiples for IAAI to the range of trading multiples for the selected companies. Information regarding the multiples from William Blair's analysis of selected publicly traded companies is set forth in the following table.

                                                               SELECTED PUBLIC COMPANY
                                                                 VALUATION MULTIPLES
                                           IAAI AT $28.25   ------------------------------
MULTIPLE                                     PER SHARE       MIN     MAX    MEDIAN   MEAN
--------                                   --------------   -----   -----   ------   -----
Enterprise Value/LTM EBITDA..............       13.8x         7.5x   11.6x    9.3x    9.4x
Enterprise Value/2004E EBITDA............       11.3x
Enterprise Value/LTM EBIT................       25.7x         9.7x   14.4x   12.0x   12.0x
Enterprise Value/2004E EBIT..............       18.3x
LTM P/E..................................       38.9x        14.3x   25.6x   20.2x   19.6x
2004 P/E--Consensus Estimate.............       30.1x        14.3x   24.8x   20.2x   19.8x
2004 P/E--Internal Estimate..............       26.2x
2005E P/E--Consensus Estimate............       25.8x        12.3x   21.5x   16.4x   17.2x
2005E P/E--Internal Estimate.............       14.0x

     William Blair noted that the implied transaction multiples based on the terms of the Merger were within, and in several instances above, the range of multiples of the selected public companies.

     Although William Blair compared the trading multiples of the selected companies at the date of its opinion to IAAI, none of the selected companies is identical to IAAI. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

     SELECTED M&A TRANSACTIONS ANALYSIS. William Blair performed an analysis of selected recent business combinations consisting of transactions announced and closed subsequent to January 1, 1995 and focused primarily on the salvage and wholesale vehicle auction industry as well as the remanufactured and aftermarket auto parts industry. William Blair's analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the respective industries. The ten transactions examined were (target/acquirer):

     - Keystone Automotive Operations, Inc./Bain Capital, LLC;

     - Pick-N-Pull Auto Dismantling, Inc./Norprop Inc.;

     - Discount Auto Parts, Inc./Advance Auto Parts, Inc.;

     - Manheim Auctions, Inc. (sale of 9 facilities)/ADESA Corporation;

     - ADT Automotive Holdings, Inc./Manheim Auctions, Inc.;

     - Al's and Grand Auto Supply, Inc. (formerly PACCAR Automotive, Inc.)/CSK Auto Corporation;

     - Republic Auto Parts, Inc./Keystone Automotive Industries, Inc.;

     - Hi-Lo Automotive, Inc./ O'Reilly Automotive, Inc.;

     - NER Auction Group/Copart, Inc.; and

     - ADESA Corporation/Minnesota Power & Light Company.

     William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of such transactions as a multiple of EBITDA and EBIT of the target for the latest twelve months prior to the announcement of these transactions. William Blair compared the resulting range of transaction multiples of EBITDA and EBIT for the selected transactions to the implied transaction multiples for IAAI. William Blair also considered the estimated EBITDA and EBIT for the fiscal year ended December 26, 2004 ("2004E EBITDA" and "2004E EBIT," respectively) for IAAI and compared them to the respective range of transaction multiples of LTM EBITDA and EBIT for the selected transactions. Information regarding the multiples from William Blair's analysis of selected transactions is set forth in the following table:

                                                                 SELECTED TRANSACTION
                                                                  VALUATION MULTIPLES
                                            IAAI AT $28.25   -----------------------------
MULTIPLE                                      PER SHARE      MIN     MAX    MEDIAN   MEAN
--------                                    --------------   ----   -----   ------   -----
Enterprise Value/LTM EBITDA..............       13.8x         6.8x   11.6x    8.4x    8.6x
Enterprise Value/2004E EBITDA............       11.3x
Enterprise Value/LTM EBIT................       25.7x         8.6x   19.7x   10.6x   11.9x
Enterprise Value/2004E EBIT..............       18.3x

     William Blair noted that the implied transaction multiples based on the terms of the Merger were within, and in several instances above, the range of multiples of the selected transactions.

     Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of IAAI, none of these transactions or associated companies is identical to the Merger or IAAI. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of IAAI versus the values of the companies in the selected transactions.

     PREMIUMS PAID ANALYSIS. William Blair reviewed data from 288 acquisitions of publicly traded domestic companies, in which 100% of the target was acquired, occurring since January 1, 2002 and with transaction equity values between $100 million and $1 billion. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price one day, one week, one month and 180 days prior to the announcement of the transaction, for all 288 transactions. William Blair compared the range of resulting per share stock price premiums for the reviewed transactions to the premiums implied by the merger based on IAAI's stock prices one day, one week, one month and 180 days prior to an assumed announcement on February 22, 2005. Information regarding the premiums from William Blair's analysis of selected transactions is set forth in the following table:

                                                                       PREMIUM PAID DATA
                                                                           PERCENTILE
                                                      IAAI AT $28.25   ------------------
PREMIUM PERIOD BEFORE ANNOUNCEMENT                      PER SHARE      25TH   50TH   75TH
----------------------------------                    --------------   ----   ----   ----
1 Day...............................................       24.4%        8.5%  20.9%  36.7%
1 Week..............................................       24.4%        9.7%  23.1%  38.5%
1 Month.............................................       27.6%       13.7%  27.2%  44.7%
180 Days............................................       61.4%       21.1%  42.5%  73.9%

     William Blair noted that the premiums implied by the transaction exceeded the median of the premiums paid for the referenced transaction group for each of the one day, one week, one month and 180 day time periods.

     TAKE PRIVATE PREMIUMS PAID ANALYSIS. William Blair reviewed data from 17 acquisitions of publicly traded companies, in which 100% of the target was acquired in a take private transaction involving a financial sponsor acquirer, occurring since January 1, 2002 and with transaction equity values between $100 million and $1 billion. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price one day, one week, one month and 180 days prior to the announcement of the transaction, for all 17 transactions. William Blair compared the range of resulting per share stock price premiums for the reviewed transactions to the premiums implied by the merger based on IAAI's stock prices one day, one week, one month and 180 days prior to an assumed announcement on February 22, 2005. Information regarding the premiums from William Blair's analysis of selected transactions is set forth in the following table:

                                                                       PREMIUM PAID DATA
                                                                          PERCENTILE
PREMIUM PERIOD                                       IAAI AT $28.25   -------------------
BEFORE ANNOUNCEMENT                                    PER SHARE      25TH   50TH    75TH
-------------------                                  --------------   ----   ----    ----
1 Day..............................................       24.4%        0.9%  11.7%   43.9%
1 Week.............................................       24.4%        6.9%  28.5%   44.9%
1 Month............................................       27.6%        6.3%  28.5%   42.5%
180 Days...........................................       61.4%       19.0%  57.5%   90.7%

     William Blair noted that the premiums implied by the transaction were between the 25th and 75th percentile of the premiums paid for the referenced take private transaction group for each of the one day, one week, one month and 180 day time periods.

     GENERAL. This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the proposed merger and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be received by the holders of the common stock of IAAI. Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole and in consideration of the process undertaken by IAAI, including the extensive solicitation of potential bidders. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to IAAI or the merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

     William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. William Blair is familiar with IAAI, having provided certain investment banking services to IAAI and its board of directors from time to time, including having acted as a financial advisor to IAAI in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. Furthermore, in the ordinary course of its business, William Blair and its affiliates may beneficially own or actively trade common shares and other securities of IAAI for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in these securities.

     IAAI hired William Blair based on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized investment banking firm. Pursuant to a letter agreement dated August 20, 2004, William Blair was paid a retainer fee of $75,000 for its role as financial advisor and an additional $250,000 upon the delivery of its opinion, dated February 22, 2005, as to the fairness, from a financial point of view, of the merger consideration to be paid to the shareholders (other than the Buyer Parent, its affiliates or the Rollover Shareholders) of IAAI. In addition, under the terms of the August 20, 2004 letter agreement, William Blair will be entitled to receive an additional fee of approximately $7.4 million, less the retainer fee of $75,000 and the $250,000 fee paid upon the delivery of the fairness opinion, upon consummation of the merger. In addition, IAAI has agreed to reimburse William Blair for certain of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and will indemnify William Blair against potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities laws.

FINANCING OF THE MERGER

     REQUIREMENTS. Completion of the merger and payment of related fees and expenses will require an aggregate amount of funds of approximately $ million for the following uses:

     - the payment of the aggregate merger consideration, which includes the payment of merger consideration to IAAI's shareholders for the outstanding common stock, IAAI outstanding stock options (excluding those stock options of IAAI being exchanged by the Rollover Shareholders) and
       payments to be made under the ESPP of approximately $     million;

     - the payment of fees and expenses related to the merger of approximately
       $     million, including, without limitation, legal and accounting fees;
       and

     - the repayment of existing indebtedness of approximately $     million.

     SOURCE OF FINANCING. The Buyer Parent currently expects that the total funds necessary to finance the merger and pay related fees and expenses will be obtained from new borrowings by IAAI, an equity investment by affiliates and designees of Kelso and possibly certain other investors.

     SENIOR SECURED CREDIT FACILITIES AND SENIOR SUBORDINATED NOTE. In connection with the transactions, the Buyer has received commitment letters from Bear Stearns & Co. Inc. ("Bear Stearns") and Deutsche Bank Securities Inc. ("Deutsche Bank") pursuant to which Bear Stearns and Deutsche Bank commit to provide (subject to certain conditions) IAAI with (1) $165 million under senior secured credit facilities comprised of a $50 million Revolving Credit facility and a $115 million Term Loan B facility, and (2) $150 million in cash proceeds from the issuance of senior subordinated unsecured notes of IAAI Finance Corp. in a private placement.

     ESCROWCO.  As contemplated by the merger agreement (as more fully described
below under "The Merger Agreement--Financing Covenants"), on           , 2005,
IAAI Finance Corp., a newly formed corporation and a wholly-owned subsidiary of the Buyer Parent, or "EscrowCo.," completed a private offering of senior subordinated unsecured notes. The proceeds from the offering were approximately
$     million before deducting commissions and expenses. At or immediately prior to the effective time of the merger and subject to the completion of the merger, IAAI will assume EscrowCo.'s obligations under the notes and all of IAAI's domestic subsidiaries will guarantee the notes on an unsecured senior subordinated basis. Upon completion of the merger, it is expected that IAAI Finance Corp. will merge with and into IAAI, as the surviving corporation in the merger between IAAI and the Buyer. Upon the issuance of the notes, the Buyer Parent (or an affiliate of the Buyer Parent) and IAAI each paid to EscrowCo. one-half of an amount, referred to as the escrow breakage amount, sufficient to cover accrued interest on the escrowed debt from the date of the escrow closing to and including September 29, 2005, net of income anticipated to be earned from investing the proceeds in permitted investments.

     If the merger agreement is terminated or the merger is not completed by the date specified by the terms of the escrowed debt, the escrowed debt (plus any applicable repayment premium) will be repaid in full by EscrowCo. and any amount held by EscrowCo. after that repayment will be distributed in equal parts to the Buyer Parent (or an affiliate of the Buyer Parent) and IAAI; provided that first the excess, if any, of the escrow breakage amount over $4 million will be distributed solely to the Buyer Parent. If the proceeds of the subordinated debt financing (together with the escrow breakage amount) plus the income earned thereon are not enough to repay in full the escrowed debt (plus any applicable repayment premium), IAAI and the Buyer Parent will each pay one-half of the shortfall to EscrowCo. to enable it to repay such amount to the applicable debtholders, subject to any applicable termination fee obligations of the parties to the merger agreement.

     EQUITY. The Buyer Parent has received a commitment from Kelso, to provide (subject to certain conditions) up to $148.7 million in equity financing for the merger. The commitment of Kelso to provide equity financing of up to $148.7 million is conditioned upon the following: (1) satisfaction or waiver of the Buyer Parent conditions to closing set forth in the merger agreement, and (2) the conditions set forth in the senior credit facility and subordinated note financings commitment letters from Bear Stearns and Deutsche Bank. Equity financing required for the transactions may include investments in the LLC by one or more third party investors.

STOCK OPTIONS

     Except for stock options being exchanged by the Rollover Shareholders, all unvested IAAI stock options issued and outstanding under the IAAI stock option plans (which includes the Insurance Auto Auctions, Inc. 1991 Stock Option Plan, as amended and restated, the Insurance Auto Auctions, Inc. Supplemental Stock Option Plan and the Insurance Auto Auctions, Inc. 2003 Stock Incentive Plan) will vest at the time of the merger. If the exercise price of an IAAI stock option is less than $28.25 and such holder confirms his or her termination or exercise of such option, then promptly after the merger, IAAI, as the surviving corporation, will cause the paying agent to pay such holder an amount of cash equal to the product of (x) the difference between $28.25 and the per share exercise price of such option, and (y) the number of shares of IAAI common stock covered by such option, less applicable withholding taxes. Simultaneously with the completion of the merger, the IAAI stock option plans and each outstanding IAAI stock option under the IAAI stock option plans will be terminated.

EMPLOYEE STOCK PURCHASE PLAN

     Contributions by IAAI's employees to IAAI's Employee Stock Purchase Plan (the "ESPP") were frozen as of February 23, 2005. So long as the merger is effective on or before June 30, 2005, the ESPP will be cashed out in conjunction with the merger. Participants will receive an amount equal to $28.25 for each share to which they would have been entitled under the ESPP. If the merger is effective on or after July 1, 2005, then ESPP participants will receive shares under normal operation of the ESPP as of June 30, 2005, and will be treated as shareholders as of the effective time of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of United States federal income tax consequences of the merger relevant to beneficial holders of IAAI common stock, including beneficial holders that exercise their dissenters' rights. The discussion does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of IAAI common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. The discussion applies only to beneficial holders of IAAI common stock in whose hands shares are capital assets and may not apply to beneficial holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with IAAI or hold their shares as part of a hedge, straddle or conversion transaction or who are subject to special tax treatment under the Code (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, S corporations and taxpayers subject to the alternative minimum tax). In addition, this discussion does not discuss the federal income tax consequences to a beneficial holder of IAAI common stock who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign tax laws.

     The receipt of cash for IAAI common stock pursuant to the merger, including as a result of the exercise of dissenters' rights, will be a taxable transaction for United States federal income tax purposes. In general, a beneficial holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the beneficial holder's adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the beneficial holder's holding period for such shares is more than one year at the time of consummation of the merger.

     Backup federal withholding at a 25% rate plus any state and local taxes may apply to cash payments a beneficial holder of shares receives pursuant to the merger. Backup withholding generally will apply only if the beneficial holder fails to furnish a correct taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Each beneficial holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner acceptable to the exchange agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a beneficial holder's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

     Because individual circumstances may differ, each beneficial holder of shares is urged to consult such beneficial holder's own tax advisor as to the particular tax consequences to such beneficial holder of the merger, including the application and effect of state, local, foreign and other tax laws.

ACCOUNTING TREATMENT OF THE MERGER

     The merger will be accounted for as a "purchase", as such term is used under GAAP, for accounting and financial reporting purposes. Accordingly, a determination of the fair value of IAAI's assets and liabilities will be made in order to allocate the purchase price to the assets acquired and the liabilities assumed.

REGULATORY FILINGS AND APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission, certain acquisition transactions, including the merger, may not be consummated until specified notification requirements have been satisfied and
waiting periods have been terminated or expired. On           , 2005, the
Notification and Report Forms required pursuant to the HSR Act were filed by IAAI and the Buyer Parent with the federal antitrust agencies for review in connection with the merger. Early termination of the applicable waiting period
under the HSR Act was granted effective           , 2005. Even though the HSR
Act waiting period has been terminated, the federal antitrust agencies could take such actions under the antitrust laws as they deem necessary or desirable in the public interest, including seeking divestiture of substantial assets of IAAI or the Buyer Parent. In certain cases, state antitrust regulators or other persons may also have the right to challenge the merger under applicable antitrust laws. The parties do not believe that consummation of the merger will result in a violation of any applicable antitrust laws. However, there can be no assurances that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result of any challenge.

DISSENTERS' RIGHTS OF APPRAISAL

     Under Illinois Law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your IAAI common stock. IAAI shareholders electing to exercise dissenters' rights must comply with the provisions of Sections 11.65 and 11.70 of Illinois Law in order to perfect their rights. IAAI will require strict compliance with the statutory procedures. A copy of Section 11.65 and 11.70 are attached as Appendix C to this proxy statement.

     The following is intended as a brief summary of the material provisions of the Illinois statutory procedures required to be followed by a shareholder in order to dissent from the merger and perfect dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Sections 11.65 and 11.70 of the Illinois Law. If you wish to consider exercising your dissenters' rights, you should carefully review the text of Sections 11.65 and 11.70 contained in Appendix C since failure to timely and properly comply with the requirements of Sections 11.65 and 11.70 will result in the loss of your dissenters' rights under Illinois law.

     A dissenting shareholder of IAAI who desires to pursue his, her or its rights to demand payment must:

     - before the vote with respect to the merger is taken, deliver to IAAI a written demand for payment for your shares if the merger is consummated. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against approval and adoption of the merger agreement. Voting against or failing to vote for approval and adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 11.70; and

     - not vote in favor of approval and adoption of the merger agreement.

     If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of IAAI common stock in the amount of $28.25 per share, without interest, as provided for in the merger agreement.

     Dissenting shareholders of IAAI should deliver any written demand for payment to the Secretary at Insurance Auto Auctions, Inc., 2 Westbrook Corporate Center, Suite 500, Westchester, Illinois 60154, before the vote on the merger is taken at the special meeting. It is recommended that this written demand for payment be sent by registered or certified mail, return receipt requested.

     A dissenting IAAI shareholder who delivers the required written demand for payment with IAAI prior to the shareholder vote need not vote against the merger, but a vote in favor of the merger will constitute a waiver of that shareholder's statutory dissenter's rights. IAAI shareholders should note that returning a properly signed proxy card that does not indicate a vote or an abstention on approval of the merger will constitute a vote in favor of the merger. A vote against the merger does not, alone, constitute a demand for payment.

     If the merger is approved by the IAAI shareholders, IAAI will send to those shareholders timely delivering written demands for payment a statement of its estimate of the fair value of the IAAI shares within the later of (1) 10 days after the effective date of the merger or (2) 30 days after such shareholder delivers a written demand for payment to IAAI. Financial information about IAAI required to be provided under Section 11.70 of Illinois Law will accompany this statement. IAAI will also send such shareholders a commitment to pay for their shares at their estimated fair value upon transmittal to IAAI of the certificates representing, or other evidence of ownership of, such shares. If the merger occurs, IAAI will pay to each dissenter who transmits to IAAI his, her or its certificate or other evidence of ownership the amount IAAI estimates to be the fair value of such dissenter's shares, plus accrued interest from the date of the closing through such payment date, accompanied by a written explanation of how the interest was calculated.

     A shareholder who does not agree with IAAI's estimate of fair value or the amount of interest due must notify IAAI in writing of the shareholder's estimate of the shares' fair value and the amount of interest due and demand payment for the difference and the interest due within 30 days from the delivery of IAAI's statement of its estimate of fair value. Shareholders who fail to notify IAAI of their estimate of fair value or the amount of interest due within this period will lose their rights to dispute the amounts estimated and determined by IAAI.

     If a shareholder and IAAI are unable to agree on the fair value of the shares and accrued interest within 60 days from delivery to IAAI of the shareholder's estimate of fair value and accrued interest from the date of the closing through such payment date, IAAI will either pay the difference in value that the shareholder demanded with interest from the date of the closing through such payment date or file a petition in the Circuit Court of Cook County, State of Illinois, requesting the court to determine the fair value of the shares and the interest due. IAAI will make all dissenters, whether or not residents of Illinois, whose demands remain unsettled, parties to any such proceeding and all parties will be served with a copy of the petition. Shareholders who do not live in Illinois may be served by registered or certified mail or by publication as provided by law.

     If the court's determination of fair value and interest due exceeds the amount paid by IAAI, then each dissenting shareholder made a party to the proceeding is entitled to judgment for the difference plus interest. The court may appoint one or more persons as appraisers to receive evidence and to determine the fair value. The court will determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers. Fees and expenses of counsel and experts for any party are excluded. If the fair value of the shares as determined by the court materially exceeds the amount of IAAI's estimate, or if no estimate was made, then all or any part of such expenses may be assessed against IAAI. However, if a shareholder's estimated fair value materially exceeds the fair value that the court determines, then all or any part of such expenses may be assessed against the shareholder. Under certain circumstances, the court may also assess the fees and expenses of counsel and experts to a shareholder or to IAAI.

     In view of the complexity of Sections 11.65 and 11.70, IAAI shareholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors. In addition, you are urged to consult with your own tax advisor with respect to the particular tax consequences of a dissent, including the treatment of any expenses incurred, the effect of any differences in the timing of receipts, and the effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

DELISTING OF IAAI COMMON STOCK AFTER THE MERGER

     If the merger is completed, IAAI common stock will be delisted from the NASDAQ Stock Market and the registration of IAAI common stock under the Securities Exchange Act of 1934 will be terminated.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the merger, IAAI shareholders should be aware that the directors, officers and certain members of management of IAAI have interests in the merger in addition to their interests solely as shareholders of IAAI, as described below.

EMPLOYMENT AGREEMENTS

     IAAI executed Employment Agreements with Thomas C. O'Brien, Donald J. Hermanek, Sidney L. Kerley, David R. Montgomery, Scott P. Pettit, John R. Nordin and John W. Kett.

     These agreements provide that if within two years following a "change of control" (as defined below) of IAAI, (1) the executive's employment is terminated for any reason other than death, disability, or "cause" or (2) the executive's employment is terminated by the executive for "good reason", the executive shall be entitled to receive a lump sum cash payment in an amount equal to one and one-half times the executive's annual base salary and "highest annual bonus" (as defined below). In addition, the executive is entitled to continued employee welfare benefits for 18 months after termination of employment.

     Under the Employment Agreements,

     "change of control" means (1) the acquisition by an individual, entity or group of fifty percent (50%) or more of the voting power of the then outstanding voting securities of IAAI entitled to vote generally in the election of directors, (2) a change in the majority of the board of directors, (3) a major corporate transaction, such as a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of IAAI's assets, or (4) a liquidation or dissolution of IAAI.

     "cause" means the willful and continued failure of the executive to perform substantially the executive's duties or the willful engaging by the executive in illegal conduct or gross misconduct materially injurious to IAAI.

     "good reason" means the diminution of responsibilities, assignment to inappropriate duties, failure of IAAI to comply with compensation or benefit provisions, transfer to a new work location more than 75 miles from the executive's previous work location, a purported termination of agreement by IAAI other than in accordance with the change of control employment agreement, or failure of IAAI to require any successor to IAAI to comply with the change of control employment agreement.

     "highest annual bonus" means the greater of (1) the previous year's annual bonus multiplied by the number of days worked in the year of termination divided by 365 and (2) the average of the past three years' annual bonuses.

     The following table illustrates the respective severance benefits that Messrs. O'Brien, Hermanek, Montgomery, Pettit, Kett, Kerley and Nordin would be entitled to if, within two years following a change of control of IAAI, (1) the executive's employment is terminated for any reason other than death, disability, or "cause", or (2) the executive's employment is terminated by the executive for "good reason".

                                                     ONE AND ONE-HALF
                                 ONE AND ONE-HALF     TIMES "HIGHEST
NAME                             TIMES BASE SALARY   ANNUAL BONUS"(1)    CAR ALLOWANCE   TOTAL PAYMENT
----                             -----------------   -----------------   -------------   -------------
Thomas C. O'Brien..............      $652,500            $870,000           $27,000       $1,549,500
David R. Montgomery............      $420,000            $419,232           $27,000       $  866,232
Scott P. Pettit................      $375,000            $375,187           $27,000       $  777,187
John W. Kett...................      $277,500            $154,153           $27,000       $  458,653
Sidney L. Kerley...............      $202,500            $ 91,350           $27,000       $  320,850
John R. Nordin.................      $288,000            $195,750           $27,000       $  510,750
Donald J. Hermanek.............      $352,500            $358,875           $27,000       $  738,375

STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN

     All unvested IAAI stock options issued to the following executive officers and directors under the IAAI stock option plans (which includes the Insurance Auto Auctions, Inc. 1991 Stock Option Plan, the Insurance Auto Auctions, Inc. Supplemental Stock Option Plan and the Insurance Auto Auctions, Inc. 2003 Stock Incentive Plan) (other than those stock options being exchanged by the Rollover Shareholders for options exercisable into common stock of the Buyer Parent) and outstanding at the effective time of the merger will vest at such time: Thomas
C. O'Brien, David R. Montgomery, Scott P. Pettit, Donald J. Hermanek, John W. Kett, Sidney L. Kerley, John R. Nordin, Peter H. Kamin, Todd F. Bourell, Maurice
A. Cocca, John K. Wilcox and Philip B. Livingston. With respect to each executive officer and director, IAAI, as the surviving corporation, will cause the paying agent to pay such holder an amount of cash equal to the product of
(x) the difference between $28.25 and the per share exercise price of such option, and (y) the number of shares of IAAI common stock covered by such option, less applicable withholding taxes. Simultaneously with the completion of the merger, the IAAI stock option plans and each outstanding IAAI stock option under the IAAI stock option plans will be terminated.

     Pursuant to the merger, contributions by employees to the ESPP were frozen as of February 23, 2005. The following executive officers are participants in the ESPP as of February 23, 2005: Thomas C. O'Brien, David R. Montgomery, Scott
P. Pettit, Donald J. Hermanek, John W. Kett and John R. Nordin. If the merger is effective on or before June 30, 2005, these executive officers will be cashed out in conjunction with the merger. Such executive officers will receive an amount equal to $28.25 for each share to which they would have been entitled under ESPP. However, if the merger is effective on or after July 1, 2005, then these

---------------

(1) Assuming termination of employment at the end of the current fiscal year for purposes of calculating the 'highest annual bonus'.

executive officers will receive shares under normal operation of the ESPP as of June 30, 2005, and will be treated as shareholders as of the effective time of the merger.

     Executive officers and directors of IAAI hold common stock, stock options to purchase the following number of shares of IAAI common stock, accumulated the following amount of cash from their payroll in participation of the ESPP and will receive the following amounts of cash as a result of the merger:

                                 NUMBER OF
                                  OPTIONS
                                 (EXCLUDING                                         CASH        NUMBER OF
                                  OPTIONS           NET CASH       AMOUNT OF      AMOUNT TO     SHARES OF     CASH AMOUNT TO
                                 EXCHANGED           AMOUNT         PAYROLL      BE RECEIVED     COMMON       BE RECEIVED FOR
                                 FOR STOCK        RECEIVED FOR   CONTRIBUTIONS   UNDER ESPP    STOCK OWNED       SHARES OF
NAME OF EXECUTIVE OFFICER OR     OPTIONS IN        OPTIONS IN     ACCUMULATED      IN THE      (EXCLUDING      COMMON STOCK
DIRECTOR                      BUYER PARENT)(2)     THE MERGER     UNDER ESPP      MERGER(1)     OPTIONS)       IN THE MERGER
----------------------------  ----------------    ------------   -------------   -----------   -----------    ---------------
Thomas C. O'Brien..........                        $5,282,970       $2,676         $1,385          47,442       $ 1,340,236
David R. Montgomery........                        $1,844,535       $2,153         $1,114          25,041       $   707,408
Scott P. Pettit............                        $1,844,535       $4,230         $2,189          28,483       $   804,644
Donald J. Hermanek.........                        $1,303,725       $1,084         $  561          23,243       $   656,614
John R. Nordin.............                        $  340,800       $  886         $  458          22,149       $   625,709
John W. Kett...............                        $  460,305       $  853         $  441          16,836       $   475,617
Sidney L. Kerley...........                        $  325,997       $    0         $    0           2,927       $    82,687
Peter H. Kamin.............        49,000(2)       $  713,750       $    0         $    0       3,445,857(3)    $97,345,460
Todd F. Bourell............        15,000(2)       $  197,650       $    0         $    0               0       $         0
Maurice A. Cocca...........        32,000          $  478,250       $    0         $    0          40,000       $ 1,130,000
John K. Wilcox.............        20,000          $  242,750       $    0         $    0          15,000       $   423,750
Philip B. Livingston.......        15,000          $  239,250       $    0         $    0           5,700       $   161,025
---------------
(1) Assumes closing of the merger on or before June 30, 2005. If closing occurs after June 30, 2005, then shares will be issued to the executive officers at a rate equal to the lower of either $18.615 or 85% of the fair market value on June 30, 2005. Such shares would then participate in the merger. The amounts listed in this column reflect additional amounts that executive officers would receive in the merger. As such, payroll contributions are excluded.

(2) This amount reflects options granted to Mr. Peter H. Kamin to purchase
    49,000 shares of common stock that are exercisable on , 2005, and excludes
    19,000 options granted to Mr. Jeffrey W. Ubben, and 15,000 options granted to Mr. Todd F. Bourell. Under an agreement with ValueAct Capital Master
    Fund, L.P., Mr. Kamin, Mr. Ubben and Mr. Bourell are deemed to hold the options for the benefit of ValueAct Capital Partners, L.P., ValueAct Capital
    Partners II, L.P., ValueAct Capital Master Fund, L.P. and ValueAct Capital
    Partners Co-Investors, L.P., and indirectly for VA Partners, LLC as general partner of ValueAct Capital Partners, L.P., ValueAct Capital Partners II,
    L.P., ValueAct Capital Master Fund, L.P. and ValueAct Capital Partners
    Co-Investors, L.P.

(3) This information is based on the Amended Schedule 13D filed with the SEC jointly by ValueAct Capital Partners, L.P. ("ValueAct Partners"), ValueAct
    Capital Partners II, L.P. ("ValueAct Partners II"), ValueAct Capital
    International, Ltd. ("ValueAct International"), ValueAct Capital Master
    Fund, L.P. ("ValueAct Master Fund"), ValueAct Capital Partners Co-Investors,
    L.P. ("ValueAct Co-Investors"), VA Partners, L.L.C. ("VA Partners"), Jeffrey
    W. Ubben, George F. Hamel, Jr. and Peter H. Kamin on March 15, 2005. Messrs.
    Ubben, Hamel and Kamin are each managing members, principal owners and


                                AGGREGATE
                               CASH AMOUNT
                              TO BE RECEIVED
                                FOR COMMON
                              STOCK, OPTIONS
NAME OF EXECUTIVE OFFICER OR    AND UNDER
DIRECTOR                           ESPP
----------------------------  --------------
Thomas C. O'Brien..........    $ 6,624,592
David R. Montgomery........    $ 2,553,058
Scott P. Pettit............    $ 2,651,369
Donald J. Hermanek.........    $ 1,960,901
John R. Nordin.............    $   966,967
John W. Kett...............    $   936,363
Sidney L. Kerley...........    $   408,684
Peter H. Kamin.............    $98,059,210
Todd F. Bourell............    $   197,650
Maurice A. Cocca...........    $ 1,608,250
John K. Wilcox.............    $   666,500
Philip B. Livingston.......    $   400,275
theBuyer
Parent.

    controlling persons of VA Partners and directors and principal executive officers of ValueAct International. Shares beneficially owned by each of ValueAct Partners, ValueAct Partners II, ValueAct Master Fund and ValueAct Co-Investors, are reported as beneficially owned by VA Partners, as investment manager or general partner of each of such investment partnerships, and by the managing members as controlling persons of the general partner. VA Partners and the managing members also, directly or indirectly, may own interests in one or both of such partnerships from time to time. By reason of such relationships, each of the partnerships is reported as having shared power to vote or to direct the vote, and shared power to dispose or direct the disposition of, such shares of common stock with VA Partners and the managing members. ValueAct Partners is the beneficial owner of 1,550,310 shares of IAAI common stock, representing approximately 13.1% of IAAI's outstanding common stock. ValueAct Partners II is the beneficial owner of 219,692 shares of IAAI common stock, representing 1.9% of IAAI's outstanding common stock. ValueAct International is the beneficial owner of 0 shares of IAAI common stock. ValueAct Master Fund is the beneficial owner of 3,427,261 shares of IAAI common stock, representing 28.9% of IAAI's outstanding common stock. ValueAct Co-Investors is the beneficial owner of 43,139 shares of IAAI common stock, representing 0.4% of IAAI's outstanding common stock. VA Partners and each of the Managing Members may be deemed the beneficial owner of an aggregate of 3,470,400 shares of IAAI common stock, representing approximately 29.3% of IAAI's outstanding common stock. In addition to the 3,470,400 shares of IAAI common stock which Mr. Kamin may be deemed to beneficially own by reason of his being a Managing Member, Mr. Kamin also personally owns 58,457 shares of IAAI common stock (or, when combined with the 3,470,400 shares of IAAI common stock he may be deemed to beneficially own by reason of his being a Managing Member, 29.8% of IAAI's common stock).

2005 SHAREHOLDER VALUE INCENTIVE PLAN

     The 2005 shareholder value incentive plan, which was adopted by IAAI's board of directors on February 22, 2005, grants an aggregate transaction bonus of approximately $875,086 upon the closing of the merger to the following executive officers: Thomas C. O'Brien, Scott P. Pettit, David R. Montgomery, Donald J. Hermanek, John W. Kett, John R. Nordin and Sidney L. Kerley. Such executive officers will receive the amounts set forth below. If the merger does not become effective on or before December 31, 2005, such plan will, by its terms, expire without payment of any amounts.

     Pursuant to the 2005 shareholder value incentive plan, executive officers and directors of IAAI will receive the following amounts of cash if the merger is consummated on or before December 31, 2005:

                                                               AMOUNT OF
                                                              TRANSACTION
NAME OF EXECUTIVE OFFICER                                        BONUS
-------------------------                                     -----------
Thomas O'Brien..............................................    $192,500
David R. Montgomery.........................................    $145,862
Scott P. Pettit.............................................    $145,862
Donald J. Hermanek..........................................    $145,862
John R. Nordin..............................................    $ 87,500
John W. Kett................................................    $ 87,500
Sidney L. Kerley............................................    $ 70,000
Aggregate Total.............................................    $875,086

MANAGEMENT OPTION ROLLOVER

     The following executive officers of IAAI have agreed with the Buyer Parent to exchange stock options of IAAI with an aggregate spread value of approximately $3.3 million into stock options of the Buyer Parent: Thomas C. O'Brien, Scott P. Pettit, David R. Montgomery, Donald J. Hermanek, John W. Kett, John R. Nordin and Sidney L. Kerley. The new stock options in the Buyer Parent will have substantially similar terms to those that were exchanged, including the same vesting provisions and exercise prices. Each Rollover Shareholder will sell or "cash out" the remainder of its equity interest in IAAI in the merger. The Buyer

Parent options received in exchange for IAAI options by the Rollover Shareholders are expected to represent approximately 4.7% of the common stock of the Buyer Parent on a fully diluted basis following the merger.

     The Rollover Shareholders have agreed to have those certain stock options as listed below substituted for options to acquire common stock in the Buyer Parent.

                                                               % OF PRE-TAX
                                  TOTAL OPTIONS                SPREAD VALUE
                                     AS OF ,        OPTIONS     OF OPTIONS    IN THE MONEY   ROLL OVER
                                      2005         ROLLED(3)      OWNED          VALUE         AMOUNT
                                 ---------------   ---------   ------------   ------------   ----------
Thomas C. O'Brien..............      420,000                        23%       $ 6,861,000    $1,578,030
Scott P. Pettit................      160,000                        23%       $ 2,395,500    $  550,965
David R. Montgomery............      160,000                        23%       $ 2,395,500    $  550,965
Donald J. Hermanek.............      125,000                        23%       $ 1,693,150    $  389,425
John W. Kett...................       45,000                        20%       $   575,375    $  115,070
John R. Nordin.................       30,000                        20%       $   426,000    $   85,200
Sidney L. Kerley...............       30,000                        10%       $   362,225    $   36,228
                                                                              -----------    ----------
Total..........................      970,000                        22%       $14,708,750    $3,305,883
                                                                              -----------    ----------

PROFITS INTERESTS IN THE LLC; LLC AGREEMENT

     Affiliates of Kelso and the Rollover Shareholders intend to enter into, and certain third party investors, if any, may enter into, a limited liability company agreement relating to the formation of the LLC, which will own all of the shares of common stock of the Buyer Parent (which, in turn, will own all of the shares of common stock of IAAI following the merger). In addition, the Rollover Shareholders are expected to make limited cash contributions in exchange for common interests. As a result, it is expected that the Kelso affiliates, together with any third party investors, if any, will own approximately 99.9% of the common interests in the LLC and the Rollover Shareholders will own less than 0.1% of the common interests in the LLC. The LLC agreement is expected to provide that the Rollover Shareholders and possibly others having senior management and/or strategic planning-type responsibilities may be awarded profit interests in the LLC that, as currently contemplated, may entitle such persons to a portion of any appreciation in the value of the assets of the LLC (including the shares of IAAI common stock held through the Buyer Parent) following the consummation of the merger. It is generally anticipated that one-third of the profit interests will be service-related and will vest in equal quarterly installments over three years, and the remaining profit interests will be performance-related and will vest based on Kelso's achievement of certain multiples on its original indirect equity investment in the Buyer Parent subject to an internal rate of return minimum with all vesting criteria subject to such Rollover Shareholder's continued employment with the LLC or any affiliate. The combined economic interest in the appreciation in the equity of the Buyer Parent granted to the Rollover Shareholders and other persons, if any, through profit interests and to employees of IAAI through the new stock incentive plan of the Buyer Parent is expected to be approximately 13.0% on a fully diluted basis, in the aggregate. The expected terms of the LLC agreement include those described below:

     - Kelso affiliates will have the right to designate all of the directors on the board of directors of the LLC.

     - The Rollover Shareholders may transfer common interests in the LLC only under certain limited circumstances, such as transfers by the Rollover Shareholders in connection with estate planning purposes, and certain involuntary transfers in connection with a default, foreclosure, forfeiture, divorce,

---------------

(3) The Rollover Shareholders are expected to exchange certain stock options of IAAI having an aggregate spread value of approximately $3.3 million into stock options of the Buyer Parent on substantially similar terms, including vesting and exercise price (which are expected to represent approximately 4.7% of the common stock of the Buyer Parent on a fully diluted basis following the merger). As a result, precise numbers of stock options of IAAI being rolled over into stock options of the Buyer Parent may change depending on the number of IAAI options (equivalent to spread value) that are agreed to be cashed out in the merger.

  court order or otherwise than by a voluntary decision of the Rollover Shareholders (so long as the LLC has been given the opportunity to purchase the interests subject to such involuntary transfer).

     - Rollover Shareholders will have pro rata "tag-along" rights on certain significant sales by the Kelso affiliates to third parties. The Kelso affiliates will also have the right to "drag along", on a pro rata basis, each of the Rollover Shareholders on certain significant sales by the Kelso affiliates to third parties.

     - The Rollover Shareholders will be subject to "put" and "call" rights, which entitle these persons to require the LLC to purchase their common interests, and which entitle the LLC to require these persons to sell their common interests to the LLC, under certain specified circumstances.

     - The LLC will be dissolved and its affairs wound up upon the occurrence of: (i) the vote of the board of directors and members or (ii) any event which under applicable law would cause the dissolution of the LLC.

SHAREHOLDERS AGREEMENT

     The Buyer Parent, the LLC, and the Rollover Shareholders intend to enter into a shareholders agreement and related agreements that will govern the terms of their relationship as shareholders of the Buyer Parent following the completion of the merger. The expected terms of the shareholders agreement include those described below:

     - The LLC will have the right to designate all of the directors on the board of directors of the Buyer Parent.

     - The Rollover Shareholders (and other shareholders, that are or become parties to the agreement) may transfer shares of common stock and options (including any shares into which any options have been exercised) only under certain limited circumstances, such as transfers for estate planning purposes, certain pledges and certain involuntary transfers in connection with a default, foreclosure, forfeiture, divorce, court order or otherwise than by a voluntary decision of the Rollover Shareholder or employee (so long as the Buyer Parent has been given the opportunity to purchase the common stock subject to such involuntary transfer).

     - The Rollover Shareholders will have "tag-along" rights to sell their shares on a pro rata basis with the LLC in significant sales by the LLC to third parties. The LLC will also have "drag along" rights to cause the other parties to the shareholders agreement to sell their shares on a pro rata basis with the LLC on certain significant sales by the LLC to third parties.

     - The Rollover Shareholders will be subject to "put" and "call" rights, which entitle these persons to require the Buyer Parent to purchase their shares or options, and which entitle the Buyer Parent to require these persons to sell their shares or options to the Buyer Parent, upon certain terminations of the shareholder's employment with the Buyer Parent or its affiliates, at differing prices, depending upon the circumstances of the termination.

     - The LLC will have the right to make an unlimited number of requests that the Buyer Parent use its best efforts to register shares under the Securities Act. In any demand registration, or if the Buyer Parent proposes to register any shares (subject to certain exceptions, such as benefit plan registrations), all of the parties to the shareholders agreement (including the Rollover Shareholders) are expected to have the right to participate on a pro rata basis, subject to certain conditions.

NEW STOCK INCENTIVE PLAN

     The Buyer Parent is expected to adopt a new stock incentive plan effective upon completion of the transactions. The incentive plan is expected to provide two types of options: service-related options, which will vest in equal quarterly installments over three years, and performance-related exit options, which will generally become exercisable based on Kelso's indirect equity investment in the Buyer Parent of certain multiples of its original investment subject to an internal rate of return minimum with all vesting criteria subject to continued employment with the Buyer Parent or affiliates thereof. It is expected that one-third of the options under the incentive plan will be service options, and the remaining options will be exit options. The combined economic interest in the appreciation in the equity of the Buyer Parent granted to employees of IAAI through the new stock incentive plan and to the Rollover Shareholders and other persons, if any, through profit interests in the LLC is expected to be approximately 13.0% on a fully diluted basis, in the aggregate. Rollover Shareholders are expected to be eligible to participate in the new stock incentive plan.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides for continuing indemnification of present and former directors and officers of IAAI from and after the effective time of the merger, and the Buyer Parent will cause IAAI, as the surviving corporation, to fulfill and honor in all respects IAAI's obligations to indemnify the current or former directors and officers of IAAI in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal or administrative arising out of or relating to any action or omission occurring or alleged to occur prior to the effective time of the merger to the extent that those obligations of IAAI exist on the date of the merger agreement, whether pursuant to IAAI's articles of incorporation and by-laws, each as amended to the date of the merger agreement, individual indemnity or other agreements, and such obligations will survive the merger. The articles of incorporation and by-laws of IAAI, as the surviving corporation, will contain provisions substantially similar with respect to indemnification and exculpation of present and former directors and officers of IAAI than are presently set forth in IAAI's articles of incorporation and bylaws.

     For six years after the merger, the Buyer Parent has agreed that it will cause IAAI, as the surviving corporation, to maintain director and officer liability insurance coverage for each person who was an officer and director of IAAI or any of its subsidiaries prior to the closing of the merger that is comparable to the policy or policies maintained by IAAI or the applicable subsidiary, and with comparable insurance companies, for the benefit of such covered individuals. Prior to the effective time, IAAI will purchase the extended reporting period coverage option as provided under certain of its existing fiduciary liability insurance policy and one of its existing directors' and officers' liability insurance policies, in each case providing coverage for a period of six years commencing from the effective time. The total cost of insurance coverage extensions shall not exceed $1,150,000.

                              CERTAIN PROJECTIONS

     During the course of the sales process, IAAI provided interested parties, including Kelso, with certain non-public financial projections for IAAI for 2004, 2005, and 2006, which were subsequently updated to reflect further IAAI financial results. These projections were prepared on the assumption that IAAI would continue its business and operations as currently conducted. In addition, the projections were not prepared with a view towards public disclosure or compliance with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accounts for Prospective Financial Information or the United States generally accepted accounting principles, consistently applied, and are included in this proxy statement only because they were provided to interested parties during the process, including Kelso.

     The projections are also forward-looking statements that are subject to other assumptions, risks and uncertainties that could cause actual results to differ materially from those statements, and otherwise requires that they be read with caution. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the projections were not prepared by IAAI in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by IAAI's management with respect to, among other things, industry performance, general economic, market, interest rate and financial conditions, operating and other revenues and expenses, effective income tax rates, capital expenditures and working capital, and other matters. For these reasons, as well as the bases and assumptions on which the projections were compiled, IAAI shareholders are cautioned that the projections might not be an accurate indication of the future results of

IAAI if the merger is not completed. Except as required by applicable securities laws, IAAI does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error.

     The financial projections provided by IAAI to Kelso and other interested parties as updated in 2005 are as follows:

                          PROJECTED OPERATING RESULTS

                                                               FOR THE YEAR ENDING
                                                               DECEMBER 26, 25, 31,
                                                                   RESPECTIVELY
                                                             ------------------------
                                                              2004     2005     2006
                                                             ------   ------   ------
                                                              (DOLLARS IN MILLIONS)
Net Revenue(1).............................................  $213.5   $236.6   $252.0
EBITDA.....................................................  $ 33.2   $ 51.6   $ 63.1
EBIT.......................................................  $ 20.2   $ 39.6   $ 50.2

---------------

(1) Reported Revenue less vehicle cost

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement and is qualified in its entirety by reference to the merger agreement. A copy of the merger agreement is attached as Appendix A to this proxy statement and is incorporated herein by reference. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

CONDITIONS TO CONSUMMATION OF THE MERGER

     IAAI, THE BUYER PARENT AND THE BUYER. The obligation of the parties to consummate the merger is subject to the satisfaction at or before the time the merger becomes effective, of all of the following conditions, any of which may, if legally permissible, be waived in writing by all parties:

     - the holders of at least two-thirds (2/3) of the outstanding shares of IAAI common stock have voted in favor of approving and adopting the merger agreement and the merger;

     - no statute, rule, regulation, ruling, consent, decree, judgment, injunction (whether temporary, permanent or preliminary) or order is in effect or has been enacted, promulgated, entered or enforced by any governmental entity that has the effect of preventing the completion of the merger;

     - no party to the merger agreement shall be prohibited by any order, ruling, consent, decree, judgment or injunction (whether temporary, permanent or preliminary) of a court or regulatory agency that prevents the completion of the merger; and

     - the waiting periods (and any extensions of the waiting period) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must have expired or been terminated.

     THE BUYER PARENT AND THE BUYER. The obligations of the Buyer Parent and the Buyer to consummate the merger are further subject to the satisfaction, at or before the time the merger becomes effective, of all of the following conditions, any of which may be waived in writing by the Buyer Parent or the
Buyer:

     - (A) the representations and warranties of IAAI set forth in the merger agreement must be true and correct (without giving effect to any "materiality" or material adverse effect qualifiers) as of the date the merger agreement was executed and as of the closing date with the same force and effect as though made on and as of the closing date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on IAAI, and (B) the representations and warranties relating to due authorization to enter into the merger agreement, due organization of IAAI and its subsidiaries, capitalization, absence of material adverse changes, payment of broker and financial advisor fees must be true and correct in all respects as of the closing, as though such representations and warranties were made on and as of such time (except for those representations and warranties which expressly relate to an earlier date, which need only to have been true and correct in all respects as of such earlier date).

     - IAAI must have performed and complied with, in all material respects, all obligations required to be performed or complied with by it under the merger agreement at or prior to the closing of the merger;

     - from the date the merger agreement was executed, there must not have been any change, event, occurrence, state of facts or development that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on IAAI;

     - the Buyer Parent shall have received the proceeds of the debt financing on the terms and conditions set forth in its commitment letters or proceeds from any substitute debt financing or alternative financing, if applicable;

     - IAAI shall have received all specified consents, including consents from holders of stock options under the 2003 plan, consents in an agreed upon form from the Rollover Shareholders and certain specified contractual consents;

     - holders of not more than fifteen percent (15%) of the issued and outstanding shares of common stock of IAAI as of the effective time shall not have properly exercised their dissenters' rights under Illinois Law;

     - IAAI shall have delivered updated financial statements to the Buyer Parent no later than the later to occur of March 11, 2005 or any extended filing deadline pursuant to the Exchange Act with respect to IAAI's filing of its form 10-K for the fiscal year ended December 26, 2004, accompanied by an unqualified opinion from IAAI's independent auditors and the updated financial statements shall be in substantial conformance to the draft financial statements previously delivered to the Buyer Parent; and

     - IAAI has delivered to the Buyer Parent a duly executed certificate in a form and manner that complies with Section 1445 of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder.

     IAAI. The obligations of IAAI to consummate the merger are further subject to the satisfaction, at or before the time the merger becomes effective, of all of the following conditions, any of which may be waived in writing by IAAI:

     - the representations and warranties of the Buyer Parent and the Buyer set forth in the merger agreement shall be true and correct (without giving effect to any "materiality" qualifiers) as of the date of the merger agreement and as of the closing date, with the same force and effect as though made on and as of the closing date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date of with respect to such period), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer and the Buyer Parent to perform their respective obligations under the merger agreement; and

     - the Buyer Parent and the Buyer must have performed and complied with, in all material respects, all obligations required to be performed or complied by them on or prior to the closing of the merger.

EXCHANGE PROCEDURES AND OPTION PAYMENT

     Prior to the effective time of the merger, the Buyer, with the consent of IAAI, will engage an entity to act as a paying agent for the purpose of exchanging certificates representing shares of IAAI common stock for the cash merger consideration. The Buyer Parent will deposit with the paying agent the funds sufficient to pay the aggregate merger consideration to the IAAI shareholders.

     As soon as practicable after the consummation of the merger, the paying agent will mail to each former holder of record of IAAI common stock a letter of transmittal with instructions on how to exchange stock certificates for the cash merger consideration. In addition, if the merger occurs on or before June 30, 2005, the paying agent will issue a similar letter related to consideration to be received by participants in IAAI's Employee Stock Purchase Plan.

     Please do not send in your stock certificates until you receive the letter of transmittal and instructions from the paying agent. Do not return your IAAI stock certificates with the enclosed proxy card. If your shares of IAAI common stock are held through a broker, your broker will surrender your shares for cancellation.

     After you mail the letter of transmittal, duly executed and completed in accordance with its instructions, and your stock certificates (if applicable) to the paying agent, the paying agent will mail a check to you. The stock certificates you surrender will be canceled. After the completion of the merger, there will be no further transfers of IAAI common stock, and stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the cash merger consideration. If payment is to be made to a person other than the registered holder of the shares of IAAI common stock, the certificate surrendered must be properly endorsed or otherwise in proper form for transfer and any transfer or other taxes must be paid by the person requesting the payment or that person must establish to the paying agent's satisfaction that such tax has been paid or is not due and owing.

     If your IAAI stock certificates have been lost, stolen or destroyed, upon making an affidavit of that fact, and if required by IAAI, as the surviving corporation, posting a bond as indemnity against any claim with respect to the certificates, the paying agent will issue the cash merger consideration in exchange for your lost, stolen, or destroyed stock certificates.

     In addition to the foregoing, no less than 20 days prior to the effective time of the Merger, IAAI will notify each holder of an IAAI stock option of the terms of the merger and that all such options shall be immediately and fully vested and exercisable, and that except for certain options held by the Rollover Shareholders which are being exchanged for options of the Buyer Parent, (1) all outstanding unexercised stock options granted under the Insurance Auto Auctions, Inc. 1991 Stock Option Plan and the Insurance Auto Auctions, Inc. Supplemental Option Plan shall terminate as of the effective time of the merger, unless validly exercised prior thereto, and (2) all outstanding unexercised stock options granted under the Insurance Auto Auctions, Inc. 2003 Stock Incentive Plan shall be canceled as of the effective time of the merger in exchange for a cash payment equal to, with respect to each such stock option, the excess, if any of $28.25 over the exercise price of each such option (the "Option Payment Amount"). Any shareholders who have elected to exercise their stock options prior to the expiration date thereof shall have the option to either (a) deliver the exercise price to the paying agent, or (b) receive an amount equal to the Option Payment Amount from the paying agent for each stock option.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties made by IAAI to the Buyer Parent and the Buyer relating to, among other things:

     - corporate organization, good standing and qualification;

     - corporate authorization, execution, delivery, performance and enforceability of the merger agreement;

     - required shareholder approvals and approval of IAAI's board of directors with respect to the merger agreement and the transactions contemplated thereby, including the merger;

     - inapplicability of state takeover statutes' to IAAI and IAAI's taking of all actions necessary so that applicable provisions of Illinois law do not apply to the execution, delivery or performance of the merger agreement, the voting agreement or the transactions contemplated by either;

     - delivery of complete copies of IAAI's and its subsidiaries organizational documents;

     - capital structure and IAAI and its subsidiaries;

     - outstanding options or other rights with respect to capital stock;

     - accuracy of information contained in documents, including financial statements, filed with the SEC and absence of undisclosed liabilities;

     - sufficiency of accounting system and internal controls;

     - accuracy of information in this proxy statement;

     - tax matters with respect to IAAI;

     - existence, enforceability and validity of material contracts;

     - real estate;

     - litigation;

     - compliance with applicable laws;

     - entering into the transaction by IAAI is not in conflict or violation of any law, court order, judgment, decree or injunction or in violation or breach of its organizational documents or other contracts;

     - consents or filings with government entities;

     - IAAI's intellectual property;

     - conduct of business in the ordinary course and no material adverse effect;

     - IAAI's insurance policies;

     - ownership of all licenses and permits to conduct business and compliance with applicable licenses and permits;

     - matters relating to the employee benefit and compensation arrangements with respect to IAAI;

     - environmental matters;

     - labor disputes or union organizing activities or violation of labor laws with respect to IAAI;

     - the receipt of a fairness opinion by IAAI's board of directors from William Blair; and

     - IAAI's engagement of, and payment of fees to, brokers, investment bankers and financial advisors, and amounts of fees payable to other advisors by IAAI in connection with the merger agreement and the merger.

     The merger agreement contains customary representations and warranties made by each of the Buyer Parent and the Buyer to IAAI relating to, among other things:

     - corporate organization and good standing;

     - corporate authorization, execution, delivery, performance and enforceability of the merger agreement;

     - entering into the transaction by the Buyer Parent and the Buyer is not in conflict or violation of any law, court order, judgment, decree or injunction or in violation or breach of its organizational documents or other contracts;

     - financing and financing commitments;

     - litigation;

     - filings with the SEC and other government entities; and

     - the Buyer Parent's or the Buyer's engagement of, and payment of fees to, brokers, investment bankers and financial advisors, and amounts of fees payable to other advisors by the Buyer Parent and the Buyer in connection with the merger agreement and the merger;

     The representations and warranties contained in the merger agreement do not survive beyond the completion of the merger or termination of the merger agreement.

MATERIAL ADVERSE EFFECT

     Several of IAAI's representations and warranties contained in the merger agreement are qualified by a "material adverse effect" standard. Conditions to the Buyer Parent being obligated to consummate the merger include (1) that the representations and warranties of IAAI must be true and correct in all respects, disregarding any materiality qualifiers, except as it would not have a material adverse effect on IAAI and (2) that no change, effect, event, occurrence, state of facts or development has occurred that could reasonably be expected to have a material adverse effect on IAAI. The merger agreement provides that a "material adverse effect" means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with other changes, effects, events, occurrences, states of facts or developments, is, or is reasonably expected to be, directly or indirectly, materially adverse to the business, assets, financial condition or results of operations of IAAI and its subsidiaries taken as a whole; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a material adverse effect:

     - any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which IAAI and its subsidiaries participate, the United States economy as a whole or the capital markets in general (provided that such changes do not disproportionately affect IAAI and its subsidiaries relative to the other participants in its industry);

     - any adverse change, effect, event, occurrence, state of facts or development attributable to changes in law, rules, regulations, orders, or other binding directives issued by any governmental authority; or

     - any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the merger agreement, IAAI has agreed that, except as specifically permitted by the merger agreement or as otherwise consented to by the Buyer or the Buyer Parent in writing, during the period from the date of the merger agreement through the completion of the merger:

     - except for salary increases or the introduction of new or modifications to employee benefit arrangements in the ordinary course of business consistent with past practices, neither IAAI nor its subsidiaries will
       (1) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, (2) enter into any new employment, severance, consulting, or other compensation agreement with any of its existing employees, (3) amend or enter into a new employee benefit plan (except as required by law), (4) make or agree to make any bonus or profit sharing payments to any employee, (5) pay any severance or termination pay other than severance or termination pay that is required to be paid pursuant to the terms of an existing employee benefit plan, or (6) make any contribution to any employee benefit plan other than regularly scheduled contributions and contributions required pursuant to the terms of such employee benefit plan;

     - IAAI and its subsidiaries will use reasonable efforts to retain the services of its present employees and preserve the goodwill, reputation and present relationships of its business with suppliers, customers, licensors and others having business relations with them;

     - IAAI and its subsidiaries will conduct their business in all material respects in the ordinary course of business in substantially the same manner as currently conducted, consistent with past practices;

     - IAAI and its subsidiaries will not issue, deliver, pledge, transfer, encumber or sell, or authorize or propose the issuance, delivery, pledge, transfer, encumbrance or sale of (1) any equity interests, (2) any securities convertible into or exchangeable or exercisable for equity interests, or (3) any rights, warrants, calls, subscriptions or options to acquire equity interests;

     - IAAI and its subsidiaries will not (1) amend any of their respective organizational documents, (2) reclassify, combine, split, subdivide or amend the terms of any of their capital stock, or (3) amend any material term of any outstanding security issued by any of them;

     - IAAI and its subsidiaries will not (1) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its material assets, properties or rights other than in the ordinary course of business consistent with past practices, or (2) acquire, or agree to acquire, any business, person or entity or any assets, stock or operations of any business, person or entity, other than in the ordinary course of business consistent with past practices;

     - IAAI and its subsidiaries will not incur any indebtedness (including letters of credit, capitalized leases and earnout obligations) except in the ordinary course of business in an amount not to exceed $2,000,000 (exclusive of letters of credit in connection with workmen's compensation arrangements and indebtedness incurred to pay expenses in connection with the Buyer Parent's obligations relating to escrow expenses in connection with the subordinated debt financing). In no event will the aggregate indebtedness of IAAI and its subsidiaries (including letters of credit, capitalized leases and earnout obligations) exceed the amount of aggregate indebtedness as set forth on a disclosure schedule and disclosed to the Buyer Parent on the date the merger agreement was executed, and IAAI and its subsidiaries will not guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others. In addition, IAAI and its subsidiaries will not make any loans or advances to any person except in the ordinary course of business in an aggregate principal amount not to exceed $100,000 at any time outstanding;

     - IAAI and its subsidiaries will not create, assume or otherwise incur any material lien, mortgage, pledge, claim, security interest, encumbrance, interest, option or other restriction on any asset or property, other than certain permitted liens;

     - IAAI and its subsidiaries will not (1) relinquish, waive, release or permit to lapse (other than by its terms) any material contractual or other material right or claim, or (2) settle or compromise any material suit, action, proceeding, investigation, claim or order;

     - IAAI and its subsidiaries will not make or change any election relating to taxes, change any accounting method relating to taxes unless required by U.S. generally accepted accounting principles, file an amended tax return, enter into any closing agreement relating to taxes, settle any claim or assessment relating to taxes or waive any statute of limitation for any such claim or assessment;

     - IAAI and its subsidiaries will not enter into, terminate or amend any material contract except in the ordinary course of business consistent with past practices;

     - IAAI and its subsidiaries will not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

     - IAAI and its subsidiaries will not (1) other than as contemplated under any option agreement, redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other securities of IAAI or any of its subsidiaries, or (2) declare, set aside, make or pay any dividend or other distribution or stock split with respect to any of its capital stock;

     - IAAI and its subsidiaries will not make capital expenditures in excess of the applicable amounts set forth in IAAI's quarterly budget with respect to any monthly or quarterly capex;

     - IAAI and its subsidiaries will not take, or agree to or commit to take, any action that is intended or would reasonably be expected to result in any of the conditions to the closing of the merger not being satisfied; and

     - IAAI and its subsidiaries will not agree, propose, authorize or enter into any commitment to take any of the foregoing actions.

NO SOLICITATION

     IAAI has agreed that it will not, and will not permit, any of its directors, officers, investment bankers, attorneys, and accountants and will use reasonable efforts to cause its employees, affiliates, representatives and other agents not to, directly or indirectly:

     - solicit, initiate, facilitate or encourage any inquiries or the making or submission of any proposal that constitutes or that could reasonably be expected to lead to an "acquisition proposal" (as defined below);

     - engage in negotiations or discussions concerning, or provide any non-public information (or otherwise afford access to the properties, books and records of IAAI or its subsidiaries) to any person or entity in connection with any acquisition proposal;

     - agree to, enter into any letter of intent or similar agreement in principle with respect to, approve, recommend or otherwise endorse or support any acquisition proposal; or

     - grant any waiver or release under any standstill or similar agreement to which IAAI is a party to any person or entity who has made, or who has disclosed to IAAI that it is considering making, an acquisition proposal.

     In addition, upon execution of the merger agreement, IAAI agreed that it would and would cause its subsidiaries and their respective representatives and agents to cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any person or entity conducted prior to the execution of the merger agreement with respect to, or that could reasonably be expected to lead to, an acquisition proposal.

     Subject to certain conditions described below, the merger agreement provides that at any time before the IAAI shareholders approve and adopt the merger agreement and the merger at a special meeting:

     - IAAI may furnish non-public information to, or enter into discussions or negotiations with, any person or entity that has made an unsolicited bona fide acquisition proposal; and

     - the IAAI board of directors may recommend a superior proposal to the IAAI shareholders and may amend, withhold or withdraw its recommendation of the merger as a result of such superior proposal.

     IAAI and the IAAI board of directors may take the above actions if and only to the extent that before taking any such action:

     - in the case of each of the two above actions, IAAI's board of directors believes (after consultation with its outside legal counsel), that the failure to take such action presents a reasonable risk of constituting a breach of their fiduciary duties under applicable law;

     - in the case of IAAI furnishing non-public information to, or entering into discussions or negotiations with, any person or entity that has made an unsolicited bona fide acquisition proposal:

      - the acquisition proposal submitted by such third party, would result in a transaction that, in the reasonable judgment of IAAI's board of directors, would be a "superior proposal" (as defined below) if consummated;

      - IAAI has provided the Buyer Parent two business days notice of that IAAI's board of directors has determined that such acquisition proposal would result in a transaction that would be a superior proposal if consummated and that the failure to take such actions presents a reasonable risk of constituting a breach of its fiduciary duties, in each case, as further described above; and

      - IAAI and such third party have entered into a confidentiality agreement with terms no less favorable to IAAI than the terms of the confidentiality agreement entered into between IAAI and Kelso.

     The merger agreement provides that IAAI will promptly notify the Buyer Parent if it receives any acquisition proposal or any inquiry that could reasonably be expected to lead to an acquisition proposal. Such notice to the Buyer Parent must include the identity of such third party and the material terms and conditions of any such acquisition proposal or inquiry. IAAI must thereafter promptly inform the Buyer Parent of any changes to the terms and conditions of any acquisition proposal and will keep the Buyer Parent updated as to the general status of any ongoing discussions or negotiations regarding or relating to any acquisition proposal.

     "acquisition proposal" means any offer or proposal (other than an offer or proposal from the Buyer Parent or the Buyer), whether or not in writing, contemplating or otherwise relating to any "acquisition transaction" (as defined below).

     "acquisition transaction" means (1) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving IAAI or any of its subsidiaries, (2) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, by merger, consolidation, share exchange or otherwise, any assets of IAAI or any of its subsidiaries representing, in the aggregate, thirty percent (30%) or more of the assets of IAAI on a consolidated basis, (3) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of IAAI, (4) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of IAAI or any of its subsidiaries, or (5) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

     "superior proposal" means any bona fide proposal made by a third party to enter into an acquisition transaction (provided, that for purposes of this definition, the applicable percentages in clauses (2), (3) and (4) of the definition of acquisition transaction shall be 50% as opposed to 30% or 15%, as applicable) that, in the reasonable good faith judgment of the IAAI board of directors (after consultation with its outside legal counsel and William Blair & Company, L.L.C. or another financial advisor of nationally recognized reputation, and taking into account all of the terms of conditions of the proposal and the merger agreement) (1) would, if consummated, result in a transaction that is more favorable from a financial point of view to the IAAI shareholders than the merger and the transactions contemplated by the merger agreement and (2) is reasonably capable of being completed and completed on a timely basis.

     Nothing in the merger agreement prohibits IAAI or the IAAI board of directors from taking and disclosing to IAAI's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from taking any other action or making any disclosures as required by applicable law.

REASONABLE EFFORTS

     IAAI and the Buyer Parent have agreed to use good faith reasonable efforts to take all actions and do all things advisable, proper or necessary under the merger agreement and applicable laws to consummate the merger and make effective, as soon as reasonably practicable, the transactions contemplated by the merger agreement. Without limitation, this includes making the appropriate filing pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and obtaining all consents of all third parties, including governmental authorities.

FINANCING COVENANTS

     The merger agreement provides that:

     - The Buyer Parent and the Buyer will use good faith reasonable efforts to obtain the financing set forth in (1) the senior debt commitment letters from each of Bear, Stearns & Co. Inc. ("Bear Stearns") and Deutsche Bank Securities, Inc. ("Deutsche Bank") by which Bear Stearns and Deutsche Bank have committed to provide (subject to certain conditions) (a) $165 million under senior secured credit facilities comprised of a $50 million revolving credit facility and $115 million Term Loan B facility and (b) $150 million in cash proceeds from the issuance of senior subordinated unsecured notes of IAAI in a private placement; and (2) the written commitment letter from Kelso, to provide (subject to certain conditions) up to $148.7 million in equity financing for the merger.

     - The Buyer Parent will provide prompt written notice to IAAI of Bear Stearns' or Deutsche Bank's refusal or stated intent to refuse to provide the financing described in the senior debt commitment letters; and

     - IAAI will provide all necessary cooperation reasonably requested by the Buyer Parent in connection with the arrangement of the financing (and any substitutions, replacements or refinancing thereof), including but not limited to causing officer and employees to be available to meet with prospective lenders and investors in presentations, meetings and road shows and assisting with the preparation of related disclosure documents.

     The merger agreement additionally provides that, at any time before the closing of the merger, the proceeds of the subordinated debt financing contemplated by the commitment letters from Bear Stearns and Deutsche Bank in connection with the merger may be closed into escrow pending the closing of the merger such that such cash proceeds are received by a newly formed corporation which is an affiliate of the Buyer Parent ("EscrowCo."). At or immediately prior to the effective time of the merger and subject to the completion of the merger, IAAI will assume the indebtedness of EscrowCo., plus any accrued and unpaid interest, and receive the proceeds of the offering of such indebtedness held by EscrowCo., and EscrowCo. will be released from all obligations under the escrowed debt.

     With respect to an escrow closing, at or immediately prior to an escrow closing as described above, the Buyer Parent (or an affiliate of the Buyer Parent) and IAAI will each pay to EscrowCo. one-half of an amount (which we refer to as the "Escrow Breakage Amount") sufficient to cover:

     - accrued interest on the escrowed debt from the date of the escrow closing to and including September 29, 2005, net of income anticipated to be earned from investing the proceeds in permitted investments; and

     - any repayment premium applicable to the escrowed debt in the event that the merger agreement is terminated or the merger is not completed by the date specified by the terms of the escrowed debt.

     If the merger agreement is terminated or the merger is not completed by the date specified by the terms of the escrowed debt, any escrowed debt (plus any applicable repayment premium) will be repaid in full by EscrowCo. and any amount held by EscrowCo. after that repayment will be distributed in equal parts to the Buyer Parent (or an affiliate of the Buyer Parent) and IAAI; provided that first the excess, if any, of the Escrow Breakage Amount over $4 million will be distributed solely to the Buyer Parent. The merger agreement provides that (1) any repayment premium will not exceed 1% of the principal amount of the escrowed debt, (2) placement agent fees or discounts or commitments will be payable on the escrowed debt only at the effective time of the merger, and (3) EscrowCo. will invest the proceeds only in specified permitted investments. If the proceeds of the subordinated debt financing (together with the Escrow Breakage Amount) plus the income earned thereon are not enough to repay in full the escrowed debt (plus any applicable repayment premium), IAAI and the Buyer Parent will each pay one-half of the shortfall to EscrowCo. to enable it to repay such amount to the applicable debtholders, subject to any applicable termination fee obligations of the parties. In no event will IAAI's payments to EscrowCo. exceed in the aggregate an amount equal to (x) $3 million, plus (y) the positive difference, if any, between $4 million and the amount of the

Buyer Parent's reasonable and documented out-of-pocket expenses incurred in connection with the Merger reimbursed to the Buyer Parent upon termination of the merger agreement in specified circumstances, the foregoing being referred to herein as the "Escrow Breakage Cap."

TERMINATION OF MERGER AGREEMENT

     IAAI and the Buyer Parent can terminate the merger agreement under certain circumstances including:

     - by mutual written consent of IAAI and the Buyer Parent;

     - by either the Buyer Parent or IAAI if:

      - the merger has not been consummated by August 22, 2005 (provided that the terminating party is not in material breach or material default of the merger agreement);

      - the shareholders of IAAI vote on the a proposal to adopt the merger agreement at a duly convened shareholder meeting (or at any adjournment or postponement of such meeting) and approval was not obtained at such meeting (or at any adjournments or postponements of such meeting); or

      - any the conditions precedent to such party's obligations to consummate the transactions contemplated by the merger agreement, including the merger, is or becomes impossible (other than as a result of a failure of the terminating party to comply with its obligations under the merger agreement).

     - by the Buyer Parent or the Buyer if:

      - the IAAI board of directors (or any committee thereof) has (1) amended, withheld or withdrew its recommendation of the merger or failed to solicit proxies in favor of adoption of the merger agreement, (2) approved or recommended an acquisition proposal or determined that an acquisition proposal constitutes a superior proposal, (3) provided notice to the Buyer Parent that IAAI is entering into a letter of intent, agreement in principle, acquisition agreement or other contract related to a superior proposal, (4) failed to recommend against a publicly announced acquisition proposal or any acquisition proposal communicated to IAAI which is the subject of public rumor or speculation, in either case, within five business days of being requested to do so by the Buyer Parent or (5) resolved, or announced an intention, to take any of the actions described above.

     - by IAAI if:

      - (1) if the IAAI board of directors determines that an "acquisition proposal" constitutes a superior proposal and determines to enter into a definitive agreement with respect to such superior proposal, (2) IAAI has complied in all material respects with the no solicitation provisions in the merger agreement, (3) IAAI has given the Buyer Parent five business days' prior written notice of its intention to terminate the merger agreement, it being understood that any amendment to the financial or other material terms of such superior proposal prior to such termination shall require a new five business day period to afford the Buyer Parent the opportunity to negotiate with IAAI, (4) IAAI and the board of directors of IAAI have cooperated in good faith with the Buyer Parent to make such adjustments in the terms and conditions of the merger agreement with a view toward causing such terms to be at least as favorable to the shareholders of IAAI as the terms of such superior proposal, and (5) the Buyer Parent has not, within five business days of its receipt of the termination notice, made an offer that the board of directors of IAAI determines in good faith (after consultation with its outside legal counsel and financial advisor) to be at least as favorable to the shareholders of IAAI as the terms of such superior proposal.

TERMINATION FEES AND OTHER FEES

     TERMINATION FEE, OUT OF POCKET EXPENSES AND ESCROW FEES PAYABLE TO THE BUYER PARENT. The merger agreement requires that IAAI pay the Buyer Parent, in certain circumstances in which the merger agreement is terminated, (1) a termination fee of $12 million, or the "termination fee," (2) reasonable and documented out-of-pocket expenses incurred by the Buyer Parent, the Buyer or their respective affiliates in connection with the merger agreement and the financing thereof (up to a maximum amount of $4 million), or the "transaction expenses," and/or (3) breakage expenses related to the repayment of escrowed subordinated indebtedness for the transaction (including applicable pre-funded amounts of the "Escrow Breakage Amount" as described above) paid or payable by the Buyer Parent (up to the "Escrow Breakage Cap"), or the "escrow breakage expenses", including as follows:

     - If (a) the IAAI board of directors terminates the merger agreement in order to enter into a definitive agreement with respect to a superior proposal in accordance with IAAI's termination rights described above or
       (b) the Buyer Parent terminates the merger agreement as a result of IAAI's board of directors having amended, withheld or withdrawn its recommendation of the merger or having taken certain other actions (or failed to take certain actions) with respect to acquisition proposals as more fully described in the termination rights described above, then IAAI shall pay to the Buyer Parent (1) the transaction expenses and the escrow breakage expenses upon termination of the merger agreement and (2) if within 12 months of such termination of the merger agreement IAAI consummates an acquisition transaction, the termination fee upon consummation;

     - If the Buyer Parent terminates the merger agreement due to any closing condition becoming impossible to be satisfied as a result of IAAI's material breach of its obligations in the merger agreement that are summarized in the "No Solicitation" section above, then IAAI shall promptly pay to the Buyer Parent (1) a fee of $2 million upon termination of the merger agreement, (2) the transaction expenses and the escrow breakage expenses upon termination of the merger agreement and (2) if within 12 months of such termination of the merger agreement, IAAI consummates an acquisition transaction, an additional fee in the amount of $10 million;

     - If the Buyer Parent terminates the merger agreement due to any closing condition (other than with respect to obtaining shareholder approval) becoming impossible to be satisfied and any time following the execution of the merger agreement and prior to such termination an acquisition proposal was publicly announced, disclosed or otherwise communicated to IAAI's board of directors, then IAAI shall promptly pay to the Buyer Parent (1) the transaction expenses and escrow breakage expenses upon termination of the merger agreement and (2) if within 12 months of such termination of the merger agreement IAAI consummates an acquisition transaction, the termination fee upon consummation; and

     - If the Buyer Parent or IAAI terminates the merger agreement as a result of the failure to obtain shareholder approval of merger at a duly held meeting of the shareholders of IAAI, then IAAI shall promptly pay to the Buyer Parent the transaction expenses and the escrow breakage expenses upon termination of the merger agreement.

     Furthermore, if (a) the Buyer Parent terminates the merger agreement due to the impossibility of the condition that IAAI's covenants be performed or its representations and warranties be true and correct or that no change or development has occurred that would reasonably be expected to have material adverse effect on IAAI or (b) either the Buyer Parent or IAAI terminates the merger agreement on August 22, 2005, or the "outside date," and IAAI failed to perform its covenants or satisfy its representations and warranties prior to such time or a change or development has occurred that would reasonably be expected to have material adverse effect on IAAI, then IAAI shall be required to reimburse the Buyer Parent for the escrow breakage expenses, upon termination of the merger agreement.

     If (a) IAAI terminates the merger agreement due to the impossibility of the condition that the Buyer's and the Buyer Parent's covenants be performed or their representations and warranties be true and correct or (b) either IAAI or the Buyer Parent terminates the merger agreement at the outside date and the Buyer Parent is in material breach of the merger agreement at such time, then the Buyer Parent shall reimburse IAAI for IAAI's out-of-pocket expenses incurred in connection with the merger, up to a maximum amount of $2,000,000, and the breakage expenses related to the repayment of escrowed subordinated indebtedness for the transaction (including applicable pre-funded amounts of the "Escrow Breakage Amount") paid or payable by IAAI, upon termination of the merger agreement.

     The merger agreement provides that no fee shall be payable to the Buyer Parent or the Buyer pursuant to the first two items described under the heading "Termination Fee, Out of Pocket Expenses and Escrow Fees Payable to the Buyer Parent" described above, if at the time of termination of the merger agreement, any lender that was committed to provide debt financing has refused or stated its intention to refuse to provide the debt financing described under the senior secured credit facilities commitment or, unless the escrow closing with respect to the senior subordinated unsecured notes has occurred, the senior subordinated unsecured notes commitment, provided, that in each case, the foregoing limitations will not apply if commitment letters with respect to alternative debt financing has been obtained prior to such termination of the merger agreement.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     IAAI is working to complete the Merger as soon as possible. IAAI anticipates completing the Merger immediately following the special meeting or any adjournment or postponement thereof, subject to receipt of shareholder approval and adoption and satisfaction or waiver of the conditions set forth in the merger agreement, but in any event no later than the later to occur of May 2, 2005 or three business days after all of the closing conditions have been satisfied or waived. The effective time will be upon acceptance of the filing of articles of merger with the Secretary of State of the State of Illinois in accordance with Illinois Law.

AMENDMENTS AND WAIVERS

     Prior to obtaining shareholder approval for the merger and the merger agreement, the merger agreement may be amended by the parties at any time, by written agreement duly executed and delivered by duly authorized officers of the respective parties; provided, however, after obtaining shareholder approval no amendments may be made which by law requires further approval by the IAAI shareholders without first obtaining such further approval.

ARTICLES OF INCORPORATION AND BY-LAWS

     The articles of incorporation and by-laws of the Buyer, each as in effect immediately prior to the effective time of the merger, will be the articles of incorporation and by-laws of IAAI, as the surviving corporation.

BOARD OF DIRECTOR AND OFFICERS

     The board of directors and officers of the Buyer immediately prior to the effective time shall be the initial board of directors of IAAI, as the surviving corporation, and the officers of IAAI immediately prior to the effective time shall be the initial officers of IAAI, as the surviving corporation, in each case until their respective successors are duly elected or appointed and qualified.

                              THE VOTING AGREEMENT

     The following is a summary of the material terms of the voting agreement, which is attached as Appendix D to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties to the voting agreement are governed by the express terms and conditions of the voting agreement and not this summary or any other information contained in this proxy statement.

     On February 22, 2005, ValueAct Capital Partners, L.P., a Delaware limited partnership ("ValueAct CP"), ValueAct Capital Partners II, L.P., a Delaware limited partnership ("ValueAct CP II"), ValueAct Capital Master Fund, L.P., a British Virgin Islands limited partnership ("ValueAct Master") and ValueAct Capital Partners Co-Investors, L.P., a Delaware limited partnership ("ValueAct Co-Investors", and together with ValueAct CP, ValueAct CP II and ValueAct Master, collectively, the "ValueAct Parties") entered into a voting agreement with the Buyer Parent (the "Voting Agreement") under which each ValueAct Party has agreed to vote (or cause to be voted) all of their respective shares of IAAI common stock (representing approximately 28.6% of the outstanding shares of IAAI common stock entitled to vote at the meeting) at any annual, special or other meeting of IAAI shareholders:

     - in favor of the approval of the merger agreement, the merger and the other transactions contemplated thereby and any actions required in furtherance thereof;

     - against any action or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of IAAI under the voting agreement, the merger agreement or any other agreement contemplated by the voting agreement or the merger agreement;

     - against any "acquisition proposal" and against any other proposal for action or agreement that is intended, or would reasonably be expected, to impede, interfere with, delay, frustrate, postpone or adversely affect the consummation of the transactions contemplated by the merger agreement;

     - against any change in the composition of IAAI's board of directors, other than as contemplated by the merger agreement; and

     - against any amendment to the articles of incorporation or by-laws of IAAI, other than as contemplated by the merger agreement.

     Under the voting agreement, the ValueAct Parties have agreed to irrevocably grant to, and appoint, the Buyer Parent and any of the Buyer Parent's designees and each of the Buyer Parent's officers, as a ValueAct Party attorney, agent and proxy, with full power of substitution, to vote and otherwise act with respect to all of the shares of IAAI common stock beneficially owned by such ValueAct Party, on the matters and in the manner described above. The voting agreement will terminate on the earliest to occur of (1) the termination of the merger agreement in accordance with its terms, (2) a mutual written agreement of the Buyer Parent and the respective ValueAct Party, or (3) the consummation of the transactions contemplated by the merger agreement. A copy of the voting agreement is attached as Appendix D to this proxy statement.

     Under the Voting Agreement, each ValueAct Party agreed not to sell, transfer, pledge, assign or otherwise dispose of any shares of IAAI common stock (or enter into a contract with respect to the foregoing), grant any proxies or enter into any voting agreement with respect to such shares, deposit its shares in any voting trust or knowingly take any action that would interfere with the performance of its obligations under the Voting Agreement. Each ValueAct Party has also agreed not to solicit, initiate, facilitate or encourage the making of any acquisition proposals with respect to IAAI or engage in any negotiations or discussions concerning any acquisition proposal.

          RECENT MARKET PRICES OF, AND DIVIDENDS ON, IAAI COMMON STOCK

     Insurance Auto Auctions, Inc.'s shares are traded on the NASDAQ National Market under the trading symbol "IAAI.". The following table sets forth the closing high and low prices for the common stock as reported on the NASDAQ National Market for the indicated periods.

                                                               HIGH     LOW
                                                              ------   ------
FISCAL YEAR ENDING DECEMBER 25, 2005
First Quarter...............................................  $        $
FISCAL YEAR ENDED DECEMBER 26, 2004
First Quarter...............................................  $15.37   $13.05
Second Quarter..............................................   16.56    13.64
Third Quarter...............................................   17.79    15.18
Fourth Quarter..............................................   22.78    17.00
FISCAL YEAR ENDED DECEMBER 28, 2003
First Quarter...............................................  $17.05   $ 8.64
Second Quarter..............................................   14.85    10.94
Third Quarter...............................................   14.80    10.70
Fourth Quarter..............................................   14.85    10.95

     The closing price per share on NASDAQ of IAAI common stock on February 22, 2005, which was the last full trading day immediately preceding the public
announcement of the proposed merger, was $22.41. On           , 2005, which is
the latest practicable date prior to the date of this proxy statement, the
closing price for IAAI common stock on NASDAQ was $     .

     As of March 1, 2005, there were 11,853,123 shares of IAAI common stock outstanding held by approximately 594 holders of record, with approximately 1,537 underlying beneficial owners.

     IAAI has never paid cash dividends on its common stock and intends to retain all earnings, if any, for use in its business.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to IAAI regarding the ownership of common stock as of March 1, 2005 (except as otherwise indicated) with respect to the beneficial ownership of shares of IAAI common stock by (1) each director of IAAI, (2) each of the Chief Executive Officer and the other four most highly compensated executive officers of IAAI for fiscal 2004 (the "Named Executive Officers"), (3) all directors and executive officers of IAAI as a group, and (4) each person, who, to the best of IAAI's knowledge, beneficially owns more than 5% of the IAAI common stock.

                                                               NUMBER OF     PERCENT OF TOTAL
NAME AND ADDRESS                                                SHARES     SHARES OUTSTANDING(1)
----------------                                               ---------   ---------------------
VA Partners, L.L.C.(2)(3)...................................   3,470,400           29.3%
  435 Pacific Avenue, Fourth Floor
  San Francisco, CA 94133
Dimensional Fund Advisors(4)................................     970,559            8.2%
  1299 Ocean Ave., 11th Fl.
  Santa Monica, CA 90401
Gabelli Asset Management(5).................................     830,060            7.0%
  One Corporate Center
  Rye, New York 10580-1435
Peter H. Kamin(2)(3)........................................   3,528,857           29.8%
Todd F. Bourell(3)..........................................      15,000              *
Thomas C. O'Brien(6)........................................     467,442            3.9%
Scott P. Pettit(6)..........................................     188,483            1.6%
David R. Montgomery(6)......................................     185,041            1.6%
Donald J. Hermanek(6).......................................     148,243            1.3%
Maurice A. Cocca(6).........................................      72,000              *
John W. Kett(6).............................................      61,836              *
John R. Nordin(6)...........................................      52,149              *
John K. Wilcox(6)...........................................      35,000              *
Sidney L. Kerley(6).........................................      32,927              *
Philip B. Livingston(6).....................................      20,700              *
All officers (including Named Officers) and Directors as a     4,807,678           40.6%
  group (12 persons)(7).....................................

---------------

 *  Less than one percent of the outstanding shares of IAAI common stock.

(1) Percentage of beneficial ownership is calculated assuming 11,853,123 shares of IAAI common stock were outstanding on March 1, 2005. This percentage includes any shares of IAAI common stock of which such individual or entity
    had the right to acquire beneficial ownership on           , 2005,
    including, but not limited to, the exercise of an option; however, such shares of IAAI common stock shall not be deemed outstanding for the purpose of computing the percentage beneficially owned by any other individual or entity.

(2) This information is based on the Amended Schedule 13D filed with the SEC jointly by ValueAct Capital Partners, L.P. ("ValueAct Partners"), ValueAct Capital Partners II, L.P. ("ValueAct Partners II"), ValueAct Capital International, Ltd. ("ValueAct International"), ValueAct Capital Master Fund, L.P. ("ValueAct Master Fund"), ValueAct Capital Partners Co-Investors, L.P. ("ValueAct Co-Investors"), VA Partners, L.L.C. ("VA Partners"), Jeffrey
    W. Ubben, George F. Hamel, Jr. and Peter H. Kamin on March 15, 2005. Messrs. Ubben, Hamel and Kamin are each managing members, principal owners and controlling persons of VA Partners and directors and principal executive officers of ValueAct International. Shares beneficially owned by each of ValueAct Partners, ValueAct Partners II, ValueAct Master Fund and ValueAct Co-Investors, are reported as beneficially owned by VA Partners, as investment manager or general partner of each of such investment partnerships, and by the managing members as controlling persons of the general partner. VA Partners and the managing members also, directly or indirectly, may own interests in one or both of such partnerships from time to time. By reason of such relationships, each of the partnerships is reported as having shared power to vote or to direct the vote, and shared power to dispose or direct the disposition of, such shares of common stock with VA Partners and the managing members. ValueAct Partners is the beneficial owner of 1,550,310 shares of IAAI common stock, representing approximately 13.1% of IAAI's outstanding common stock. ValueAct Partners II is the beneficial owner of 219,692 shares of IAAI common stock, representing 1.9% of IAAI's outstanding common stock. ValueAct International is the beneficial owner of 0 shares of IAAI common stock. ValueAct Master Fund is the beneficial owner of 3,427,261 shares of IAAI common stock, representing 28.9% of IAAI's outstanding common stock. ValueAct Co-Investors is the beneficial owner of 43,139 shares of IAAI common stock, representing 0.4% of IAAI's outstanding common stock. VA Partners and each of the Managing Members may be deemed the beneficial owner of an aggregate of 3,470,400 shares of IAAI common stock, representing approximately 29.3% of IAAI's outstanding common stock. In addition to the 3,470,400 shares of IAAI common stock which Mr. Kamin may be deemed to beneficially own by reason of his being a Managing Member, Mr. Kamin also personally owns 58,457 shares of IAAI common stock (or, when combined with the 3,470,400 shares of IAAI common stock he may be deemed to beneficially own by reason of his being a Managing Member, 29.8% of IAAI's common stock).

(3) This amount includes options to purchase 83,000 shares of common stock that
    are exercisable on                     , 2005, consisting of (a) 49,000
    options granted to Mr. Kamin, (b) 19,000 options granted to Mr. Ubben, and
    (c) 15,000 options granted to Mr. Bourell. Under an agreement with ValueAct Capital Master Fund, L.P., Mr. Kamin, Mr. Ubben and Mr. Bourell are deemed to hold the options for the benefit of ValueAct Capital Partners, L.P., ValueAct Capital Partners II, L.P., ValueAct Capital Master Fund, L.P. and ValueAct Capital Partners Co-Investors, L.P., and indirectly for VA Partners, LLC as general partner of ValueAct Capital Partners, L.P., ValueAct Capital Partners II, L.P., ValueAct Capital Master Fund, L.P. and ValueAct Capital Partners Co-Investors, L.P.

(4) This information is based on a Schedule 13G filed by the Dimensional Fund Advisors, Inc. ("Dimensional") with the SEC on February 9, 2005 and reflects shares of IAAI common stock held as of December 31, 2004. According to such
    Schedule 13G, Dimensional has sole voting and dispositive power with respect to all the shares.

(5) This information is based on a Schedule 13D filed with the SEC on March 14, 2004 by Mario J. Gabelli ("Mario Gabelli") and various entities which he directly or indirectly controls or for which he acts as chief investment officer, including Gabelli Funds, LLC ("Gabelli Funds"), GAMCO Investors, Inc. ("GAMCO"), Gabelli Securities, Inc. ("GSI"), MJG Associates, Inc. ("MJG Associates"), Gabelli Group Capital Partners Inc., and Gabelli Asset Management Inc. Gabelli Funds is the beneficial owner of 167,120 shares of IAAI common stock, representing approximately 1.4% of IAAI's outstanding common stock. GAMCO is the beneficial owner of 493,786 shares of IAAI common stock, representing approximately 4.2% of IAAI's outstanding common stock. GSI is the beneficial owner of 161,654 shares of IAAI common stock, representing approximately 1.4% of IAAI's outstanding common stock. MJG Associates is the beneficial owner of 7,500 shares of IAAI common stock, representing approximately .1% of IAAI's outstanding common stock.

(6) Includes that portion of options to purchase shares of IAAI common stock granted under the Insurance Auto Auctions, Inc. 1991 Stock Option Plan and Insurance Auto Auctions, Inc. 2003 Stock Incentive Plan that are exercisable
    on                     , 2005: Mr. O'Brien--420,000 shares; Mr. Pettit--
    160,000 shares; Mr. Montgomery--160,000 shares; Mr. Hermanek--125,000 shares; Mr. Kett--45,000 shares; Mr. Cocca--32,000 shares; Mr. Kerley--30,000 shares; Mr. Nordin--30,000 shares; Mr. Wilcox--20,000 shares and Mr. Livingston--15,000 shares.

(7) Includes options to purchase shares of IAAI common stock granted under the Insurance Auto Auctions, Inc. 1991 Stock Option Plan and Insurance Auto Auctions, Inc. 2003 Stock Incentive Plan that are exercisable on February 22, 2005.

                                 OTHER MATTERS

     You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this
proxy statement. This proxy statement is dated           , 2005. The information
contained in this proxy statement is accurate as of the date of the proxy statement. If any statements set forth in this proxy statement become materially inaccurate before the date of the special meeting, IAAI will update these proxy materials through filings of additional definitive materials with the SEC, which will be sent to shareholders or otherwise made available to them as set forth below in the section entitled "Where You Can Find More Information."

     IAAI's 2005 Annual Meeting of Shareholders will be held only if the Merger is not completed. As set forth in the proxy statement for the IAAI 2004 Annual Meeting of Shareholders filed April 23, 2004, proposals for inclusion in IAAI's
proxy statement for the 2005 Annual Meeting of Shareholders on           , 2005
(if held), must have been forwarded to Insurance Auto Auctions, Inc., at 2 Westbrook Corporate Center, Suite 500, Westchester, Illinois 60154, Attention:
Secretary, so that they were received no later than           , 2005. In
addition, proxies solicited by management may confer discretionary authority to vote on matters which are not included in the proxy statement but which are raised at the annual meeting by shareholders, unless IAAI received written
notice of the matter by           , 2005, at the above address. If the proposal
was submitted before that deadline, IAAI's management will retain their discretion to vote proxies received as long as IAAI includes in its proxy statement for the annual meeting information on the nature of the proposal and how such management intends to exercise their voting discretion, and the proponent of the matter does not issue a proxy statement. In the event that IAAI does hold its 2005 Annual Meeting of Shareholders and such meeting is held more
than 60 days after           , 2005, in IAAI's public announcement setting the
new meeting date, IAAI will indicate new dates by which shareholder proposals must be received as set forth in its by-laws.

     IAAI's board of directors does not intend to bring before the special meeting of shareholders any matters other than those set forth in this proxy statement, and has no present knowledge that any other matters will or may be brought before the special meeting of shareholders by others. If, however, any other matters properly come before the special meeting of shareholders, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

                      WHERE YOU CAN FIND MORE INFORMATION

     IAAI files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location of the SEC:

                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. IAAI's public filings are also available to the public from document retrieval services, and IAAI's public filings are also available to the public at the Internet website maintained by the SEC at http://www.sec.gov.

     The Securities and Exchange Commission allows IAAI to "incorporate by reference" information into this proxy statement, which means that we can disclose important information by referring you to another document filed separately with the Securities and Exchange Commission. The following documents are incorporated by reference into this proxy statement and are deemed to be a part of this proxy statement, except for any information superseded by information contained directly in this proxy statement:

IAAI SEC FILINGS                                   PERIOD OR DATE COVERED
----------------                                   ----------------------
Annual Report on Form 10-K                         Year ended December 26, 2004
Current Report on Form 8-K                         March 15, 2005
Proxy Statement on Schedule 14A                    April 23, 2004

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the special meeting shall be deemed to be incorporated by reference into this proxy statement.

     You may obtain the above-mentioned documents, without charge, by requesting them in writing or by telephone from the appropriate part at the following address:

                         Insurance Auto Auctions, Inc.
                    2 Westbrook Corporate Center, Suite 500
                          Westchester, Illinois 60154
                              Attention: Secretary
                           Telephone: (708) 492-7000

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Thomas C. O'Brien
                                          --------------------------------------
                                          Thomas C. O'Brien
                                          President and Chief Executive Officer,
                                          Director

          , 2005

                               -------------------

                         (INSURANCE AUTO AUCTIONS LOGO)

                               -------------------


                          2 Westbrook Center, Suite 500
                           WESTCHESTER, ILLINOIS 60154


                  PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON _____________ __, 2005

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Thomas C. O'Brien and Peter H. Kamin, or any of them, each with full power of substitution and revocation, to vote, in the manner specified below, all of the shares of common stock of Insurance Auto Auctions, Inc., held by the undersigned, with all powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders to be held on _________, __, 2005 or any adjournment or postponement thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER AND FOR ANY ADJOURNMENT THEREOF.

1. To vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 22, 2005, by and among IAAI, Axle Holdings, Inc. and Axle Merger Sub, Inc., a wholly-owned subsidiary of Axle Holdings, and the transactions contemplated by the merger agreement, including the related merger, pursuant to which, among other things, (a) Axle Merger Sub will merge with and into IAAI, with IAAI being the surviving corporation, and (b) each outstanding share of IAAI common stock (other than shares held by IAAI or its subsidiaries or shares held by any shareholders who properly exercise their dissenters' rights under Illinois law) will be automatically canceled and converted into the right to receive $28.25 in cash, without interest. The Buyer Parent and the Buyer are affiliates of Kelso & Company, L.P., a New York based private investment firm that specializes in acquisition transactions.

                         [ ] FOR [ ] AGAINST [ ] ABSTAIN

2. To vote to adjourn the Special Meeting to solicit additional proxies in the event that the number of proxies sufficient to approve and adopt the Merger Agreement has not been received by the date of the Special Meeting.

                         [ ] FOR [ ] AGAINST [ ] ABSTAIN

3. In your discretion, you are authorized to vote upon such other business as may properly come before the meeting.

                                                                 --------------
                  (continued and to be signed on reverse side)      SEE REVERSE
                                                                       SIDE
                                                                 --------------

   This Proxy is revocable and it will not be voted if the undersigned is present and voting in person. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH IN ITEMS 1 AND 2, AND WITH REGARD TO OTHER MATTERS THAT MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF, IN THE DISCRETION OF THE PROXY HOLDERS AS DESCRIBED IN THE PROXY STATEMENT.

                                    Date               , 2005
                                         ----------- --

                                    --------------------------------
                                    Signature

                                    --------------------------------
                                    Signature (if held jointly)

                                    --------------------------------
                                    Title (if held by an entity)

   (Please sign exactly as your name(s) appear. All joint owners should sign; executors, trustees, custodians, etc. should indicate the capacity in which they are signing.)


         PLEASE RETURN THE PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. YOU MAY ALSO SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET.

                                   APPENDIX A

                                                                  EXECUTION COPY

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          INSURANCE AUTO AUCTIONS, INC.

                               AXLE HOLDINGS, INC.

                                       AND

                              AXLE MERGER SUB, INC.

                          DATED AS OF FEBRUARY 22, 2005

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                    ARTICLE I

                                   THE MERGER

1.1   The Merger.........................................................     2
1.2   Closing; Effective Time: Filing of Articles of Merger..............     2
1.3   Effect of the Merger...............................................     2
1.4   Additional Actions.................................................     2

                                ARTICLE II

                         THE SURVIVING CORPORATION

2.1   Name of Surviving Corporation......................................     3
2.2   Articles of Incorporation..........................................     3
2.3   By-Laws............................................................     3
2.4   Directors and Officers.............................................     3

                                ARTICLE III

                CONVERSION AND CANCELLATION OF SECURITIES;
                           MERGER CONSIDERATION

3.1   Conversion of Axle Common Stock....................................     3
3.2   Payment for the Axle Common Stock..................................     4
3.3   Stock Transfer Books...............................................     5
3.4   Dissenting Shares..................................................     5
3.5   Disposition of Axle Options and ESPP Purchase Rights...............     5
3.6   Escheatment of Funds...............................................     6

                                ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES
                                  OF AXLE

4.1   Organization and Qualification.....................................     7
4.2   Authorization; Enforceability......................................     7
4.3   Required Vote of Axle Shareholders.................................     7
4.4   State Takeover Statutes............................................     8
4.5   Organizational Documents...........................................     8
4.6   Capitalization; Subsidiaries.......................................     8
4.7   Options............................................................     9

4.8    SEC Filings; Financial Statements.................................     9
4.9    Proxy Statement...................................................    11
4.10   Taxes.............................................................    11
4.11   Material Contracts................................................    12
4.12   Real Property.....................................................    13
4.13   Litigation........................................................    14
4.14   Compliance with Applicable Laws...................................    14
4.15   No Violation......................................................    15
4.16   Intellectual Property.............................................    15
4.17   Absence of Certain Changes........................................    16
4.18   Insurance Policies................................................    16
4.19   Licenses and Permits..............................................    16
4.20   Employee Benefit Plans............................................    17
4.21   Environmental, Health and Safety Matters..........................    18
4.22   Labor Matters.....................................................    19
4.23   Opinion of Financial Advisor......................................    19
4.24   Brokers...........................................................    19

                                  ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE BUYER
                            AND THE BUYER PARENT

5.1    Organization and Standing.........................................    19
5.2    Authorization; Enforceability.....................................    19
5.3    No Violation......................................................    20
5.4    Financing.........................................................    20
5.5    Litigation........................................................    20
5.6    Governmental Approvals and Filings................................    21
5.7    Brokers...........................................................    21

                                 ARTICLE VI

                              COVENANTS OF AXLE

6.1    Conduct of Business...............................................    21
6.2    Proxy Statement...................................................    23
6.3    Axle Shareholders' Meeting........................................    24
6.4    Filings; Consents; Etc............................................    24
6.5    No Solicitation...................................................    24
6.6    Schedules Update; Certain Notices.................................    25
6.7    Financial Statements..............................................    26
6.8    Regulatory Filings................................................    26
6.9    Certain Real Estate Matters.......................................    27
6.10   Financing Cooperation.............................................    27
6.11   Access to Information.............................................    27

                                   ARTICLE VII

                   COVENANTS OF THE BUYER AND THE BUYER PARENT

7.1     Filings; Consents; Etc...........................................    28
7.2     Director and Officer Liability and Indemnification...............    28
7.3     Regulatory Filing................................................    29
7.4     Financing........................................................    29

                                 ARTICLE VIII

                      CONDITIONS PRECEDENT TO THE CLOSING

8.1     Conditions Precedent to Each Party's Obligations.................    31
8.2     Conditions Precedent to Obligations of the Buyer
           and the Buyer Parent..........................................    31
8.3     Conditions Precedent to Obligations of Axle......................    32

                                  ARTICLE IX

                                    CLOSING

9.1     Deliveries by Axle...............................................    33
9.2     Deliveries by the Buyer and the Buyer Parent.....................    33

                                   ARTICLE X

                                  TERMINATION

10.1    Termination......................................................    34
10.2    Effect of Termination............................................    35
10.3    Termination Payments.............................................    35

                                  ARTICLE XI

                                 MISCELLANEOUS

11.1    Notices, Consents, etc...........................................    37
11.2    Severability.....................................................    38
11.3    Assignment; Successors...........................................    38
11.4    Counterparts; Facsimile Signatures...............................    39
11.5    Expenses; Transfer Taxes.........................................    39
11.6    Governing Law....................................................    39
11.7    Table of Contents and Headings...................................    39
11.8    Definitions......................................................    39
11.9    Entire Agreement.................................................    45
11.10   No Survival of Representations, Warranties,
           Covenants and Agreements......................................    45
11.11   Third Parties....................................................    45
11.12   Disclosure Generally.............................................    46

11.13   Acknowledgment by the Buyer and the Buyer Parent.................    46
11.14   Interpretive Matters.............................................    46
11.15   Amendments, Modification and Waiver..............................    47
11.16   Submission to Jurisdiction.......................................    47
11.17   Waiver of Jury Trial.............................................    47
11.18   Specific Performance.............................................    47
11.19   Public Announcements.............................................    47

                            GLOSSARY OF DEFINED TERMS

                                                                            PAGE
                                                                            ----
1991 Plan ...............................................................     5
2003 Plan ...............................................................     5
Acquired Companies ......................................................    39
Acquired Companies' Knowledge ...........................................    39
Acquisition Proposal ....................................................    40
Acquisition Transaction .................................................    40
Actions .................................................................    14
Affiliate ...............................................................    40
Aggregate ESPP Redemption Amount ........................................    40
Aggregate Merger Consideration ..........................................    40
Agreement ...............................................................     1
Announcement Date .......................................................    40
Articles of Merger ......................................................     2
Axle ....................................................................     1
Axle Board ..............................................................     1
Axle Common Stock .......................................................    40
Axle Indemnified Parties ................................................    28
Axle Option .............................................................     5
Axle Preferred Stock ....................................................    40
Axle SEC Documents ......................................................     9
Axle Shareholder Approval ...............................................     8
Axle Shareholders .......................................................    40
Axle Shareholders' Meeting ..............................................    11
Axle Subsidiaries .......................................................    40
Business ................................................................    41
Business Day ............................................................    41
Buyer ...................................................................     1
Buyer Parent ............................................................     1
Buyer Parent Common Stock ...............................................     6
Buyer's Representatives .................................................    27
Certificates ............................................................     4
Change in Recommendation ................................................    25
Closing .................................................................     2
Closing Date ............................................................     2
Code ....................................................................    41
Company Licensed Intellectual Property ..................................    15
Company Owned Intellectual Property .....................................    15
Confidentiality Agreement ...............................................    41
Consent .................................................................    41
Contract ................................................................    41
Disclosure Schedule .....................................................     7

Dissenting Shares .......................................................     5
Draft Financial Statements ..............................................    11
Effective Time ..........................................................     2
Employee Plan ...........................................................    41
Environmental Claim .....................................................    41
Environmental Health and Safety Requirements ............................    41
Equity Commitment Letter ................................................    20
ERISA ...................................................................    42
Escrow Breakage Amount ..................................................    30
Escrow Breakage Cap .....................................................    42
Escrow Closing ..........................................................    30
EscrowCo ................................................................    30
EscrowCo Debt ...........................................................    30
ESPP ....................................................................     6
ESPP Notice .............................................................     6
ESPP Purchase Period ....................................................    42
ESPP Purchase Price .....................................................    42
ESPP Purchase Right .....................................................    42
ESPP Redemption Amount ..................................................    42
Exchange Act ............................................................    42
Expiration Date .........................................................    42
Financing ...............................................................    20
Financing Letters .......................................................    20
First Person ............................................................    44
FTC .....................................................................    26
GAAP ....................................................................    42
Governmental Authority ..................................................    42
Governmental Order ......................................................    42
HSR Act .................................................................    42
Illinois Law ............................................................    42
Indebtedness Commitment Letters .........................................    20
Insurance Policies ......................................................    16
Intellectual Property ...................................................    43
Last ESPP Issuance Date .................................................     9
Law .....................................................................    43
Lease ...................................................................    14
Leased Property .........................................................    14
Lenders .................................................................    20
Letter of Transmittal ...................................................     4
Liability ...............................................................    43
Licenses and Permits ....................................................    43
Lien ....................................................................    43
Material Adverse Effect .................................................    43
Material Contracts ......................................................    12
Material of Environmental Concern .......................................    43
Merger ..................................................................     1

Merger Consideration ....................................................     3
Option Amount ...........................................................    44
Option Consent ..........................................................     6
Option Notice ...........................................................     5
Option Payment Amount ...................................................    44
Option Price ............................................................    44
Organizational Documents ................................................    44
Outside Date ............................................................    34
Owned Property ..........................................................    13
Parties .................................................................     1
Party ...................................................................     1
Paying Agent ............................................................     4
PBGC ....................................................................    18
Permitted Liens .........................................................    44
Person ..................................................................    44
Plan Affiliate ..........................................................    44
Proxy Statement .........................................................    11
Real Property ...........................................................    14
Reasonable Efforts ......................................................    44
Required Cash Amount ....................................................    20
SEC .....................................................................    44
Securities Act ..........................................................    44
Senior Debt Letter ......................................................    20
Stock Option Plan .......................................................     5
Subordinated Debt Letter ................................................    20
Substitute Debt Financing ...............................................    29
Superior Proposal .......................................................    44
Supplemental Plan .......................................................     5
Surviving Corporation ...................................................     2
Tax Return ..............................................................    45
Taxes ...................................................................    45
Threatened ..............................................................    45
Title IV Plan ...........................................................    17
Transaction Expenses ....................................................    45
Updated Financial Statements ............................................    26
Voting Agreement ........................................................     1
Voting Group ............................................................     1

                                    EXHIBITS

EXHIBITS:

Exhibit 1.2   -   Articles of Merger

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of February 22, 2005, by and among Axle Holdings, Inc., a Delaware corporation (the "Buyer Parent"), Axle Merger Sub, Inc., an Illinois corporation and wholly owned subsidiary of the Buyer Parent (the "Buyer") and Insurance Auto Auctions, Inc., an Illinois corporation ("Axle"). Each of the parties named above may be referred to as a "Party" and collectively as the "Parties." Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in Section 11.8.

                                    RECITALS

     A. The Parties hereto desire to enter into this Agreement and, subject to the conditions hereof and in accordance with the provisions of Illinois Law, consummate the transactions contemplated hereby pursuant to which the Buyer Parent will acquire all of the capital stock of Axle through a merger of the Buyer with and into Axle (the "Merger"), following which Axle shall continue as the surviving corporation.

     B. The Board of Directors of Axle (the "Axle Board") has approved and adopted the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and has determined to submit the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby to the Axle Shareholders for their approval and adoption by the consents required under Illinois Law and Axle's Articles of Incorporation.

     C. The Axle Board has determined that the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are fair to and in the best interests of, and are advisable to, Axle and the Axle Shareholders, and the Axle Board recommends that the Axle Shareholders vote to approve and adopt the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     D. Axle, on the one hand, and the Buyer and the Buyer Parent, on the other hand, desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

     E. Concurrently with the execution of this Agreement, ValueAct Capital Partners, L.P. and certain of its affiliated entities (collectively, the "Voting Group") are entering into a Voting Agreement (the "Voting Agreement") with the Buyer Parent providing, among other things, that, subject to the terms and conditions thereof, each of the members of the Voting Group will vote its shares of Axle Common Stock (as hereinafter defined) in favor of the Merger and the approval and adoption of this Agreement.

                                    AGREEMENT

     In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the satisfaction of the conditions set forth in this Agreement and in accordance with Illinois Law, at the Effective Time (as defined below), the Buyer shall be merged with and into Axle and as a result of the Merger, the separate corporate existence of the Buyer shall cease and Axle shall continue as the surviving corporation (in such capacity, the "Surviving Corporation") of the Merger.

     1.2 Closing; Effective Time: Filing of Articles of Merger. Subject to the fulfillment or waiver of each of the conditions contained in Article VIII, as soon as it is reasonably practicable on or after the later of May 2, 2005 or three (3) Business Days following the satisfaction or waiver of all of the conditions contained in Article VIII, other than those conditions which by their terms are to be satisfied or waived at Closing (but subject to the satisfaction or waiver of such conditions), a closing (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York (or such other place as the Parties may agree). The "Closing Date" shall be the date on which the Closing shall actually occur. Subject to the terms of this Agreement, the Parties shall, on the Closing Date, cause the Merger to be consummated by filing a properly executed articles of merger, in the form attached hereto as Exhibit 1.2, or other appropriate documents (the "Articles of Merger"), with the Secretary of State of the State of Illinois in accordance with the provisions of Illinois Law. When used herein, the term "Effective Time" shall mean the date and time when the Articles of Merger have been accepted for filing by the Secretary of the State of Illinois or on such date and time as otherwise specified in the Articles of Merger.

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the Articles of Merger and as provided by the applicable provisions of Illinois Law. Without limiting the generality of the foregoing, and subject thereto, upon and following consummation of the Merger, all of the property, rights, privileges, powers and franchises of Axle and the Buyer shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of Axle and the Buyer shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

     1.4 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances in Law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either of Axle or the Buyer acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each of Axle or the Buyer and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in Law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of either of Axle or the Buyer to take any and all such action.

                                   ARTICLE II

                            THE SURVIVING CORPORATION

     2.1 Name of Surviving Corporation. The name of the Surviving Corporation shall be Axle, Inc.

     2.2 Articles of Incorporation. The Articles of Merger shall include such amendments, schedules or supplements as may be required under Illinois Law to provide that the Articles of Incorporation of the Surviving Corporation from and after the Effective Time shall be, or be the same as, the Articles of Incorporation of the Buyer as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law.

     2.3 By-Laws. The By-Laws of the Buyer as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation from and after the Effective Time, until thereafter changed or amended as provided therein or by applicable Law.

     2.4 Directors and Officers. The board of directors of the Buyer immediately prior to the Effective Time shall be the initial board of directors of the Surviving Corporation, and the officers of Axle immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the board of directors of the Surviving Corporation or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by Law.

                                  ARTICLE III

                   CONVERSION AND CANCELLATION OF SECURITIES;
                              MERGER CONSIDERATION

     3.1 Conversion of Axle Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties:

          (a) Each share of Axle Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and converted into the right to receive an amount of cash equal to $28.25 per Share (the "Merger Consideration").

          (b) Each issued and outstanding share of Axle Common Stock that is held in Axle's treasury or in the treasury of any subsidiary of Axle immediately prior to the Effective Time, if any, shall be cancelled and extinguished without the payment of any consideration therefor.

          (c) Each share of capital stock of the Buyer issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01, of the Surviving Corporation.

     3.2 Payment for the Axle Common Stock.

          (a) The Buyer, with the consent of Axle (which consent shall not be unreasonably withheld), shall select an entity to act as paying agent (the "Paying Agent") in effecting the payment of the Aggregate Merger Consideration in respect of (i) stock certificates (the "Certificates") that, prior to the Effective Time, represented Axle Common Stock and exercised Axle Options, and
(ii) ESPP Purchase Rights remaining in effect as of the Effective Time, entitled to payment of the Aggregate Merger Consideration. At the Effective Time, the Buyer Parent shall deposit, or cause to be deposited, with the Paying Agent the Aggregate Merger Consideration. The expenses of and any indemnification obligations to the Paying Agent shall be the sole responsibility of the Buyer Parent and the Surviving Corporation. On or simultaneously with the Closing Date, Axle, the Buyer, the Buyer Parent and the Paying Agent shall enter into a paying agent agreement, on terms and conditions that are reasonably satisfactory to the parties thereto.

          (b) Within a reasonable period prior to the Effective Time, Axle shall provide to the Paying Agent a form of letter of transmittal in a customary form mutually agreed upon by the Parties (the "Letter of Transmittal") which shall, among other things, specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and instructions for surrendering such Certificates and receiving the Merger Consideration in respect thereof. The Surviving Corporation shall cause the Paying Agent to mail, as soon as reasonably practicable after the Effective Time, the Letter of Transmittal to each Axle Shareholder of record at the Effective Time. Upon the surrender of each such Certificate for cancellation, together with such Letter of Transmittal, duly completed and validly executed, the Paying Agent shall, as promptly as practicable, (x) pay to the holder of such Certificate an aggregate amount equal to (i) the Merger Consideration multiplied by (ii) the number of shares of Axle Common Stock formerly represented by such Certificate, in consideration therefor, and such Certificate representing the Axle Common Stock shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Axle Common Stock held by Axle or held in the treasury of Axle) shall represent solely the right to receive the Merger Consideration multiplied by the number of shares of Axle Common Stock represented thereby. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any Person other than the Person in whose name the Certificate formerly representing Axle Common Stock surrendered thereof is registered, it shall be a condition to such right to receive payment of such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent the transfer or other similar Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable. The Paying Agent shall withhold or deduct for Taxes as required under applicable Law.

          (c) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount, and otherwise in such substance and form, as the Surviving

Corporation may reasonably direct, as indemnity against any claim that may be made against the Surviving Corporation, the Buyer Parent and the Paying Agent with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled pursuant to this Article III.

     3.3 Stock Transfer Books. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Axle Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing shares of Axle Common Stock are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the Merger Consideration.

     3.4 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Axle Common Stock that are outstanding immediately prior to the Effective Time and which are held by Axle Shareholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have properly exercised dissenters' rights or rights of appraisal for such shares of Axle Common Stock in accordance with Illinois Law and who, as of the Effective Time, have not effectively withdrawn or lost such dissenters' rights (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive any portion of the amounts to be paid pursuant to
Section 3.1, but the holders thereof shall only be entitled to such rights as are granted by Illinois Law. All Dissenting Shares held by Axle Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenters' rights shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the later of the Effective Time or the occurrence of such event, the right to receive the Merger Consideration to be paid pursuant to this Article III, without any interest thereon, upon surrender, in the manner provided in Section 3.2, for the Certificates that formerly evidenced such shares. Axle shall not take any action relating to the Dissenting Shares prior to the Effective Time without the consent of the Buyer Parent, which consent shall not be unreasonably withheld or delayed.

     3.5 Disposition of Axle Options and ESPP Purchase Rights.

          (a) Except as set forth below, the Buyer Parent shall not assume any options to purchase shares of Axle Common Stock (except for any ESPP Purchase Right, each an "Axle Option") issued under Axle's 1991 Stock Option Plan, as amended (the "1991 Plan"), Axle's Supplemental Stock Option Plan, as amended (the "Supplemental Plan"), and Axle's 2003 Stock Incentive Plan, as amended (the "2003 Plan," and together with the 1991 Plan and the Supplemental Plan, collectively, the "Stock Option Plan"), or any other options, warrants or other rights to acquire Axle Common Stock and as of the Effective Time all outstanding Axle Options shall terminate, unless validly exercised prior thereto. Except as set forth below, no less than twenty (20) days prior to the Effective Time, Axle shall notify each holder of an Axle Option in writing (the "Option Notice") of the terms of the Merger and that all Axle Options shall be immediately and fully vested and exercisable, and that (i) all outstanding unexercised Axle Options granted under the 1991 Plan and the Supplemental Plan shall terminate as of the Effective Time, unless validly exercised prior thereto, and (ii) all outstanding unexercised Axle Options granted under the 2003 Plan shall be cancelled as of the Effective Time in exchange for a cash payment equal to, with respect to each such Axle Option, the excess of the Merger

Consideration, if any, over the Option Price. The Axle Shareholders who have elected to exercise their Axle Options prior to the Expiration Date shall have the option to either (i) deliver the Option Amount to the Paying Agent pursuant to the terms of the Option Notice, or (ii) receive an amount equal to the Option Payment Amount from the Paying Agent, so long as the Merger Consideration is greater than the Option Price. Notwithstanding the foregoing, upon the Merger, each Axle Option set forth on Schedule 3.5(a) of the Disclosure Schedule shall be converted into an option to acquire common stock, par value $0.01 per share of the Buyer Parent ("Buyer Parent Common Stock") upon substantially the same terms and conditions (including per share exercise price) as were in effect immediately prior to the Merger, provided such option holder executes a Consent to such conversion (the "Option Consent") in a form satisfactory to the Buyer Parent.

          (b) As of the Announcement Date, the Axle Board shall cause Axle's Employee Stock Purchase Plan, as amended and restated as of June 16, 2004 (the "ESPP"), to be amended to provide that no future contributions to the ESPP shall be allowed following such date. At such time, Axle shall cause contributions to the ESPP to be discontinued and shall notify each participant in the ESPP of such discontinuation. To the extent any ESPP Purchase Right exists for any participant in the ESPP as of the Effective Time, then, in lieu of such participant receiving Axle Common Stock pursuant to the exercise of an ESPP Purchase Right, such ESPP Purchase Right shall be purchased from such participant (through a payment from the Paying Agent) in an amount equal to the ESPP Redemption Amount. Within a reasonable period prior to the Effective Time, Axle shall provide to the Paying Agent a form of letter of transmittal in a customary form mutually agreed upon by the Parties (the "ESPP Notice") which shall, among other things, notify each participant who has an ESPP Purchase Right of the terms of the Merger, and of such participant's ESPP Redemption Amount. The Buyer Parent shall cause the Paying Agent to mail on or immediately following the Effective Time the ESPP Notice and the ESPP Redemption Amount to each participant who has an ESPP Purchase Right. As of the Effective Time, the ESPP shall be terminated by the Surviving Corporation. Notwithstanding anything to the contrary in this Section 3.5(b), to the extent this Agreement is terminated and the Merger is not consummated pursuant to the terms set forth herein, Axle, shall have the right, in its sole discretion, to reinstate or terminate the ESPP.

          (c) Axle shall use Reasonable Efforts to obtain all Consents required from any third party or option holder and take, or cause to be done, all things necessary and proper or advisable in compliance with the terms and conditions of the Stock Option Plan and the ESPP (including obtaining the Option Consents referred to in Section 3.5(a) and the Consents of holders of Axle Options under the 2003 Plan to the treatment described in Section 3.5(a)) to consummate and make effective, as soon as practicable, the transactions contemplated by Sections 3.5(a) and 3.5(b) hereof.

     3.6 Escheatment of Funds. None of the Parties nor any other Person shall be liable to any former Axle Shareholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any such amounts remaining unclaimed by any Axle Shareholder immediately prior to such time when such amounts would otherwise escheat to or become the property of any Governmental Authority, shall, to the extent permitted by applicable Laws, become the property of the Buyer Parent, free and clear of all claims or interest of any Person previously entitled thereto.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                     OF AXLE

     Except as set forth in the corresponding numbered sections of Axle's disclosure schedule delivered concurrently with the delivery of this Agreement, after giving effect to Section 11.12 (the "Disclosure Schedule"), Axle hereby represents and warrants to the Buyer and the Buyer Parent with respect to the matters specified in this Article IV as follows:

     4.1 Organization and Qualification. Each of the Acquired Companies is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Each of the Acquired Companies has the requisite entity power and authority to carry on its business as it is now being conducted. Each of the Acquired Companies is duly qualified to conduct business as a foreign entity and is in good standing under the Laws of each jurisdiction where the nature of its business or the ownership or leasing of its property requires such qualification, except for such jurisdictions where the failure to be qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.2 Authorization; Enforceability.

          (a) Axle has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement; provided, that, the Axle Shareholder Approval is required for Axle to consummate the Merger. The execution and delivery of this Agreement and the performance of Axle's obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Axle, and no other corporate proceedings on the part of Axle are necessary to authorize the execution, delivery and performance of this Agreement (subject to, in the case of the Merger, obtaining the Axle Shareholder Approval). This Agreement has been duly executed and delivered by Axle and, assuming the due authorization, execution and delivery in each case by the other Parties hereto, will constitute, upon such execution and delivery, legal, valid and binding obligations of Axle, enforceable against Axle in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

          (b) The Axle Board, at a meeting duly called and held, and not rescinded or modified in any way, has by unanimous vote of all its members (other than any recused members) duly (i) approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable in the best interests of, the holders of Axle Common Stock, and (ii) resolved to recommend that the holders of Axle Common Stock vote for approval and adoption of this Agreement.

     4.3 Required Vote of Axle Shareholders. The affirmative vote of two-thirds (2/3) of the votes of the shares of the Axle Common Stock entitled to vote thereon is the only vote of any class or series of capital stock of Axle required by Illinois Law or Axle's Organizational Documents to adopt this Agreement (the "Axle Shareholder Approval").

     4.4 State Takeover Statutes. The Axle Board has taken all actions necessary so that the restrictions contained in Section 7.85 and Section 11.75 of the Illinois Law applicable to a business combination (as defined in Section 11.75 thereof) will not apply to the execution, delivery or performance of this Agreement or the Voting Agreement, the consummation of the Merger or other transactions contemplated by this Agreement or the Voting Agreement. True, correct and complete copies of all resolutions of the Axle Board reflecting such actions have been provided to the Buyer Parent. No other state takeover statute or similar statue or regulation is applicable to or purports to be applicable to the Merger or any of the transactions contemplated by this Agreement.

     4.5 Organizational Documents. Axle has made available to the Buyer Parent copies of each of the Acquired Companies respective Organizational Documents as currently in effect, and such copies are true and complete as of the date hereof.

     4.6 Capitalization; Subsidiaries.

          (a) The authorized capital stock of Axle consists of 20,000,000 shares of Axle Common Stock and 5,000,000 shares of Axle Preferred Stock. As of the close of business on February 18, 2005, (a) 11,850,796 shares of Axle Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (b) no shares of Axle Preferred Stock were issued or outstanding; (c) 906,514 shares of Axle Common Stock were held in the treasury of Axle; (d) 484,846 shares of Axle Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Axle Common Stock under the 2003 Plan; (e) 1,216,410 shares of Axle Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Axle Common Stock under the 1991 Plan; (f) 7,000 shares of Axle Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Axle Common Stock under the Supplemental Plan; (g) 133,007 shares of Axle Common Stock were available for future grant under the 2003 Plan; (h) no shares of Axle Common Stock were available for future grant under the 1991 Plan; (i) 39,390 shares of Axle Common Stock were available for future grant under the Supplemental Plan; and (j) 83,524 shares of Axle Common Stock were available for future purchase under the ESPP. All of the outstanding shares of Axle Common Stock are, and all of the shares of Axle Common Stock issuable pursuant to the exercise of outstanding Axle Options and ESPP Purchase Rights will be, when issued in accordance with the respective terms thereof, issued and granted in compliance with all applicable securities laws and other applicable Laws, and are, or will be, duly authorized, validly issued, fully paid and nonassessable and free and clear of any and all Liens. Except as set expressly forth in this Section 4.6(a), there are no other shares of common stock or equity interests or other ownership interests of any class of Axle or any Axle Subsidiary, or any security exchangeable into or exercisable for such equity securities or other ownership interests, issued, reserved for issuance or outstanding. Since February 18, 2005, no shares of Axle Common Stock have been issued or agreed to have been issued by any Acquired Company, except (A) upon the exercise of Axle Options issued and outstanding as of the close of business on February 18, 2005 or (B) if the Effective Time occurs on or after July 1, 2005, as a result of the exercise of ESPP Purchase Rights outstanding on the Announcement Date in a manner consistent with past operation of the ESPP. The weighted average exercise price of all Axle Options set forth on Schedule 4.6 of the Disclosure Schedule is $13.5235. As of the date hereof, $75,878.94 has been contributed to the ESPP since the last bi-annual date that shares of Axle Common Stock were issued pursuant to the ESPP (the "Last ESPP Issuance Date") and following the Last ESPP Issuance Date no funds remained in the ESPP with respect to contributions prior to the Last ESPP Issuance Date. Assuming that the fair market value of Axle Common Stock at the end of the ESPP purchase period in which this Agreement has been executed is greater than the fair market value of Axle Common Stock at the beginning of such purchase period, no more than 4,076 shares of Axle Common Stock will be issuable under the ESPP in respect of funds contributed to the ESPP if the Effective Time were to occur on or after July 1, 2005, and the aggregate ESPP Redemption Amount (with respect to all ESPP Purchase Rights), pursuant to Section 3.5(b), shall not exceed $39,275. Except as set forth on
Schedule 4.6 of the Disclosure Schedule, Axle has no subsidiaries and owns no equity securities or other ownership interest of any other corporation, partnership or other entity. Axle is not a participant in any joint venture or similar arrangement. Schedule 4.6(a)(ii) of the Disclosure Schedule is a true and complete schedule of Axle's outstanding indebtedness (including letters of credit, capitalized leases and maximum amounts payable pursuant to earnout obligations) as of the close of business on February 18, 2005.

          (b) Exhibit 21.1 to Axle's Annual Report on Form 10-K for the fiscal year ended December 28, 2003 sets forth a list of all of the Axle Subsidiaries and their respective jurisdictions of incorporation. All of the issued and outstanding shares of capital stock or other equity interests of each Axle Subsidiary are validly issued, fully paid and non-assessable, are owned by Axle or one or more Axle Subsidiaries, free and clear of any and all Liens.

     4.7 Options. Except as set forth on Schedule 4.6 of the Disclosure Schedule, there are no outstanding options, rights (preemptive or otherwise), or warrants to acquire capital stock from any of the Acquired Companies, and no calls, convertible or exchangeable securities, commitments, subscriptions or other rights or any other arrangements to which any of the Acquired Companies is a party requiring the issuance, sale or transfer of any equity securities of such entities, voting securities or any securities convertible directly or indirectly into equity securities or exchangeable for capital stock of any of such entities, or evidencing the right to subscribe for any equity securities of any of the Acquired Companies, or giving any Person (other than the Buyer Parent and the Buyer) any rights with respect to any equity securities of any of the Acquired Companies.

     4.8 SEC Filings; Financial Statements.

          (a) Axle has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2002 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing and all documents incorporated by reference therein, collectively, the "Axle SEC Documents"). No Axle Subsidiary is required to file any form, report, schedule, statement or other document with the SEC. As of their respective dates and if amended prior to the date hereof, as of the date of the last such amendment, the Axle SEC Documents including, without limitation, any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, at such time of filing.

          (b) Axle and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder, and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. The management of Axle has
(i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Acquired Companies is made known to the management of Axle by others within those entities, and (ii) disclosed, based on its most recent evaluation, to Axle's outside auditors, the audit committee of the Axle Board and the Buyer Parent (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially affect Axle's ability to record, process, summarize and report financial data, and (B) any fraud, whether or not material, known to management that involves management or other employees who, in each case, have a significant role in Axle's internal control over financial reporting. There have been no material changes since December 26, 2004 in Axle's internal controls or in other factors that could significantly affect Axle's internal controls, or any significant deficiencies or material weaknesses in such internal controls requiring corrective actions. Axle has delivered to the Buyer Parent complete and accurate copies of notices received from its independent auditor prior to the date hereof of any significant deficiencies or material weaknesses in Axle's internal control over financial reporting since December 28, 2003 and any other management letter or similar correspondence from any independent auditor of Axle or any Axle Subsidiary received since December 28, 2003. Axle is implementing such programs and is taking such steps as it believes are necessary to effect compliance (not later than the relevant statutory and regulatory deadline therefor) with all provisions of Section 404 of the Sarbanes-Oxley Act that will become applicable to Axle and has not received, orally or in writing, any notification that its independent auditor (i) believes that Axle will not be able to complete its assessment before the reporting deadline, or, if completed, that it will not be completed in sufficient time for the independent auditor to complete its assessment, or (ii) will not be able to issue unqualified attestation reports with respect thereto. As of December 26, 2004, there were not, and as of the date hereof there are not, any significant deficiencies or material weaknesses (as such terms are defined in PCAOB Audit Standard No.2) in Axle's internal controls with respect to financial reporting requiring corrective action, and neither Axle's independent auditor nor any accounting firm, if any, which have reviewed Axle's internal controls have indicated to Axle that such auditor or firm believes any significant deficiencies or material weaknesses in internal controls with respect to financial reporting exist.

          (c) Each set of consolidated financial statements (including in each case, any related notes thereto), contained in the Axle SEC Documents (i) was prepared from the books and records of Axle and the Axle Subsidiaries, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act), (iii) complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as in effect on the date of filing, (iv) except with respect to the unaudited financial statements contained in the Axle SEC Documents filed on form 10-Q of the Exchange Act, was accompanied by unqualified reports from the independent auditor opining on the same as to the financial statements contained therein and (v) fairly presents, in all material respects, the consolidated financial position of Axle and the consolidated Axle Subsidiaries as of their respective dates and the consolidated results of their respective operations and cash flows for the periods indicated therein, except that the unaudited interim financial statements were or are subject to normal year end adjustments which were not or are not expected to be material in amount.

          (d) Prior to the date hereof, Axle has delivered to the Buyer Parent a draft consolidated balance sheet of Axle and the Axle Subsidiaries as of December 26, 2004 and drafts of the consolidated income statement and statement of cash flows for the year ended December 26, 2004 (collectively, the "Draft Financial Statements"). The Draft Financial Statements were prepared from the books and records of Axle and the Axle Subsidiaries, and fairly present, in all material respects, the consolidated financial position of Axle and the consolidated Axle Subsidiaries as of date indicated therein and the consolidated results of their respective operations and cash flows for the period then ended, subject to any audit by Axle's auditor.

          (e) Except (i) as reserved against in the consolidated balance sheet (including the notes thereto) of Axle included in its Annual Report on Form 10-K for the fiscal year ended December 28, 2003, and (ii) for Liabilities incurred since December 28, 2003 in the ordinary course of business consistent with past practice, to the Acquired Companies' Knowledge, neither Axle nor any of the Axle Subsidiaries have any Liabilities of any nature (whether or not required by GAAP to be reflected in the audited financial statements of Axle and the Axle Subsidiaries) except for such Liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.9 Proxy Statement. The proxy statement or information statement to be sent to the Axle Shareholders in connection with the meeting of Axle Shareholders to consider the adoption of this Agreement, including any adjournment or postponement thereof (the "Axle Shareholders' Meeting") (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "Proxy Statement"), on the date first mailed to the Axle Shareholders, at the time of any amendment or supplement thereto and at the time of Axle Shareholders' Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement will, when filed by Axle with the SEC, comply in all material respects with the applicable provisions of the Exchange Act, and the rules and regulations thereunder. Notwithstanding the foregoing, Axle makes no representation or warranty with respect to information supplied by or on behalf of the Buyer Parent or the Buyer specifically for inclusion in the Proxy Statement or any amendment or supplement thereto.

     4.10 Taxes. Except where the failure to do so would not have or result in a Material Adverse Effect or except as set forth on Schedule 4.10 of the Disclosure Schedule:

          (a) The Acquired Companies have timely filed, or have timely filed for extensions to file, all Federal income and other material Tax Returns required to be filed by them through the date hereof. Such Tax Returns are true, correct and complete in all material respects. The Acquired Companies have timely paid and discharged all Taxes due and payable by them (whether or not shown on such Tax Returns). The Acquired Companies have withheld, collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by Law to be withheld or collected.

          (b) None of the Acquired Companies is a party to any Tax allocation or sharing agreement.

          (c) None of the Acquired Companies is a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated Federal income Tax Return or has any Liability for the Taxes of any Person (other than any of the Acquired Companies) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law (other than the affiliated group of which Axle is the common parent).

          (d) There are not being conducted or Threatened any material audits, examinations, investigations, litigation or other proceedings in respect of Taxes of the Acquired Companies.

          (e) No Acquired Company has consented to extend the time in which any Tax may be assessed or collected by any taxing authority.

     4.11 Material Contracts. Except as filed as exhibits to the Axle SEC Documents filed prior to the date hereof or as listed or described on Schedule
4.11 of the Disclosure Schedule, as of the date hereof, none of the Acquired Companies is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K) or (ii) any Contract of the type described below (such Contracts of the type described in (i) and (ii), are herein referred to as the "Material Contracts"):

          (a) any consulting agreement or employment agreement that provides for annual compensation exceeding $150,000 per year and which cannot be terminated by the Acquired Companies without penalty on notice of thirty (30) days or less, and any collective bargaining arrangement with any labor union and any such agreements currently in negotiation or proposed;

          (b) any Contract for capital expenditures or the acquisition of fixed assets in excess of $500,000;

          (c) any Contract for the purchase, maintenance or acquisition, or the sale or furnishing of materials, supplies, merchandise, equipment, parts or other property or services requiring remaining aggregate future payments in excess of $250,000;

          (d) any Contract that restricts or purports to restrict the right of any Acquired Company, or, to Acquired Companies' Knowledge, any officer or key executive of any of the Acquired Companies, to engage in any line of business or in any geographic area, compete with any Person or sell any product;

          (e) any Contract relating to the acquisition or disposition of any material assets or Real Property;

          (f) any Contract relating to the borrowing of money, or the guaranty of another Person's borrowing of money or other obligation, including, without limitation, all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing, including assumed indebtedness;

          (g) any Contract granting any Person a material Lien on all or any part of the material assets of the Acquired Companies, taken as a whole, other than Liens which will be released at the Closing;

          (h) any Contract between Axle and any of the Axle Subsidiaries, on the one hand, and any of their respective officers or directors (or Affiliates) on the other hand, except for such Contracts that are made in the ordinary course of business or that are de minims in value or effect;

          (i) any voting or other Contract governing how any shares of Axle Common Stock shall be voted; or

          (j) any Contract under which any of the Acquired Companies (i) has granted or received a material license or sublicense, (ii) under which it is obligated to pay or has the right to receive a royalty, license fee or similar payment in an amount in excess of $250,000, other than licenses for commercially available prepackaged software, or (iii) restricting the Acquired Companies rights to use or register any intellectual property owned or purported to be owned by the Acquired Companies.

     The Acquired Companies have made available to the Buyer Parent a true and complete copy of each written Material Contract. Except as set forth on Schedule
4.11 of the Disclosure Schedule, each Material Contract is in full force and effect, represents a valid and binding obligation of the applicable Acquired Company, and, to Acquired Companies' Knowledge, a valid and binding obligation of each other party thereto, and is enforceable against each party thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity). Each of the Acquired Companies has performed in all material respects all obligations required to be performed by it under each Material Contract, and to Acquired Companies' Knowledge, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract.

     4.12 Real Property

          (a) Schedule 4.12 of the Disclosure Schedule sets forth a true and complete list of all real estate (i) in which any of the Acquired Companies have an ownership interest (such real estate owned by the Acquired Companies is herein referred to as the "Owned Property") and (ii) all real property leased or subleased by any of the Acquired Companies (such real property leased or subleased by any of the Acquired Companies is herein referred to as the

"Leased Property"; the Owned Property and the Leased Property being referred to collectively herein as the "Real Property"). Each Acquired Company has good, valid and marketable fee simple title to each parcel of Owned Property owned by such Acquired Company, free and clear of all Liens except for Permitted Liens. Each Acquired Company has a valid unencumbered leasehold interest in the Leased Property leased or subleased by such Acquired Company, in each case free and clear of all Liens, except for (i) Liens listed or described on Schedule 4.12 of the Disclosure Schedule, or (ii) Permitted Liens. Except as set forth on
Schedule 4.12 of the Disclosure Schedule, the Real Property constitutes all real properties currently used or occupied by the Acquired Companies in connection with the Business.

          (b) The Acquired Companies have made available to the Buyer Parent true and complete copies of each underlying lease or sublease with respect to each Leased Property (each, a "Lease") and all other material agreements pertaining to the Real Property. With respect to each of the Leases: (i) there are no existing monetary defaults or material non-monetary defaults under any Lease by any Acquired Company or, to Acquired Companies' Knowledge, the lessor thereof; (ii) to Acquired Companies' Knowledge, no event has occurred which (with notice, lapse of time or both) would constitute a monetary breach or default or material non-monetary breach or default under any Lease by any party;
(iii) each Acquired Company's possession and quiet enjoyment of any Leased Property under such Lease has not been disturbed in any material respect; and
(iv) except as set forth on Schedule 4.12 of the Disclosure Schedule, no Acquired Company has assigned its interest under any Lease or sublet any part of the premises covered thereby or exercised any right or option thereunder.

     4.13 Litigation.

          (a) Except as disclosed in the Axle SEC Documents filed prior to the date hereof or as set forth on Schedule 4.13(a) of the Disclosure Schedule, (i) there are no suits, actions, proceedings, investigations, claims or orders (collectively, "Actions") pending or, to Acquired Companies' Knowledge, Threatened, against, the Acquired Companies or any of their respective properties, officers or directors, or for which any of the Acquired Companies is obligated to indemnify a third party, before any court or Governmental Authority, agency or official, which, if the relief request is granted, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) no Acquired Company is subject to any Governmental Order.

          (b) Except as set forth on Schedule 4.13(b) of the Disclosure Schedule (which shall be updated prior to Closing as required by Section 6.6(a)), there are no Actions pending or, to Acquired Companies' Knowledge, Threatened, against or otherwise affecting Axle or any of the Axle Subsidiaries relating to "clean title" matters (including the types of claims which are the subject of dispute in the matter captioned Gridley v. State Farm Automobile Insurance Company) or any claim or Action brought under the Racketeer Influenced and Corrupt Organizations Act.

     4.14 Compliance with Applicable Laws. Except as disclosed in the Axle SEC Documents filed prior to the date hereof or as set forth or referred to on
Schedule 4.14 of the Disclosure Schedule and except where any such violation or failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2002, each of the Acquired Companies has complied in all material respects with all

Laws applicable to it or to the operation of the Business, or by which any property or asset of any of the Acquired Companies is bound or affected.

     4.15 No Violation.

          (a) Except as set forth on Schedule 4.15 of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the performance by Axle of the transactions contemplated hereby will (i) constitute a default under, or violate any provision of, the Organizational Documents of any of the Acquired Companies, (ii) result in a default (or an event which with notice or lapse of time or both would become a default) or breach, or give rise to any right of termination, cancellation or acceleration, or require any Consent under, or result in the creation of a Lien on any property or asset of any of the Acquired Companies pursuant to the terms, conditions or provisions of any Contract or other instrument or obligation to which an Acquired Company is a party, or (iii) conflict with or violate any Laws applicable to an Acquired Company or by which any of its respective properties or assets is bound, except with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect or (y) prevent or materially delay the performance of this Agreement by Axle or the ability of Axle to take any action necessary to consummate the Merger.

          (b) The execution and delivery of this Agreement by Axle does not, and the performance of this Agreement by Axle will not, require any Consent or permit of, or filing with, or notification to, any Governmental Authority or any other Person (assuming the Axle Shareholder Approval is obtained), except (i) under the Exchange Act, the Securities Act, any applicable blue sky laws, or the rules and regulations of NASDAQ, (ii) under the HSR Act, (iii) the filing and recordation of the Articles of Merger as required under Illinois Law and (iv) for such other Consents, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect or (y) prevent or materially delay the performance of this Agreement by Axle or the ability of Axle to take any action necessary to consummate the Merger.

     4.16 Intellectual Property.

          (a) Schedule 4.16(a) of the Disclosure Schedule sets forth a list of all (i) trademark and service mark registrations and pending registration applications, trade names, Acquired Companies names, and domain names, (ii) patents and pending patent applications, (iii) copyright registrations and registration applications, and (iv) computer software (other than commercially available prepackaged computer software generally available to the public pursuant to non-exclusive end-user licenses with an acquisition price of less than $10,000), which are, in each case, either (x) owned or purported to be owned by one or more of the Acquired Companies (the "Company Owned Intellectual Property") or (y) material to the operation of the Business and are owned by third parties and used or held for use pursuant to a valid license by one or more of the Acquired Companies (the "Company Licensed Intellectual Property").
Schedule 4.16 of the Disclosure Schedule additionally sets forth a list of all material license agreements and arrangements with respect to any of the Intellectual Property to which any of the Acquired Companies is a party, whether as licensee, licensor or otherwise (other than non-exclusive end-user licenses for commercially available prepackaged computer software generally available to the public). The Acquired Companies are the sole and exclusive owners of all Company Owned Intellectual Property.

          (b) Except as set forth on Schedule 4.16(b) of the Disclosure Schedule, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) to Acquired Companies' Knowledge, none of the Acquired Companies has infringed or misappropriated, or is now infringing or misappropriating, the intellectual property rights of any third parties, (ii) there is no, nor has there been in the past three (3) years, any claim pending or, to Acquired Companies' Knowledge, Threatened, against any of the Acquired Companies with respect to the alleged infringement or misappropriation by the Acquired Companies of any intellectual property rights of others, and (iii) to Acquired Companies' Knowledge, no third party is infringing or misappropriating the Intellectual Property and no claim against a third party with respect to the alleged infringement or misappropriation of the Intellectual Property is currently, nor in the past three (3) years has been, pending or Threatened.

          (c) The consummation of the transactions contemplated by this Agreement will not result in the material loss or impairment of or payment of any additional material amounts with respect to, nor require the consent of any other Person in respect of, the Acquired Companies' right to own, use, or hold for use any of the Company Owned Intellectual Property or Company Licensed Intellectual Property.

     4.17 Absence of Certain Changes. Since September 30, 2004, except as set forth in the Axle SEC Documents filed prior to the date hereof, or as set forth on Schedule 4.17 of the Disclosure Schedule and except as specifically contemplated by this Agreement, (a) the Acquired Companies have conducted their respective operations only in the ordinary course of business consistent with past practices, (b) there has not been a Material Adverse Effect, and (c) none of the Acquired Companies has taken any action that, if taken during the period between the date of this Agreement through the Effective Time, would constitute a violation of Section 6.1.

     4.18 Insurance Policies. The Acquired Companies have made available to the Buyer Parent correct and complete copies of all material insurance policies, including without limitation, general liability policies, product liability, comprehensive general liability and umbrella insurance policies maintained as of the date hereof by the Acquired Companies (the "Insurance Policies"), together with descriptions of "self-insurance" programs. All Insurance Policies are valid and in full force and effect and none of the Acquired Companies are in material default under any of the Insurance Policies. Schedule 4.18 of the Disclosure Schedule lists each material claim made under an Insurance Policy at any time during the one year period prior to the date hereof. None of the Acquired Companies has received written notice under any Insurance Policy denying or disputing any claim (or coverage with respect thereto) made by an Acquired Company or regarding the termination, cancellation or material amendment of, or material premium increase with respect to, any Insurance Policy, in each case, at any time during the two year period prior to the date hereof.

     4.19 Licenses and Permits. The Acquired Companies possess, and at all times since January 1, 2003 have possessed, all Licenses and Permits necessary for the conduct of the Business as currently conducted by the Acquired Companies, except where the failure to hold such Licenses and Permits, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect. The Acquired Companies are, and at all times since January 1, 2003, have been, in compliance with the terms and conditions of the Licenses and Permits, and none of the Acquired Companies has received written notice that any such Acquired Company is in violation of any of the terms or conditions of the Licenses and Permits, or alleging the failure to hold or obtain any Licenses and Permits required to lawfully conduct the Business, except violations or failures that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. None of the Acquired Companies has received written notice that any of the Licenses and Permits will not be renewed, and there are no Actions pending to revoke or withdraw any such Licenses and Permits, except for such non-renewals, revocations or withdrawals as, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.

     4.20 Employee Benefit Plans.

          (a) Schedule 4.20 of the Disclosure Schedule contains a list of each material Employee Plan. Axle has made available to the Buyer Parent: (i) a complete copy of each Employee Plan and any amendments thereto (or if the Employee Plan is not a written Employee Plan, a description thereof) as in effect on the date hereof; (ii) a copy of each trust agreement or other funding vehicle with respect to each such plan; (iii) a copy of the most recently received determination letter, if any, and any and all rulings or notices issued by a Governmental Authority, with respect to each such plan; and (iv) a copy of the Form 5500 Annual Report, if any, for the two most recent plan years for such plan.

          (b) Except as could not give rise to any material Liability, whether direct or indirect, to the Acquired Companies, each Employee Plan (i) has been operated and administered in compliance with its terms (except as otherwise required by Law) and all applicable requirements of ERISA and the Code and with any applicable reporting and disclosure requirements, including but not limited to the requirement of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code; and (ii) with respect to each Employee Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the Acquired Companies' Knowledge no event has occurred since the date of such determination letter that would reasonably be expected to affect the tax qualification of such Employee Plan. Except as could not give rise to material Liability to the Acquired Companies, with respect to each Employee Plan, no Person has entered into any nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code.

          (c) Except as set forth on Schedule 4.20 of the Disclosure Schedule, none of the Acquired Companies nor any Plan Affiliate maintains or is required to contribute to any employee benefit plan which (i) is a "multiemployer plan" within the meaning of Section 3(37) of ERISA, (ii) is a "multiple employer plan" within the meaning of Code Section 413(c), (iii) is a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA, (iv) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA (a "Title IV Plan"), or (v) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law).

          (d) No Liability or contingent Liability under Title IV or Section 302 of ERISA has been incurred by the Acquired Companies, or any Plan Affiliate thereof, that has not been satisfied in full, and no condition exists that presents a material risk to the Buyer, the Buyer Parent or any Plan Affiliate thereof, of incurring any such Liability or contingent Liability, other than Liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). Insofar as the representation made in this Section 4.20(d) applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to each Title IV Plan but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Acquired Companies, or any Plan Affiliate thereof, made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Closing Date.

          (e) Except as set forth on Schedule 4.20 of the Disclosure Schedule, no amounts payable under the Employee Plans will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

          (f) Except as set forth on Schedule 4.20 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Acquired Companies to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

          (g) To the Acquired Companies' Knowledge, there are no pending, Threatened or anticipated claims by or on behalf of any Employee Plan, by any employee or beneficiary covered under any such Employee Plan, or otherwise involving any such Employee Plan (other than routine claims for benefits).

     4.21 Environmental, Health and Safety Matters.

          (a) The Acquired Companies are in compliance, in all material respects, with all Environmental, Health and Safety Requirements.

          (b) The Acquired Companies have not, since January 1, 2002 or to Acquired Companies' Knowledge prior thereto, received any notice of any material Environmental Claim or to Acquired Companies' Knowledge are the subject of any material investigation or inquiry arising under Environmental, Health and Safety Requirements, including any investigatory, remedial or corrective obligation, relating to the Acquired Companies or the Real Property.

          (c) There is no material Environmental Claim pending or Threatened against any of the Acquired Companies.

          (d) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern that could form the basis of any material Environmental Claim against any of the Acquired Companies.

          (e) Notwithstanding any other representations made by the Acquired Companies in this Agreement (other than those set forth in Section 4.8 hereof), this Section 4.21 constitutes the sole and exclusive representations and warranties of the Acquired Companies with respect to any environmental, health and safety matters, including without limitation any arising under Environmental, Health and Safety Requirements.

     4.22 Labor Matters. To Acquired Companies' Knowledge, no current senior executive officer of any of the Acquired Companies has provided written notice of termination of employment with any of the Acquired Companies. Except as set forth on Schedule 4.22 of the Disclosure Schedule, there is no, and within the one year period prior to the date hereof, none of the Acquired Companies has experienced any material labor dispute, strike, slowdown, stoppage, lockout, allegation, charge, grievance or complaint of unfair labor practice, employment discrimination or, to Acquired Companies' Knowledge, union organizational activity; nor to Acquired Companies' Knowledge, is any such action Threatened against any of the Acquired Companies. None of the Acquired Companies is a party to any collective bargaining agreement or similar agreement with any labor organization and there is no organizational effort presently being made on behalf of any labor union with respect to the Business.

     4.23 Opinion of Financial Advisor. William Blair & Company, L.L.C. has rendered an opinion to the Axle Board, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the Axle Shareholders.

     4.24 Brokers. Except for any fees to be paid to William Blair & Company, L.L.C., no broker, finder, financial advisor or other intermediary or agent is entitled to any brokerage fees, finder's fees or other fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquired Companies.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                              AND THE BUYER PARENT

     The Buyer and the Buyer Parent hereby, jointly and severally, represent and warrant to Axle as follows:

     5.1 Organization and Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois. The Buyer Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

     5.2 Authorization; Enforceability. Each of the Buyer and the Buyer Parent has the requisite entity power and authority to execute and deliver this Agreement, to perform their respective obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the performance of the obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Buyer Parent, and no other corporate proceedings on the part of the Buyer and the Buyer Parent are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by each of the Buyer and the Buyer Parent, and, assuming the due authorization, execution and delivery by the other Parties hereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of each of the Buyer and the Buyer Parent, enforceable against each of the Buyer and the Buyer Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

     5.3 No Violation. Neither the execution and delivery of this Agreement, nor the performance by it of the transactions contemplated hereby will (a) constitute a default under the Organizational Documents of either of the Buyer or the Buyer Parent, or (b) result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any material mortgage, loan, license, agreement, lease or other instrument or obligation to which either the Buyer or the Buyer Parent is a party, or (c) conflict with or violate any Laws applicable to the Buyer or the Buyer Parent or by which any of their respective properties is bound, except with respect to clauses (b) and (c), for any such defaults, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer and the Buyer Parent to perform their respective obligations hereunder. No representation is made with respect to the foregoing matters insofar as they relate to, or are required by reason of, the legal or regulatory status of, the activities of, or facts specifically pertaining to, the Acquired Companies.

     5.4 Financing. The Buyer Parent and the Buyer have previously delivered to Axle the following: (i) commitment letters from Bear, Stearns & Co. Inc. and Deutsche Bank Securities Inc. (collectively, the "Lenders"), providing the terms and conditions upon which the Lenders have committed to provide the Buyer Parent and the Buyer with senior debt financing in an aggregate amount equal to $165,000,000 (the commitment letter with respect to the senior debt financing, the "Senior Debt Letter") and subordinated debt financing in an aggregate amount equal to $150,000,000 (the commitment letter with respect to the subordinated debt financing, the "Subordinated Debt Letter", and together with the Senior Debt Letter, the "Indebtedness Commitment Letters") and (ii) a fully executed letter (the "Equity Commitment Letter"), pursuant to which Kelso & Company, L.P. has committed to provide or cause to be provided equity financing to the Buyer Parent and the Buyer in an aggregate amount of $148,700,000 (the Equity Commitment Letter, together with the Indebtedness Commitment Letters, the "Financing Letters"). The financing contemplated by the Financing Letters (the "Financing"), together with the excess Axle cash and option proceeds referred to therein, are sufficient to pay the Aggregate Merger Consideration and pay all fees and expenses to be paid by the Buyer Parent, the Buyer or any of their respective Affiliates related to the transactions contemplated hereby (the sum total of the foregoing amounts, the "Required Cash Amount").

     5.5 Litigation. As of the date hereof, there are no Actions pending, or to the Buyer or the Buyer Parent's knowledge, Threatened, against either of the Buyer or the Buyer Parent, nor is either of the Buyer or the Buyer Parent subject to any judgment, order or decree of any court or

Governmental Authority which would seek to prevent any of the transactions contemplated by this Agreement.

     5.6 Governmental Approvals and Filings. Except as required by the HSR Act and applicable requirements, if any, of the Exchange Act, the Securities Act, Illinois Law, or blue sky laws, and except for filings required in connection with the Financing (or any Substitute Debt Financing or replacement financing) or with any secretary of state or related Governmental Authority in connection with any amendment of any organizational document of such party, no material Consent with, or notice to, or filing with, any Governmental Authority is required to be obtained or delivered by either of the Buyer or the Buyer Parent in connection with the execution, delivery and performance of this Agreement by either of the Buyer or the Buyer Parent. No representation is made with respect to the foregoing matters insofar as they relate to, or are required by reason of, the legal or regulatory status of, the activities of, or facts specifically pertaining to, the Acquired Companies.

     5.7 Brokers. Except as set forth on Schedule 5.7 of the Disclosure Schedule, no broker, finder, financial advisor or other intermediary or agent is entitled to any brokerage fees, finder's fees or other fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either of the Buyer or the Buyer Parent.

                                   ARTICLE VI

                                COVENANTS OF AXLE

     6.1 Conduct of Business. Except as specifically permitted by this Agreement, as set forth on Schedule 6.1 of the Disclosure Schedule or as otherwise consented to in writing by the Buyer Parent or the Buyer (which such consent may not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing, Axle covenants and agrees (as to itself and it agrees to cause each of the Axle Subsidiaries to comply with the restrictions set forth in this Section 6.1) that:

          (a) Except for salary increases or the introduction of new or modifications to employee benefit arrangements in the ordinary course of business consistent with past practices, the Acquired Companies shall not (i) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, (ii) enter into any new employment, severance, consulting, or other compensation agreement with any of its existing employees, (iii) amend or enter into a new Employee Plan (except as required by Law), (iv) make or agree to make any bonus or profit sharing payments to any employee, (v) pay any severance or termination pay other than severance or termination pay that is required to be paid pursuant to the terms of an existing Employee Plan, or (vi) make any contribution to any Employee Plan other than regularly scheduled contributions and contributions required pursuant to the terms of such Employee Plan.

          (b) Subject to the terms and conditions of this Agreement, the Acquired Companies shall use Reasonable Efforts to keep available the services of its present employees and preserve the goodwill, reputation and present relationships of the Business with suppliers, customers, licensors and others having business relations with them.

          (c) The Acquired Companies shall conduct the Business in all material respects according to its ordinary course of business in substantially the same manner as heretofore conducted, consistent with past practices.

          (d) The Acquired Companies shall not issue, deliver, pledge, transfer, encumber or sell, or authorize or propose the issuance, delivery, pledge, transfer, encumbrance or sale of (i) any equity interests, (ii) any securities convertible into or exchangeable or exercisable for equity interests, or (iii) any rights, warrants, calls, subscriptions or options to acquire equity interests.

          (e) The Acquired Companies shall not (i) amend any of their respective Organizational Documents, (ii) reclassify, combine, split, subdivide or amend the terms of any of their capital stock, or (iii) amend any material term of any outstanding security issued by any of them.

          (f) The Acquired Companies shall not (i) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its material assets, properties or rights other than in the ordinary course of business consistent with past practices, or (ii) acquire, or agree to acquire, any business or Person or any assets, stock or operations of any Person, other than in the ordinary course of business consistent with past practices.

          (g) The Acquired Companies shall not (i) incur any indebtedness (including letters of credit, capitalized leases and earnout obligations) except in the ordinary course of business in an amount not to exceed $2,000,000 (exclusive of letters of credit in connection with workmen's compensation arrangements and indebtedness incurred to pay expenses pursuant to Section 7.4(c)); provided that in no event shall the Acquired Companies' aggregate indebtedness (including letters of credit, capitalized leases and earnout obligations) exceed the amount of aggregate indebtedness set forth on Schedule 4.6(a)(ii) of the Disclosure Schedule, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others; or (ii) make any loans or advances to any person except in the ordinary course of business in an aggregate principal amount not to exceed $100,000 at any time outstanding.

          (h) The Acquired Companies shall not create, assume or otherwise incur any material Lien on any asset or property, other than Permitted Liens.

          (i) The Acquired Companies shall not (i) relinquish, waive, release or permit to lapse (other than by its terms) any material Contractual or other material right or claim or (ii) settle or compromise any material Action.

          (j) The Acquired Companies shall not make or change any election relating to Taxes, change any accounting method relating to Taxes unless required by GAAP, file an amended Tax Return, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or waive any statute of limitation for any such claim or assessment.

          (k) The Acquired Companies shall not enter into, terminate or amend any Material Contract except in the ordinary course of business consistent with past practices.

          (l) The Acquired Companies shall not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization.

          (m) The Acquired Companies shall not (i) other than as contemplated under any option agreement, redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other securities of itself or any other Acquired Company, or (ii) declare, set aside, make or pay any dividend or other distribution or stock split with respect to any of its capital stock.

          (n) The Acquired Companies shall not make capital expenditures in excess of the applicable amounts set forth in Axle's quarterly budget with respect to any monthly or quarterly capex.

          (o) The Acquired Companies shall not take, or agree to or commit to take, any action that is intended or would reasonably be expected to result in any of the conditions to the Closing set forth in Article VIII not being satisfied.

          (p) The Acquired Companies shall not agree, propose, authorize or enter into any commitment to take any action described in the foregoing subsections (a)-(o) of this Section 6.1, except as otherwise permitted by this Agreement.

     6.2 Proxy Statement. As promptly as practicable after the date of this Agreement, Axle shall prepare and file with the SEC, use all Reasonable Efforts to have cleared by the SEC, and promptly thereafter mail or caused to be mailed to the Axle Shareholders, the Proxy Statement. The Buyer Parent and the Buyer agree to cooperate with Axle in the preparation of the Proxy Statement and other solicitation materials of Axle. Axle shall consult with the Buyer Parent, and the Buyer Parent and its counsel shall be given reasonable opportunity to review and comment on the draft Proxy Statement each time before it is filed with the SEC. The Proxy Statement shall contain the recommendation of the Axle Board that Axle's Shareholders approve and adopt this Agreement, and such recommendation shall not be withdrawn, modified or amended, subject to any withdrawal, modification or amendment permitted by Section 6.5(c) of this Agreement. Axle shall provide the Buyer Parent and its counsel in writing with any written comments (and orally, any oral comments) Axle or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments and shall consult with the Buyer Parent and its counsel prior to responding to such comments and shall give due regard to any comments made by such Persons. If at any time prior to the Axle Shareholder Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement, Axle will prepare and mail such amendment or supplement as promptly as practicable; provided, however, that prior to such mailing, Axle shall consult with the Buyer Parent and its counsel with respect to such amendment or supplement and shall afford the Buyer Parent and its counsel reasonable opportunity to comment thereon and shall give due regard to any comments made by such Persons.

     6.3 Axle Shareholders' Meeting. As promptly as practicable after the date of this Agreement and clearance by the SEC of the Proxy Statement, Axle shall take all action necessary in accordance with Illinois Law and its Organizational Documents to duly call and convene the Axle Shareholders' Meeting. Axle shall, subject to the applicable fiduciary duties of Axle's Board, as determined by such directors in good faith with the advice of its outside corporate counsel, use Reasonable Efforts to solicit from the Axle Shareholders proxies in favor of the adoption of this Agreement.

     6.4 Filings; Consents; Etc. Axle shall use Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, Axle shall give all notices, make all required filings with or applications to Governmental Authorities, and use Reasonable Efforts to obtain all Consents of all third parties, including Governmental Authorities, necessary for the Parties to consummate the transactions contemplated hereby. In addition, Axle agrees to use Reasonable Efforts to (a) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, and (b) cause the conditions set forth in Section 8.1 and Section 8.2 to be satisfied and to consummate the transactions contemplated hereby.

     6.5 No Solicitation.

          (a) From and after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Axle will not, and will not permit its directors, officers, investment bankers, attorneys and accountants to, and will use its Reasonable Efforts to cause its employees, Affiliates, representatives and other agents not to, directly or indirectly, (i) solicit, initiate, facilitate or encourage any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in negotiations or discussions concerning, or provide any non-public information (or otherwise afford access to the properties, books or records of Axle or any Axle Subsidiary) to any Person or entity in connection with, any Acquisition Proposal, (iii) agree to, enter into any letter of intent or similar agreement in principle with respect to, approve, recommend or otherwise endorse or support any Acquisition Proposal, or (iv) grant any waiver or release under any standstill or similar agreement to which Axle is a party (including any agreement entered into in connection with the solicitation of proposals by William Blair & Company, L.L.C.) to any Person who has made, or who has disclosed to Axle that it is considering making, an Acquisition Proposal. Upon execution of this Agreement, Axle shall, and shall cause the Axle Subsidiaries and their respective representatives and agents to cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to (other than as required to terminate such discussions, arrangements or agreements), or that could reasonably be expected to lead to, an Acquisition Proposal.

          (b) Notwithstanding the provisions of Section 6.5(a), prior to obtaining Axle Shareholder Approval, nothing contained in this Agreement shall prevent Axle or the Axle Board, directly or through representatives or agents on behalf of the Axle Board, from (i) furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide Acquisition Proposal by such Person, if (A) such Acquisition Proposal would, if consummated, result in a transaction that, in the reasonable judgment of the Axle Board, would be a Superior Proposal, (B) the Axle Board believes (after consulting with outside corporate counsel), that the failure to take such action presents a reasonable risk of constituting a breach of the fiduciary duties of the Axle Board under Illinois Law, (C) Axle has provided the Buyer Parent two
(2) Business Days' notice of such determination and (D) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, Axle's Board receives from such Person an executed confidentiality agreement on terms no less favorable to Axle than the Confidentiality Agreement, or (ii) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or other applicable Law with regard to an Acquisition Proposal.

          (c) In the event Axle receives a Superior Proposal prior to obtaining Axle Shareholder Approval, nothing contained in this Agreement shall prevent the Axle Board from recommending such Superior Proposal to the Axle Shareholders, if the Axle Board believes (after consulting with outside corporate counsel), that the failure to take such action presents a reasonable risk of constituting a breach of the fiduciary duties of the Axle Board to the Axle Shareholders under Illinois Law; in such case, the Axle Board may amend, withhold or withdraw its recommendation of the Merger (a "Change in Recommendation"). Subject to the right of termination set forth in Section 10.1, except to the extent expressly set forth in this Section 6.5, nothing shall relieve Axle from complying with all other terms of this Agreement.

          (d) Axle shall promptly notify the Buyer Parent of Axle's receipt of any Acquisition Proposal (or any inquiry that could reasonably be expected to lead to an Acquisition Proposal) and shall inform the Buyer Parent of the terms and conditions thereof and the identity of the party making such Acquisition Proposal or inquiry. Axle shall promptly inform the Buyer Parent of any changes to the terms and conditions of any Acquisition Proposal and shall keep the Buyer Parent updated as to the general status of any ongoing discussions or negotiations regarding or relating to any Acquisition Proposal.

     6.6 Schedules Update; Certain Notices.

          (a) Prior to the Closing, Axle shall supplement or amend the Disclosure Schedules if it becomes aware of any matter heretofore existing or hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is otherwise necessary to correct any information in such Disclosures Schedules which has been rendered inaccurate thereby. For purposes of determining satisfaction of the conditions set forth in Section 8.2(a), the Disclosure Schedules delivered by Axle shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

          (b) From and after the date of this Agreement until the Closing, Axle shall promptly notify the Buyer Parent of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any of the conditions set forth in
Article VIII of this Agreement not to be satisfied or (b) the failure of Axle to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition set forth in
Article VIII of this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the Buyer or the Buyer Parent.

          (c) Axle shall comply with Schedule 6.6(c).

     6.7 Financial Statements.

          (a) Axle shall use Reasonable Efforts to deliver to the Buyer Parent
(i) as soon as practicable after the date hereof, audited consolidated balance sheets for Axle and the Axle Subsidiaries as of December 26, 2004 and December 28, 2003, and audited consolidated statements of earnings and cash flows for Axle and the Axle Subsidiaries for the years ended December 26, 2004, December 28, 2003 and December 29, 2002, accompanied by an unqualified report from Axle's independent auditors (the "Updated Financial Statements"), (ii) as soon as practicable following March 27, 2005, an unaudited consolidated balance sheet for Axle and the Axle Subsidiaries as of March 27, 2005 and unaudited consolidated statements of earnings and cash flows for Axle and the Axle Subsidiaries for the three-month period then ended; and (iii) in the event that the Closing has not occurred by the end of any subsequent fiscal quarter of Axle and the Axle Subsidiaries, as soon as practicable after the end of each such fiscal quarter, an unaudited consolidated balance and unaudited statements of earnings and cash flows as of and for the periods then ended.

          (b) In addition to and without limiting the foregoing, from the date hereof until the Effective Time, Axle shall furnish to the Buyer Parent, within fifteen (15) Business Days after the end of each month, the standard monthly reporting package set forth in Schedule 6.7(b) of the Disclosure Schedule.

          (c) Following the date hereof, Axle shall inform the Buyer Parent if Axle's independent auditor or any accounting firm, if any, which has reviewed Axle's internal controls with respect to financial reporting indicates to Axle that any significant deficiencies or material weaknesses in such internal controls exist.

     6.8 Regulatory Filings. Axle shall (a) make any filings required of it or its Affiliates under the HSR Act and other antitrust Laws applicable to the transactions contemplated hereby as promptly as practicable following the date hereof, (b) comply at the earliest reasonable practicable date with any request under the HSR Act or other antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Affiliates from the Federal Trade Commission (the "FTC"), or any other Governmental Authority in respect of such filings or such transactions, and (c) cooperate with the Buyer and the Buyer Parent in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, or other Governmental Authority under any antitrust Laws with respect to any such filing or any such transaction. Axle shall promptly inform the Buyer Parent of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction.

     6.9 Certain Real Estate Matters. Axle shall use Reasonable Efforts to obtain an estoppel certificate from the landlord under each Lease, which estoppel certificate shall be substantially in the form required under such Lease. Axle shall (and shall cause each Axle Subsidiary to) cooperate with the Buyer Parent in connection with the obtaining at the Closing by the Buyer Parent of policies of title insurance with respect to the Real Property. Such cooperation shall include, without limitation, (a) the execution and delivery by Axle and each Axle Subsidiary at the Closing of any affidavits, indemnities and/or certifications reasonably required by the title company issuing such title policy in connection therewith and (b) the elimination prior to Closing of those exceptions to title insurance that could materially impair the use of any property of the Company that the Buyer Parent is not required to accept under the terms of this Agreement.

     6.10 Financing Cooperation. From the date of this Agreement until the Effective Time, Axle agrees to provide, and shall cause the Axle Subsidiaries to provide, and will use its Reasonable Efforts to cause their respective representatives and agents to provide, all cooperation reasonably requested by the Buyer Parent in connection with the arrangement of the Financing (and any substitutions, replacements or refinancing thereof), including using Reasonable Efforts to (i) cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet with prospective lenders and investors in presentations, meetings, road shows and due diligence sessions,
(ii) assist with the preparation of disclosure documents in connection therewith, (iii) execute and deliver any pledge and security documents or other definitive financing documents as may be reasonably requested by the Buyer Parent, (iv) cause (A) its independent accountants and counsel to provide assistance to the Buyer Parent, including providing consent to the Buyer Parent to prepare and use their audit reports and SAS 100 reviews relating to Axle and the Axle Subsidiaries and, at the cost of the Buyer Parent, to provide any necessary "comfort letters" in connection with the Financing and (B) appropriate officers to sign any customary management representation letters to its independent accountants and (v) solicit and cause to be delivered such certificates, affidavits and instruments (including affidavits of title, survey affidavits, estoppel certificates and lien waivers), legal opinions and documents as may be reasonably requested by the Buyer Parent or reasonably required by any Lender or title insurance company.

     6.11 Access to Information. Upon reasonable advance notice, between the date of this Agreement and the Closing Date, the Acquired Companies shall (a) give the Buyer Parent, its potential financing sources and its and their respective counsel, financial advisors, auditors and other authorized representatives (collectively, "Buyer's Representatives") reasonable access during normal business hours to the offices, properties, books and records (including all Tax Returns and other Tax-related information) of the Acquired Companies, (b) furnish to Buyer's Representatives such financial and operating data and other information (including all Tax Returns and other Tax-related information) relating to the Acquired Companies' respective operations as such Persons may reasonably request, and (c) instruct the employees, counsel and financial advisors of the Acquired Companies to cooperate with the Buyer, the Buyer Parent or Buyer's Representatives in their investigation of the business of the Acquired Companies.

                                  ARTICLE VII

                   COVENANTS OF THE BUYER AND THE BUYER PARENT

     7.1 Filings; Consents; Etc. Each of the Buyer and the Buyer Parent shall use Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, each of the Buyer and the Buyer Parent shall give all notices, make all material required filings with or applications to Governmental Authorities, and use Reasonable Efforts to obtain all material Consents of all third parties, including Governmental Authorities, necessary for the Parties to consummate the transactions contemplated herein. In addition, each of the Buyer and the Buyer Parent agrees to use Reasonable Efforts to cooperate with Axle in connection with the foregoing, including using Reasonable Efforts to (a) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, and (b) cause the conditions set forth in
Section 8.1 and Section 8.3 to be satisfied and to consummate the transactions contemplated herein.

     7.2 Director and Officer Liability and Indemnification.

          (a) The Buyer Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Axle with respect to any indemnification provision with respect to indemnification and exculpation from Liability for acts and omissions occurring prior to the Effective Time under the Organizational Documents of Axle as in effect on the date of this Agreement and the indemnification agreements listed on Schedule 7.2 of the Disclosure Schedule (the persons to be indemnified pursuant to the agreements and provisions referred above shall be referred to as, collectively the "Axle Indemnified Parties"). Organizational Documents of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation from liability for acts and omissions occurring prior to the Effective Time substantially similar to those set forth in the Organization Documents of Axle as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified, except to the extent required by applicable Law, for a period of six (6) years after the Effective Time in any manner that would materially adversely affect the rights thereunder of any Axle Indemnified Party; provided, however, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification or exculpation in respect of any such claim or claims shall continue until the final disposition of any and all such claims.

          (b) For a period of six (6) years after the Closing, the Buyer Parent shall, or shall cause the Surviving Corporation and its subsidiaries to, maintain director and officer liability insurance which insurance shall provide coverage for the individuals who were officers and directors of the Acquired Companies prior to the Closing comparable to the policy or policies maintained by the Acquired Companies immediately prior to the Closing, and with comparable insurance companies, for the benefit of such individuals. Immediately prior to the Closing, Axle shall purchase, at the Buyer's sole cost and expense, such director and officer liability insurance as a lump sum payment, provided that, unless the Buyer Parent shall otherwise consent (which consent shall not be unreasonably withheld), the total cost of such policy shall not exceed $1,150,000.

          (c) This Section 7.2 is intended to survive the consummation of the Merger and the Effective Time, and is intended to be for the benefit of, and shall be enforceable by the Axle Indemnified Parties and their heirs and personal representatives and shall be binding on the Buyer Parent and Surviving Corporation and their successors and assigns. In the event the Buyer Parent, Surviving Corporation or their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of the Surviving Corporation or the Buyer Parent honor the indemnification obligations set forth in this Section 7.2.

     7.3 Regulatory Filing. The Buyer and the Buyer Parent shall (a) make any filings required by any of the Buyer, the Buyer Parent or their respective Affiliates under the HSR Act and other antitrust Laws applicable to the transactions contemplated hereby as promptly as practicable following the date hereof, (b) comply at the earliest reasonable practicable date with any request under the HSR Act or other antitrust Laws for additional information, documents, or other materials received by the Buyer or the Buyer Parent from the FTC, or any other Governmental Authority in respect of such filings or such transactions, and (c) cooperate with Axle in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC or other Governmental Authority under any antitrust Laws with respect to any such filing or any such transaction. Each of the Buyer and the Buyer Parent shall (i) use Reasonable Efforts to furnish to Axle all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement, and (ii) promptly inform Axle of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction.

     7.4 Financing.

          (a) The Buyer Parent and the Buyer shall use their Reasonable Efforts to obtain the Financing as set forth in the Financing Letters; provided, however, that notwithstanding anything in this Agreement to the contrary, the Buyer Parent and the Buyer shall be entitled to obtain, in their sole discretion, substitute debt financing ("Substitute Debt Financing") if, and only if, such Substitute Debt Financing would not delay the consummation of the Merger past August 22, 2005. For purposes of this Agreement, the term "Substitute Debt Financing" shall also include substitute debt financing in an aggregate amount greater than the amount set forth in the Indebtedness Commitment Letters, with or without a corresponding reduction in the committed equity.

          (b) The Buyer Parent shall provide prompt notice to Axle of the Lenders' refusal or stated intent to refuse to provide the financing described in the Senior Debt Letter, and/or any other Lender's stated intent to refuse to provide the financing contemplated by any

Substitute Debt Financing. In any such event, the Buyer Parent shall use its Reasonable Efforts to obtain alternative financing in an amount which, when taken together with the available equity financing (and excess Axle cash and option proceeds), will be at least equal to the Required Cash Amount (it being understood that such Reasonable Efforts would not require the Buyer Parent to obtain financing that is, (x) with respect to the economic terms thereof, on terms less favorable to the Buyer Parent, taken as a whole, thereunder than those set forth in the Financing Letters or the financing arrangements relating thereto, as the case may be or (y) with respect to the non-economic terms thereof, on terms that are not substantially similar to those set forth in the Financing Letters or the financing arrangements relating thereto, as the case may be).

          (c) At any time prior to the consummation of the Merger, the proceeds of the subordinated debt financing contemplated by the Indebtedness Commitment Letters may be closed into escrow pending consummation of the Merger, such that such proceeds are received by the Buyer or a newly formed corporation (the "EscrowCo," which such term shall also refer to the Buyer in the event that the Buyer receives such proceeds) formed at the direction of the Buyer Parent (such closing, an "Escrow Closing"). Such proceeds shall be held by EscrowCo or, at the direction of the Buyer Parent, an escrow agent. At or immediately prior to the such Escrow Closing, the Buyer Parent (or an Affiliate of the Buyer Parent) and Axle shall each pay to EscrowCo one-half of an amount (the "Escrow Breakage Amount") sufficient to cover (i) accrued interest on the EscrowCo Debt from the Escrow Closing to and including the Outside Date (as defined in Section 10.1(b)), net of any income anticipated to be earned by EscrowCo from investing the proceeds of the subordinated debt financing as permitted by the terms of any escrow agreement entered into in connection with the incurrence of the EscrowCo Debt (to be reasonably estimated jointly by Axle and the Buyer Parent prior to the deposit of the Escrow Breakage Amount with EscrowCo), and (ii) any repayment premium applicable thereto in the event this Agreement is terminated by the Parties in accordance with its terms or the Merger is not consummated by the date specified by the terms of the EscrowCo Debt. At or immediately prior to the Effective Time and subject to consummation of the Merger, (i) the Surviving Corporation shall assume (by operation of law (in the event the Buyer is serving as EscrowCo) or contractually) the indebtedness of EscrowCo plus any accrued and unpaid interest thereon (the "EscrowCo Debt") and receive the proceeds held by EscrowCo and (ii) EscrowCo (if other than the Buyer) shall be released from all obligations with respect thereto. In the event that this Agreement is terminated by the Parties in accordance with its terms, or the Merger is not consummated by the date specified by the terms of the EscrowCo Debt, any EscrowCo Debt (plus any applicable repayment premium) shall be repaid in full by EscrowCo and any amount held by EscrowCo after the repayment of any EscrowCo Debt in accordance with this sentence shall be distributed in equal parts to the Buyer Parent (or, at its direction, one or more of its Affiliates) and Axle. The Parties hereto agree that (i) any applicable repayment premium shall in no event exceed 1% of the principal amount of the EscrowCo Debt, (ii) placement agent fees or discounts or commitments shall be payable with respect to the EscrowCo Debt only at the Effective Time, and (iii) EscrowCo shall invest the proceeds of its borrowings only as permitted by the terms of any escrow agreement entered into in connection with the incurrence of the EscrowCo Debt. In the event that (A) the proceeds of the subordinated debt financing together with the Escrow Breakage Amount plus (B) the income earned thereon are not enough to repay in full the EscrowCo Debt (plus any applicable repayment premium), Axle and the Buyer Parent (or an Affiliate of the Buyer Parent) shall each pay one-half of such shortfall to EscrowCo to enable it to repay such amount to the applicable debtholders.

                                  ARTICLE VIII

                       CONDITIONS PRECEDENT TO THE CLOSING

     8.1 Conditions Precedent to Each Party's Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived (to the extent permitted by Applicable Law) in writing by all Parties hereto:

          (a) No Legal Prohibition. No statute, rule, regulation, ruling, consent, decree, judgment, injunction (whether temporary, permanent or preliminary) or order shall have been enacted, promulgated, entered or enforced by any court or Governmental Authority, and shall be in effect, which would prohibit the consummation by such Party of the transactions contemplated hereby.

          (b) No Injunction. Such Party shall not be prohibited by any order, ruling, consent, decree, judgment or injunction (whether temporary, permanent or preliminary) of a court or regulatory agency of competent jurisdiction from consummating the transactions contemplated hereby.

          (c) HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

          (d) Axle Shareholder Approval. The Axle Shareholder Approval shall have been obtained.

     8.2 Conditions Precedent to Obligations of the Buyer and the Buyer Parent. The obligations of the Buyer and the Buyer Parent under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the Buyer and the Buyer Parent:

          (a) Accuracy of Representations and Warranties; Performance of Covenants. Except as set forth in the following sentence, the representations and warranties of Axle contained in Article IV shall be true and correct (without giving effect to any "materiality" or "Material Adverse Effect" qualifiers set forth therein, other than for purposes of Section 4.17(b)) as of the date of this Agreement and as of the Closing with the same force and effect as though such representations and warranties were made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The representations and warranties of Axle set forth in
Section 4.1 (Organization and Qualification), Section 4.2 (Authorization; Enforceability), Section 4.6(a) (Capitalization), Section 4.17(b) (Absence of Certain Changes) and Section 4.24 (Brokers) shall be true and correct in all respects as of the Effective Time, as though such representations and warranties were made on and as of such time (except for those representations and warranties which expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all respects as of such earlier date). Axle shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing. The Buyer or the Buyer Parent shall receive at the Closing a certificate, dated as of the Closing Date and executed by an executive officer of Axle, certifying the fulfillment of the conditions set forth in this Section 8.2(a).

          (b) No Material Adverse Effect. No change, event, occurrence, state of facts or development shall have occurred since the date of this Agreement which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (c) FIRPTA Certificates. Axle shall have delivered to the Buyer Parent a duly executed certificate in a form and manner that complies with Section 1445 of the Code and the Treasury regulations promulgated thereunder.

          (d) Financing. Substantially concurrently with the Closing, the Buyer Parent or the Surviving Corporation shall have received the proceeds of the debt financing on the terms and conditions set forth in the Indebtedness Commitment Letters (and, with respect to terms and conditions not so set forth, on terms and conditions reasonably acceptable to the Buyer Parent), or the proceeds of any Substitute Debt Financing or alternative financing as provided in Section 7.4.

          (e) Option Consents. Axle shall have received and delivered to the Buyer and the Buyer Parent an executed copy of all Consents listed on Schedule 3.5(c) of the Disclosure Schedule, and each such Consent shall be in full force and effect.

          (f) Consents. Axle shall have received and delivered to the Buyer Parent and the Buyer an executed copy of all Consents listed on Schedule 8.2(f) of the Disclosure Schedule which are necessary for the consummation of the transactions contemplated by this Agreement which, if not obtained, would result in a material violation of any material Law or any material Liability to any of the Acquired Companies.

          (g) Dissenting Shares. The total number of potential Dissenting Shares shall not exceed 15% of the issued and outstanding shares of Axle Common Stock as of the Effective Time.

          (h) Financial Statements. The Updated Financial Statements shall have been received by the Buyer Parent no later than the later to occur of (i) March 11, 2005, or (ii) any extended filing deadline pursuant to the Exchange Act with respect to Axle's filing of its Form 10-K for the year ended December 26, 2004, shall be accompanied by an unqualified opinion from Axle's independent auditors and such Updated Financial Statements (other than the notes thereto) shall be in substantial conformance to the Draft Financial Statements previously delivered to the Buyer Parent.

     8.3 Conditions Precedent to Obligations of Axle. The obligations of Axle under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing at the option of Axle:

          (a) Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties of the Buyer and the Buyer Parent contained in Article V shall be true and correct (without giving effect to any "materiality" qualifiers set forth therein) as of the date of this Agreement and as of the Closing, with the same force and effect as though such representations and warranties were made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer and the Buyer Parent to perform their respective obligations under this Agreement. Each of the Buyer and the Buyer Parent shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by such Party on or prior to the Closing. Axle shall receive at the Closing a certificate, dated as of the Closing Date and executed by an executive officer of each of the Buyer and the Buyer Parent, certifying the fulfillment of the conditions set forth in this Section 8.3(a) with respect to such Party.

                                   ARTICLE IX

                                     CLOSING

     9.1 Deliveries by Axle. At the Closing, Axle shall deliver or cause to be delivered to the Buyer or the Buyer Parent:

          (a) Axle Certificate. The certificate required by Section 8.2(a);

          (b) Good Standing Certificates. Certificates of good standing with respect to each of the Acquired Companies, issued by the Secretary of State of the jurisdiction of formation of such Acquired Company, as applicable; and

          (c) Other Documents. Such other documents and instruments as the Buyer Parent or its counsel shall deem reasonably necessary to consummate the transactions contemplated hereby.

     9.2 Deliveries by the Buyer and the Buyer Parent. The Buyer and the Buyer Parent will deliver or cause to be delivered to Axle or the Paying Agent, as applicable:

          (a) Payment. Payment of the Aggregate Merger Consideration as provided in Section 3.2;

          (b) Buyer and Buyer Parent Certificate. The certificate required by
Section 8.3(a);

          (c) Good Standing Certificates. Certificates of good standing with respect to each of the Buyer and the Buyer Parent, issued by the Secretary of State of the jurisdiction of formation of each of the Buyer and the Buyer Parent; and

          (d) Other Documents. Such other documents and instruments as Axle or its counsel shall deem reasonably necessary to consummate the transactions contemplated hereby.

                                    ARTICLE X

                                   TERMINATION

     10.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by the Axle Shareholders:

          (a) by mutual written consent duly executed by each of Axle and the Buyer Parent;

          (b) by the Buyer Parent in writing (provided neither the Buyer nor the Buyer Parent is otherwise in material default or in material breach of this Agreement), if the Closing shall not have occurred on or before August 22, 2005 (the "Outside Date.");

          (c) by Axle in writing (provided Axle is not otherwise in material default or in material breach of this Agreement), if the Closing has not occurred on or before the Outside Date;

          (d) by the Buyer Parent in writing, if any of the conditions in
Section 8.1 or Section 8.2 is or becomes impossible (other than through failure of either the Buyer or the Buyer Parent to comply with its obligations under this Agreement) and the Buyer Parent has not waived in writing such condition on or before the Closing;

          (e) by Axle in writing, if any of the conditions in Section 8.1 or
Section 8.3 is or becomes impossible (other than through failure of Axle to comply with its obligations under this Agreement) and Axle has not waived in writing such condition on or before the Closing;

          (f) by either of Axle or the Buyer Parent if (i) the Axle Shareholders' Meeting (including any adjournments and postponements thereof) shall have been duly held and completed and the Axle Shareholders shall have voted on a proposal to adopt this Agreement, and (ii) the Axle Shareholder Approval shall not have been obtained at such Axle Shareholders' Meeting (or at any adjournments or postponements thereof);

          (g) by Axle, if the Axle Board determines that an Acquisition Proposal constitutes a Superior Proposal and determines to enter into a definitive agreement with respect to such Superior Proposal if (i) Axle shall have complied in all material respects with the provisions of Section 6.5, (ii) Axle shall have given the Buyer Parent five (5) Business Days' prior written notice of its intention to terminate this Agreement pursuant to this Section 10.1(g), it being understood and agreed that any amendment to the financial or other material terms of such Superior Proposal prior to such termination shall require a new five (5) Business Day period to afford the Buyer Parent the opportunity to negotiate with Axle as contemplated below, (iii) Axle and the Axle Board shall have cooperated in good faith with the Buyer Parent to make such adjustments in the terms and conditions of this Agreement with a view toward causing such terms to be at least as favorable to the Axle Stockholders as the terms of such Superior Proposal, and
(iv) the Buyer Parent shall not have, within five (5) Business Days of Parent's receipt of the notice described in clause (ii) above, made an offer that the Axle Board determines in good faith (after consultation with its outside legal counsel and William Blair & Company, L.L.C. or another financial advisor of nationally recognized reputation) to be at least as favorable to the Axle Shareholders as the terms of such Superior Proposal; or

          (h) by the Buyer or the Buyer Parent, if the Axle Board (or any committee thereof) shall have (i) made a Change in Recommendation or failed to solicit proxies in favor of adoption of this Agreement, (ii) approved or recommended an Acquisition Proposal or determined that an Acquisition Proposal constitutes a Superior Proposal, (iii) provided notice to the Buyer Parent that Axle is entering into a letter of intent, agreement in principle, acquisition agreement or other Contract related to a Superior Proposal, (iv) failed to recommend against a publicly announced Acquisition Proposal or any Acquisition Proposal communicated to Axle which is the subject of public rumor or speculation, in either case, within five (5) Business Days of being requested to do so by the Buyer Parent, or (v) resolved or otherwise determined to take, or announced an intention to take, any of the foregoing.

     10.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, all obligations under this Agreement (other than those provisions set forth in Section 7.4(c), Section 10.2, Section 10.3 and Article
XI) shall terminate and shall be of no further force or effect; provided, however, except as set forth in Section 10.3, (a) no termination of this Agreement shall release, or be construed as releasing, any party from any liability to any other party which may have arisen under this Agreement by reason of any willful or intentional breach thereof, and (b) in the event of a breach of this Agreement by a Party prior to the Effective Time, the other Parties shall be entitled to the remedy of specific performance, without the posting of bond or other security. Except as set forth in Section 10.3, a Party's right to terminate this Agreement is in addition to, and not in lieu of, any other legal or equitable rights or remedies which such Party may have.

     10.3 Termination Payments.

          (a) In the event this Agreement is terminated (i) by Axle pursuant to
Section 10.1(g) or (ii) by the Buyer Parent or the Buyer pursuant to Section 10.1(h), then in any such case (A) Axle shall pay to the Buyer Parent (or its designee) (I) the Transaction Expenses, up to a maximum of $4,000,000, and (II) any amounts paid or payable by the Buyer Parent (or its designated Affiliates) pursuant to Section 7.4(c), up to a maximum amount equal to the Escrow Breakage Cap, and (B) in the event that, within 12 months after such date of termination, Axle consummates a transaction that would constitute an Acquisition Transaction, Axle shall pay to the Buyer Parent (or its designee) an additional fee in the amount of $12,000,000.

          (b) In the event this Agreement is terminated by the Buyer Parent pursuant to Section 10.1(d) (but only by virtue of Axle having materially breached its obligations under Section 6.5), then Axle shall, (i) pay to the Buyer Parent (or its designee) an amount equal to $2,000,000 and (ii) reimburse the Buyer Parent for (A) the Transaction Expenses, up to a maximum of $4,000,000 and (B) any amounts paid or payable by the Buyer Parent (or its designated Affiliates) pursuant to Section 7.4(c), up to a maximum amount equal to the Escrow Breakage Cap, and (iii) in the event that, within 12 months after such date of termination, Axle consummates a transaction that would constitute an Acquisition Transaction, pay to the Buyer Parent (or its designee) an additional fee in the amount of $10,000,000.

          (c) In the event this Agreement is terminated by the Buyer Parent pursuant to Section 10.1(d) (other than by due to a failure to satisfy the conditions set forth in Section 8.1(d)), and at any time after the date of this Agreement and before such termination, an Acquisition Proposal with respect to Axle shall have been publicly announced, disclosed or otherwise communicated to the Axle Board, then Axle shall, (y) reimburse the Buyer Parent for (A) the Transaction Expenses, up to a maximum of $4,000,000 and (B) any amounts paid or payable by the Buyer Parent (or its designated Affiliates) pursuant to Section 7.4(c), up to a maximum amount equal to the Escrow Breakage Cap, and (ii) in the event that, within 12 months after such date of termination, Axle consummates a transaction that would constitute an Acquisition Transaction, pay to the Buyer Parent (or its designee) a fee in the amount of $12,000,000.

          (d) In the event this Agreement is terminated by either Axle or the Buyer Parent (as applicable) pursuant to Section 10.1(f), then Axle shall (i) reimburse the Buyer Parent for the Transaction Expenses, up to a maximum of $4,000,000 and (ii) any amounts paid or payable by the Buyer Parent (or its designated Affiliates) pursuant to Section 7.4(c), up to a maximum amount equal to the Escrow Breakage Cap.

          (e) In the event that neither Section 10.3(a) nor Section 10.3(b) applies and this Agreement is terminated (i) by the Buyer Parent pursuant to
Section 10.1(d) (by virtue of the impossibility of the satisfaction of the condition set forth in Section 8.2(a) or 8.2(b) before the Outside Date), or
(ii) by the Buyer Parent pursuant to Section 10.1(b) or by Axle pursuant to
Section 10.1(c) (but only if, in either case, the condition set forth in Section 8.2(a) or 8.2(b) shall not have been fulfilled or satisfied at or as of the Outside Date), then in the case of clauses (i) and (ii), Axle shall reimburse the Buyer Parent for any amounts paid or payable by the Buyer Parent (or its designated Affiliates) pursuant to Section 7.4(c), up to a maximum of $3,000,000.

          (f) In the event this Agreement is terminated (i) by Axle pursuant to
Section 10.1(e) (by virtue of the impossibility of the satisfaction of the condition set forth in Section 8.3(a) before the Outside Date) or (ii) by the Buyer Parent pursuant to Section 10.1(b) or by Axle pursuant to Section 10.1(c) (but only if, in either case, at the time of termination on the Outside Date, the Buyer shall be in material breach of its obligations under this Agreement), then in the case of clauses (i) and (ii), the Buyer Parent shall reimburse Axle for (A) its reasonable and documented out of pocket expenses incurred in connection with the execution, delivery and performance of this Agreement, up to a maximum amount of $2,000,000 and (B) any amounts paid or payable by Axle pursuant to Section 7.4(c).

          (g) Notwithstanding anything to the contrary, no fee shall be payable to the Buyer Parent or the Buyer under Section 10.3(a) or Section 10.3(b) if at the time of termination either Lender shall have refused or stated its intention to refuse (and such refusal shall be continuing at the time of termination) to provide the financing described in the Senior Debt Letter or, unless the Escrow Closing shall have occurred, the Subordinated Debt Letter; provided, however, the foregoing limitations on the payment of a fee shall be inapplicable if, prior to such termination, commitment letters with respect to alternative debt financing (as contemplated by the second sentence of Section 7.4(b)) have been obtained and at the time of termination shall have been in full force and effect.

          (h) Any payment required to be made pursuant to Section 10.3(a), 10.3(b), 10.3(c) or 10.3(d) hereof shall be paid by wire transfer of immediately available funds to an account designated by the recipient no later than two (2) Business Days after the event giving rise to such payment; provided, any payment required to be made pursuant to Section 10.3(a)(i) (with respect to clause (x)) shall be payable concurrently with such termination or closing of such transaction (as applicable), and provided further that any payment of Transaction Expenses required pursuant to Section 10.3(a) or 10.3(b) shall be made within five (5) Business Days after the Buyer Parent provides Axle a notice requesting reimbursement, together with reasonable documentation of such Transaction Expenses.

          (i) If this Agreement is terminated pursuant to Section 10.1(b),
Section 10.1(c), Section 10.1(d), Section 10.1(f), Section 10.1(g) or Section 10.1(h) and the Buyer Parent or the Buyer is entitled to receive any payment described in this Section 10.3, then the Buyer and the Buyer Parent shall not be entitled to pursue any other legal remedy and the receipt of the payments made hereunder shall be the Buyer's and the Buyer Parent's sole and exclusive remedy for such termination. If this Agreement is terminated pursuant to Section 10.1(e) and Axle is entitled to receive any payment described in Section 10.3(f), then Axle shall not be entitled to pursue any other legal remedy and the receipt of the payments made hereunder shall by Axle's sole and exclusive remedy for such termination.

                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1 Notices, Consents, etc. Any notices, consents or other communications required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand, (b) transmitted by facsimile with confirmation of transmission, or (c) delivered by Federal Express or other express overnight delivery service, or registered or certified mail, return receipt requested, in either such case, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing:

          (i)  If to Axle (prior to the Closing):

               Insurance Auto Auctions, Inc.
               2 Westbrook Center Corporate, Suite 500
               Attention: Tom O'Brien
                          Sidney Kerley
               Tel: (708) 492-7000
               Fax: (708) 492-7078

               with a copy to (which copy shall not constitute notice):

               Katten Muchin Zavis Rosenman
               525 West Monroe Street, Suite 1900
               Chicago, Illinois 60661
               Attention: Herbert S. Wander, Esq.
               Tel: (312) 902-5267
               Fax: (312) 577-8885

          (ii) If to either the Buyer or the Buyer Parent:

               c/o Kelso & Company
               320 Park Avenue, 24th Floor
               New York, NY 10022
               Attention: James J. Connors, II
               Tel: (212) 751-3939
               Fax: (212) 223-2379

               with a copy to (which copy shall not constitute notice):

               Skadden, Arps, Slate, Meagher & Flom LLP
               Four Times Square
               New York, New York 10036
               Attention: Lou R. Kling
               Tel: (212) 735-3000
               Fax: (917) 777-2770

Date of service of such notice shall be (A) the date such notice is delivered by hand, (B) one Business Day following the delivery by facsimile or by express overnight delivery service, or (C) three days after the date of mailing if sent by certified or registered mail.

     11.2 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

     11.3 Assignment; Successors. Neither this Agreement, nor any rights, obligations or interests hereunder, may be assigned by any Party hereto, except with the prior written consent of the other Parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and assigns.

     11.4 Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

     11.5 Expenses; Transfer Taxes. Axle shall pay for all costs and expenses incurred or to be incurred by the Acquired Companies through Closing, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, including, without limitation, the fees owed by the Acquired Companies to William Blair & Company, L.L.C. pursuant to the terms of a letter agreement, dated August 20, 2004. The Buyer and the Buyer Parent shall pay for all costs and expenses incurred or to be incurred by
(a) the Buyer and the Buyer Parent through and after the Closing in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, and (b) the Surviving Corporation and its subsidiaries on and after the Closing in carrying out the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the Buyer or the Buyer Parent when due, and the Buyer and the Buyer Parent shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

     11.6 Governing Law. This Agreement shall be construed and governed in accordance with the Laws of the State of Illinois, without regard to its Laws regarding conflicts of Law.

     11.7 Table of Contents and Headings. The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

     11.8 Definitions. As used in this Agreement:

     "Acquired Companies" means, collectively, Axle and the Axle Subsidiaries.

     "Acquired Companies' Knowledge" means the actual knowledge after due inquiry of the persons listed on Schedule 11.8 of the Disclosure Schedule.

     "Acquisition Proposal" means any offer or proposal (other than an offer or proposal from the Buyer Parent or the Buyer), whether or not in writing, contemplating or otherwise relating to any Acquisition Transaction.

     "Acquisition Transaction" means (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving any of the Acquired Companies, (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, by merger, consolidation, share exchange or otherwise, any assets of the Acquired Companies representing, in the aggregate, thirty percent (30%) or more of the assets of Axle on a consolidated basis, (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of Axle, (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of Axle or any of the Axle Subsidiaries, or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

     "Affiliate" shall have the meaning given for that term in Rule 405 under the Securities Act, as amended, and shall include each past and present Affiliate of a Person and the members of such Affiliate's immediate family or their spouses or children and any trust the beneficiaries of which are such individuals or relatives.

     "Aggregate ESPP Redemption Amount" means an amount equal to the aggregate of all ESPP Redemption Amounts payable pursuant Section 3.5(b) to all of the participants in the ESPP.

     "Aggregate Merger Consideration" means an amount equal to (a) the Merger Consideration multiplied by the number of shares of Axle Common Stock outstanding as of the Effective Time, and (b) the Aggregate ESPP Purchase Amount.

     "Announcement Date" means the date on which Axle publicly announces the proposed Merger.

     "Axle Common Stock" means Axle's common stock, no par value per share.

     "Axle Preferred Stock" means Axle's preferred stock, no par value per share.

     "Axle Shareholders" means (a) the holders of record of the Axle Common Stock, (b) the holders of any Axle Options who elect to exercise such options pursuant to Section 3.5(a), and (c) the participants in the ESPP who have ESPP Purchase Rights, in each case immediately prior to the Effective Time.

     "Axle Subsidiaries" means any Person more than fifty percent (50%) of the outstanding voting or equity securities of which, or any partnership, joint venture or other entity more than fifty percent (50%) of the total equity or other economic interest of which, is directly or indirectly owned by Axle.

     "Business" means the business of towing, processing, appraising, auctioning and selling, and processing claims with respect to damaged, abandoned, repossessed, total loss, used and recovered theft vehicles.

     "Business Day" means any day that is not a Saturday or a Sunday or a day on which banks located in Chicago, Illinois are authorized or required to be closed.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidentiality Agreement" means the confidentiality agreement, dated as of December 3, 2004, by and between Axle and Kelso & Company, L.P.

     "Consent" means any approval, consent, ratification, waiver, or other authorization.

     "Contract" means any written or oral agreement, arrangement, note, mortgage, bond, guarantee, lease, sublease, license, indenture, lease, deed of trust, license, plan, instrument or other contract, in each case, including any amendments or modifications thereto and restatements thereof.

     "Environmental Claim" means any Action or notice (written or oral) by any Person or entity alleging potential Liability (including, without limitation, potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by any of the Acquired Companies or
(b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Health and Safety Requirements.

     "Environmental Health and Safety Requirements" means all federal, interstate, state, local and foreign Laws relating to pollution or protection of human health, safety, or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or Threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     "Employee Plan" means an "employee benefit plan" (as defined in Section 3(3) of ERISA), a "pension plan" (as defined in Section 3(2) of ERISA), a "welfare plan" (as defined in Section 3(1) of ERISA), or any employee benefit, employment, bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, equity compensation, vacation, termination, severance, change in control, death benefit, insurance or other plan, agreement, fund, arrangement or understanding, in each case established, sponsored, maintained or contributed to, or required to be contributed to, by Acquired Companies (or with respect to any Title IV Plan, a Plan Affiliate of the Acquired Companies),, or to which the Acquired Companies (or with respect to any Title IV Plan, a Plan Affiliate of the Acquired Companies) is party, whether written or oral, for the benefit of any employee, director or independent contractor or former employee, director or independent contractor of the Acquired Companies with respect to such individuals' employment or other similar affiliation with the Acquired Companies; provided, however, a contract for services between the Acquired Companies and a non-employee shall not be considered an "Employee Plan" hereunder if such contract provides for cash payment in exchange for such services.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Breakage Cap" means (i) $3,000,000 plus (ii) the positive difference, if any, between $4,000,000 and the amount of Transaction Expenses reimbursed pursuant to Section 10.3(a)(A)(I), Section 10.3(b)(ii)(A) or Section 10.3(d)(i), as applicable.

     "ESPP Purchase Period" means each successive period beginning on the day after the last Business Day concurrent with or preceding each June 30 and December 31.

     "ESPP Purchase Price" means an amount equal to eighty-five percent (85%) of the lower of (a) the fair market value per share of Axle Common Stock on the start date of the ESPP Purchase Period, or (b) the fair market value per share of Axle Common Stock on the date of the Effective Time.

     "ESPP Purchase Right" means the right granted to each eligible employee who participates in the ESPP for a particular ESPP Purchase Period to purchase Axle Common Stock upon the terms and conditions set forth in the ESPP.

     "ESPP Redemption Amount" means, with respect to any participant in the ESPP, the product of (a) the excess, if any, of the Merger Consideration over the ESPP Purchase Price, and (b) the number of shares subject to an ESPP Purchase Right with respect to such participant in the ESPP.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Expiration Date" means the fifteenth (15th) day following the date of the Option Notice.

     "GAAP" means United States generally accepted accounting principles, consistently applied.

     "Governmental Authority" means the United States or any state, provincial, local or foreign government, or any subdivision, agency, court or authority of any thereof having jurisdiction over any of the Acquired Companies, the Buyer, the Buyer Parent or the transactions contemplated by this Agreement, as applicable.

     "Governmental Order" means any order, writ, judgment, injunction, decree, stay, stipulation, determination or award entered by or with any Governmental Authority.

     "HSR Act" means collectively, if and as applicable, Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder).

     "Illinois Law" means the Illinois Business Corporations Act of 1983, as amended.

     "Intellectual Property" means all Company Licensed Intellectual Property, unregistered trademarks and service marks, inventions, unregistered copyrights, know how, trade secrets, manufacturing processes, formulae, technical information, specifications, data, technology, plans and drawings, and other intellectual property owned, or used under a valid license, by the Acquired Companies.

     "Law" means each provision of any currently implemented Federal, state, local or foreign law, statute, ordinance, decree, injunction, judgment, order, code, rule or regulation, promulgated or issued by any Governmental Authority.

     "Liability" means all debts, obligations and other liabilities of a Person (whether absolute, accrued, contingent, unliquidated, fixed or otherwise, or whether due or to become due), including those arising under any Law and those arising under any Contract.

     "Licenses and Permits" means any licenses, permits, certificates, notifications, exemptions, classifications, registrations, franchises, approvals, orders or similar authorizations, or any waivers of the foregoing, issued by any Governmental Authority or private accrediting agency.

     "Lien" means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, other than restrictions on the offer and sale of securities under Federal and state securities Laws.

     "Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with other changes, effects, events, occurrences, states of facts or developments, is, or is reasonably expected to be, directly or indirectly, materially adverse to the business, assets, financial condition or results of operations of the Acquired Companies taken as a whole; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which the Acquired Companies participate, the United States economy as a whole or the capital markets in general (provided that such changes do not disproportionately affect the Acquired Companies relative to the other participants in its industry); (b) any adverse change, effect, event, occurrence, state of facts or development attributable to changes in Law, rules, regulations, orders, or other binding directives issued by any Governmental Authority; or (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America.

     "Material of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, radioactive materials, asbestos, petroleum and petroleum products.

     "Option Amount" means an amount equal to the product of (a) the Option Price as set forth in the applicable stock option agreement relating to an applicable Stock Option Plan, and (b) the number of shares of Axle Common Stock subject thereto.

     "Option Payment Amount" means an amount equal to the product of (a) the excess, if any, of the Merger Consideration over the applicable Option Price thereof, and (b) the number of shares of Axle Common Stock subject thereto.

     "Option Price" means the option price per share as set forth in the applicable stock option agreement relating to an applicable Stock Option Plan.

     "Organizational Documents" means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (c) any amendment to any of the foregoing.

     "Permitted Liens" means (a) Liens for taxes not yet due and payable, (b) statutory Liens of landlords for amounts not yet due and payable, (c) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet due and payable, (d) Liens attaching to inventory held by consignees in the ordinary course of business, and (e) any easement, covenant, encroachment, burden, title defect, title retention agreement or other exception to title to any of the Real Property (other than as set forth in clauses (a) through (d) above), which does not materially adversely affect the current use of the applicable Real Property.

     "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or government (whether Federal, state, county, city or otherwise, including, without limitation; any instrumentality, division, agency or department thereof).

     "Plan Affiliate" with respect to any Person ("First Person") means any other Person who, together with the First Person, constitutes all or part of a controlled group, or which would be treated with the First Person as under common control or whose employees would be treated as employed by the First Person, under Section 414 of the Code or Section 4001(b) of ERISA and any regulations, administrative rulings and case Law interpreting the foregoing.

     "Reasonable Efforts" means the good faith efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as reasonably expeditiously as possible.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

     "Superior Proposal" means any bona fide proposal made by a third party to enter into an Acquisition Transaction (provided, that for purposes of this definition, the applicable percentages in clauses (b), (c) and (d) of the definition of Acquisition Transaction shall be 50% as opposed to

30% or 15%, as applicable) that, in the reasonable good faith judgment of the Axle Board (after consultation with its outside legal counsel and William Blair & Company, L.L.C. or another financial advisor of nationally recognized reputation, and taking into account all of the terms of conditions of the proposal and this Agreement) (i) would, if consummated, result in a transaction that is more favorable from a financial point of view to the Axle Shareholders than the Merger and the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed and completed on a timely basis.

     "Tax Return" means any report, declaration, statement, return or other information filed in respect of Taxes, and any claims for refund of Taxes, including any amendments or supplements to any of the foregoing, with any taxing authority with respect to Taxes imposed upon or attributable to the operation of the Business.

     "Taxes" shall include all taxes, charges, withholdings, fees, penalties, additions, interest or other assessments imposed by any United States Federal, state, local and foreign or other taxing authority, and including, but not limited to, those related to income, gross receipts, gross income, payroll, sales, use, excise, services, valuation, transfer or franchise.

     "Threatened" means a claim, proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing or any notice of commencement of an action or suit has been given in writing.

     "Transaction Expenses" means the reasonable and documented out-of-pocket expenses incurred by the Buyer Parent, the Buyer and its Affiliates (which shall include, but shall not be limited to, fees and expenses of financial advisors, outside legal counsel, financing sources and accountants) in connection with this Agreement and the transactions contemplated hereby, including fees and expenses incurred in connection with the financing thereof, other than Buyer Parent's (or its designated Affiliate's) portion of the Escrow Breakage Amount.

     11.9 Entire Agreement. This Agreement, the Recitals, the Schedules and the Exhibits attached hereto (all of which shall be deemed incorporated in this Agreement and made a part hereof), and the Confidentiality Agreement set forth the entire understanding of the parties with respect to the transactions contemplated hereby, supercede all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof. This Agreement may be modified only by subsequent instruments signed by the Parties hereto.

     11.10 No Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the covenants and agreements set forth in Section 7.2 and Article XI shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

     11.11 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties to this Agreement any rights or remedies under or by reason of this Agreement.

     11.12 Disclosure Generally. All of the Disclosure Schedules are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules; provided, however, that information furnished in any particular Disclosure Schedule shall be deemed to be included in another Disclosure Schedule to the extent a matter in such section of the Disclosure Schedule is disclosed in such a way as to make its relevance to the information called for by such other section of this Agreement reasonably apparent on its face.

     11.13 Acknowledgment by the Buyer and the Buyer Parent. Each of the Buyer and the Buyer Parent acknowledges that, except as set forth herein, no promise or inducement for this Agreement was offered Axle or any of its representatives or relied upon by the Buyer or the Buyer Parent. SUCH REPRESENTATIONS AND WARRANTIES BY AXLE CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF AXLE TO THE BUYER AND THE BUYER PARENT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE BUYER AND THE BUYER PARENT UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OR PROSPECTS OF ANY OF THE ACQUIRED COMPANIES) ARE SPECIFICALLY DISCLAIMED BY THE ACQUIRED COMPANIES. EACH OF THE BUYER AND THE BUYER PARENT ACKNOWLEDGES THAT IT DID NOT RELY ON ANY REPRESENTATION OR WARRANTY NOT CONTAINED IN THIS AGREEMENT WHEN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND WILL NOT RELY ON ANY SUCH REPRESENTATION OR WARRANTY IN DECIDING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. With respect to all materials that are described as having been made available or delivered to the Buyer or the Buyer Parent, such materials shall be deemed to have been delivered or made available to the Buyer or the Buyer Parent if the Buyer, the Buyer Parent or any of their representatives or agents have been granted access to a dataroom, electronic dataroom or website in which such materials are available or by transmitting such materials to the Buyer, the Buyer Parent or their representatives or agents by any other electronic means.

     11.14 Interpretive Matters. Unless the context otherwise requires, (a) all references to articles, sections, schedules or exhibits are to Articles, Sections, Schedules or Exhibits in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned for it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, and (d) the term "including" shall mean by way of example and not by way of limitation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

     11.15 Amendments, Modification and Waiver.

          (a) This Agreement may be amended by the Parties hereto at any time prior to the Effective Time by action take by or on behalf of each of the Board of Directors of the Buyer Parent, on the one hand, and the Axle Board, on the other hand; provided, however, that after obtaining the Axle Shareholder Approval, no amendment may be made which by Law requires further approval by the Axle Stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     11.16 Submission to Jurisdiction. Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in Chicago, Illinois, in any action or proceeding arising out of, or relating to, this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of, or relating to, this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 11.1. Nothing in this Section, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

     11.17 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT.

     11.18 Specific Performance. The Parties agree that if any provision of this Agreement is not performed in accordance with its terms or is otherwise breached, irreparable harm would occur, no adequate remedy at Law would exist, and damages would be difficult to determine, and the Party or Parties not in breach shall be entitled to the remedy of specific performance in addition to any other remedies that may be available at Law or in equity by reason of such breach.

     11.19 Public Announcements. Prior to the Closing, the Parties will not issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby, except that the Buyer and the Buyer Parent, on the one hand, and Axle, on the other hand, may issue a joint press release if mutually considered appropriate; provided, however, that nothing herein shall prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law, in which case the Party making such determination will, if practicable in the circumstances, use Reasonable Efforts to allow the other Parties reasonable time to comment on such release or announcement in advance of its issuance. To the extent feasible, all press releases or other announcements or notices regarding the transactions contemplated by this Agreement shall be made jointly by the Parties.

                            [Signature Pages Follow.]

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

                                        AXLE:

                                        INSURANCE AUTO AUCTIONS, INC.


                                        By: /s/ Thomas C. O'Brien
                                            ------------------------------------
                                            Name:  Thomas C. O'Brien
                                            Title: President and CEO


                                        BUYER PARENT:

                                        AXLE HOLDINGS, INC.


                                        By: /s/ Frank J. Loverro
                                            ------------------------------------
                                            Name:  Frank J. Loverro
                                            Title: Vice President and Secretary


                                        BUYER:

                                        AXLE MERGER SUB, INC.


                                        By: /s/ David I. Wahrhaftig
                                            ------------------------------------
                                            Name:  David I. Wahrhaftig
                                            Title: Vice President and Treasurer

                                   APPENDIX B

(805 ILCS 5/11.65) (from Ch. 32, par. 11.65)

     Sec. 11.65. Right to dissent. (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

          (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

          (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

          (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               (i) alters or abolishes a preferential right of such shares;

               (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

               (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

          (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

     (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

     (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

(Source: P.A. 85-1269.)


(805 ILCS 5/11.70) (from Ch. 32, par. 11.70)

     Sec. 11.70. Procedure to Dissent.

     (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

     (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

     (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

     (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

     (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

     (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

     (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

     (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

     (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection
(c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

          (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

          (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

     (j) As used in this Section:

          (1) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

          (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(Source: P.A. 86-1156.)

                                   APPENDIX C

                           William Blair & Company(R)
                            Limited Liability Company

                                                               February 22, 2005

Board of Directors
Insurance Auto Auctions, Inc.
Two Westbrook Corporate Center
Suite 500
Westchester, Illinois 60154

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (the "Shareholders") of the outstanding shares of common stock (other than AXLE Holdings, Inc. ( "Buyer Parent") and its affiliates and any holders of shares who receive an equity interest or a convertible or derivative right to receive an equity interest in Buyer Parent or its affiliates (the "Rollover Shareholders")) of Insurance Auto Auctions, Inc. (the "Company") of $28.25 per share in cash (the "Merger Consideration") proposed to be paid to the shareholders pursuant to an Agreement and Plan of Merger substantially in the form of the draft dated February 22, 2005 (the "Merger Agreement") by and among Buyer Parent, AXLE Merger Sub, Inc., a wholly-owned subsidiary of Buyer Parent ("Merger Sub"), and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company (the "Merger"), and each share of common stock of the Company, no par value per share, will be converted into the right to receive the Merger Consideration upon consummation of the Merger, other than shares held in treasury or by any wholly-owned subsidiary of the Company or as to which dissenters' rights have been properly exercised.

In connection with our review of the proposed Merger and the preparation of our opinion contained herein, we have examined: (a) drafts dated February 22, 2005 of the Merger Agreement and the Voting Agreement to be executed by the Voting Group (as defined in the Merger Agreement); (b) drafts dated February 15, 2005 of the Financing Letters (as defined in the Merger Agreement); (c) certain audited historical financial statements of the Company for the three fiscal years ended December 28, 2003; (d) the unaudited financial statements of the Company for the three fiscal quarters ended September 26, 2004 and certain unaudited financial information of the Company for the fiscal year ended December 26, 2004; (e) certain internal business, operating and financial information and forecasts of the Company for fiscal years 2005 and 2006 (including an updated forecast solely for fiscal year 2005) prepared by the senior management of the Company (the "Forecasts"); (f) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (g) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (h) current and historical market prices and trading volumes of the common stock of the Company; and (i) certain other publicly available information on the Company we have deemed relevant. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company.

In rendering the opinion contained herein, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of such opinion, including without limitation the Forecasts provided by senior management. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company or Buyer Parent (or any of its affiliates). We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company's financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. We note that we have not been provided with or otherwise reviewed any forecasts of the Company for periods after fiscal year 2006, and we further note that the Company provided updated forecasts solely as to fiscal year 2005 and not for any period thereafter. We were not asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of other transactions in which the Company might engage. Our opinion contained herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect the opinion contained herein, we do not have any obligation to update, revise or reaffirm such opinion. We have relied as to all legal, accounting and tax matters on advice of the Company's advisors. We have assumed that the Merger Agreement that is executed by the Company will substantially conform to the draft dated February 22, 2005 and that the Merger will be consummated substantially on the terms described in the draft Merger Agreement, without any amendment or waiver of any material terms or conditions.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. We are familiar with the Company, having provided certain investment banking services to the Company from time to time. We have also provided certain investment banking services to affiliates of Buyer Parent (including Kelso & Company, L.P.) from time to time. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

We are expressing no opinion herein as to the price at which the common stock of the Company will trade at any future time or as to the effect of the announcement of the Merger on the trading price of the common stock of the Company. Such trading price may be affected by a number of factors, including but not limited to (i) changes in prevailing interest rates and other factors which generally influence the price of securities, (ii) adverse changes in the current capital markets, (iii) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or in the salvage auto auction market, (iv) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (v) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.

Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Shareholders (other than Buyer Parent, its affiliates and the Rollover Shareholders) of the Merger Consideration in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger, and this opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the shareholders by the Company with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Shareholders (other than Buyer Parent, its affiliates and the Rollover Shareholders).

                                       Very truly yours,

                                       /s/ WILLIAM BLAIR & COMPANY, L.L.C.
                                       -----------------------------------------
                                       WILLIAM BLAIR & COMPANY, L.L.C.

                                   APPENDIX D

                                                               EXECUTION VERSION

                                VOTING AGREEMENT

     This VOTING AGREEMENT (the "Agreement"), dated as of February 22, 2005, is entered into by and among Axle Holdings, Inc., a Delaware corporation ("Buyer Parent"), ValueAct Capital Partners, L.P., a Delaware limited partnership ("ValueAct CP"), ValueAct Capital Partners II, L.P., a Delaware limited partnership ("ValueAct CP II"), ValueAct Capital Master Fund, L.P., a British Virgin Islands limited partnership ("ValueAct Master") and ValueAct Capital Partners Co-Investors, L.P., a Delaware limited partnership ("ValueAct Co-Investors", and together with ValueAct CP, ValueAct CP II and ValueAct Master, each a "Shareholder" and collectively, the "Shareholders").

     WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer Parent, Axle Merger Sub, Inc., an Illinois corporation ("Buyer") and Insurance Auto Auctions, Inc., an Illinois corporation (the "Company"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which Merger Agreement has been unanimously approved by the Axle Board (other than recused members) and which provides, among other things, for a merger of Buyer with and into the Company, with the Company remaining as the surviving corporation (the "Merger");

     WHEREAS, as of the date hereof, each Shareholder is the beneficial owner of the number of shares of common stock of the Company, no par value (the "Common Stock") opposite such Shareholder's name set forth on Exhibit I attached hereto (the shares of Common Stock held by all Shareholders, the "Shares");

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Buyer Parent has required that the Shareholders agree, and each Shareholder is willing to agree, to the matters set forth herein; and

     WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings attributed to them in the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

1. Voting of Shares.

     1.1  Voting Agreement.

     (a) Each Shareholder hereby agrees to vote (or cause to be voted) all of the Shares which such Shareholder has the right to so vote at the Axle Shareholders' Meeting in favor of the approval and adoption of the Merger Agreement, the transactions contemplated thereby (including, without limitation, the Merger) and any actions required in furtherance thereof. In addition, from the date hereof and until the termination of this Agreement pursuant to Section 9, each Shareholder hereby agrees to vote (or cause to be voted) at any annual, special or other meeting of the shareholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise, all of the Shares which such Shareholder has the right to so vote:

          (i) against any action or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under this Agreement, the Merger Agreement, or any other agreement contemplated hereby or thereby;

          (ii) against any Acquisition Proposal and against any other proposal for action or agreement that is intended, or would reasonably be expected, to impede, interfere with, delay, frustrate, postpone or adversely affect the consummation of the transactions contemplated by the Merger Agreement;

          (iii) against any change in the composition of the Axle Board, other than as contemplated by the Merger Agreement; and

          (iv) against any amendment to the Articles of Incorporation or by-laws of the Company, other than as contemplated by the Merger Agreement.

     (b) Any vote required to be cast or consent required to be executed pursuant to this Section 1.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that quorum is present (if applicable) and for purposes of recording the results of that vote or consent.

     (c) If any action is taken by written consent rather than at a meeting of the shareholders of the Company, consent shall be given or withheld by each Shareholder with respect to the Shares held by such Shareholder in the same manner as if such Shares were voted at a meeting in accordance with the provisions of Section 1.1(a).

     1.2 Irrevocable Proxy. Each Shareholder hereby irrevocably grants to, and appoints, Buyer Parent and any designee thereof and each of Buyer Parent's officers, as such Shareholder's attorney, agent and proxy (such grants and appointment, the "Irrevocable Proxy"), with full power of substitution, to vote and otherwise act with respect to all of such Shareholder's Shares at any meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), and in any action by written consent of the shareholders of the Company, on the matters and in the manner specified in Section 1.1. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE PROXY AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM SHAREHOLDER MAY TRANSFER ANY OF ITS SHARES IN BREACH OF THIS AGREEMENT. Each Shareholder hereby revokes all other proxies and powers of attorney with respect to all of such Shareholder's Shares that may have heretofore been appointed or granted, and no subsequent proxy

(whether revocable or irrevocable) or power of attorney shall be given (and if given, shall not be effective) by such Shareholder with respect thereto on the matters covered by Section 1.1. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement.

     1.3 Fiduciary Responsibilities. Subject to Section 5 hereof, notwithstanding any other provision of this Agreement to the contrary, nothing contained in this Agreement shall limit the rights and obligations of any officer of any Shareholder in his capacity as a director of the Company from taking any action in his capacity as a director of the Company that the Axle Board is permitted to take pursuant to the terms of the Merger Agreement, and no such action taken by an officer of any Shareholder in any such capacity shall be deemed to constitute a breach of any provision of this Agreement.

2. Representations and Warranties of each Shareholder.

     Each Shareholder represents and warrants to Buyer Parent as follows:

     2.1 Binding Agreement. Such Shareholder is a limited partnership duly formed, validly existing and in good standing under the laws of the State or territory of its formation and has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action of such Shareholder, and no other action or proceedings are necessary to authorize the execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby. Such Shareholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles.

     2.2 No Conflict. Neither the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby, the performance by such Shareholder of its obligations hereunder nor the compliance by such Shareholder with any provisions hereof, will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under its partnership agreement or other organizational documents or any material contract, agreement, instrument, commitment, arrangement or understanding to which such Shareholder is a party, or result in the creation of any Lien with respect to such Shareholder's Shares,
(b) violate or conflict with any writ, judgment, injunction or decree applicable to such Shareholder or such Shareholder's Shares or (c) require any consent, authorization or approval with respect to such Shareholder of any Person, including any Governmental Authority.

     2.3 Ownership of Shares. Such Shareholder is the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement) of, and has the sole power to vote and dispose of, the Shares listed opposite such Shareholder's name on Exhibit I hereto, free and clear of any Liens (including any restriction on the right to vote, sell or otherwise dispose of such Shares), except as may exist by reason of this Agreement or pursuant to applicable law. Except as provided for or disclosed in this Agreement, the Merger Agreement and the transactions and other agreements contemplated hereby and thereby, there are no outstanding options or other rights to acquire from such Shareholder, or obligations of such Shareholder to sell or to dispose of, any Shares held by such Shareholder or other equity interests of any kind in the Company. As of the date of this Agreement, the number of shares set forth opposite such Shareholder's name on Exhibit I hereto represents all of the shares of capital stock of the Company beneficially owned by such Shareholder.

     2.4 Brokers. There are no claims for broker's or finder's fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby pursuant to arrangements made by such Shareholder, and such Shareholder has not retained any broker or similar intermediary to act directly or indirectly on its behalf in connection with the transactions contemplated by this Agreement.

3. Representations and Warranties of Buyer Parent.

     Buyer Parent represents and warrants to the Shareholders as follows:

     3.1 Binding Agreement. Buyer Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer Parent and the consummation by Buyer Parent of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Buyer Parent, and no other corporate proceedings of Buyer Parent are necessary to authorize the execution, delivery and performance of this Agreement by Buyer Parent and the consummation by Buyer Parent of the transactions contemplated hereby. Buyer Parent has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of Buyer Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles.

     3.2 No Conflict. Neither the execution and delivery of this Agreement by Buyer Parent, the consummation by Buyer Parent of the transactions contemplated hereby, the performance by Buyer Parent of its obligations hereunder, nor the compliance by Buyer Parent with any of the provisions hereof, will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under its organizational documents or any contract, agreement, instrument, commitment, arrangement or understanding to which Buyer Parent is a party, (b) violate or conflict with any writ, judgment, injunction or decree applicable to Buyer Parent or (c) require any consent, authorization or approval with respect to Buyer Parent of any Person, including any Governmental Authority.

4. Transfer and Other Restrictions.

     4.1 Certain Prohibited Transfers. Each Shareholder agrees not to, except as provided for in the Merger Agreement:

          (a) sell, sell short, transfer (including gift), pledge, encumber, assign or otherwise dispose (whether by sale, liquidation, dissolution, dividend, distribution or otherwise) of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Shares or any interest contained therein (each a "Transfer") other than pursuant to this Agreement, unless the Person to which such Shares are to be Transferred expressly agrees to be bound by this Agreement in a written instrument reasonably satisfactory to Buyer Parent;

          (b) grant any proxies or power of attorney or enter into a voting agreement or other arrangement relating to the matters covered by Section 1.1, with respect to any Shares other than this Agreement;

          (c) deposit any Shares into a voting trust; or

          (d) knowingly, directly or indirectly, take or cause the taking of any other action that would restrict, limit or interfere with the performance of such Shareholder's obligations hereunder or the transactions contemplated hereby, excluding any bankruptcy filing.

     4.2 Additional Shares. Without limiting any provisions of the Merger Agreement, in the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting any Shareholder's Shares or (ii) any Shareholder shall become the beneficial owner or record owner of any additional shares of capital stock of the Company, or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section
1.1 hereof, in each case, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by such Shareholder immediately following the effectiveness of the events described in clause (i), or such Shareholder becoming the beneficial or record owner thereof, as described in clause (ii), as the case may be. Each Shareholder hereby agrees, while this Agreement is in effect, to notify Buyer Parent of the number of any new Shares acquired by such Shareholder, if any, after the date hereof.

5. No Solicitation. During the term of this Agreement, each Shareholder agrees that it will not, and will not permit its directors, officers, investment bankers, attorneys and accountants to, and will use its Reasonable Efforts to cause its employees, Affiliates, representatives and other agents not to, directly or indirectly, (i) solicit, initiate, facilitate or encourage any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in negotiations or discussions concerning, or provide any non-public information (or otherwise afford access to the properties, books or records of Axle or any Axle Subsidiary) to any Person or entity in connection with, any Acquisition Proposal or (iii) agree to, enter into any letter of intent or similar agreement in principle with respect to, approve, recommend or otherwise endorse or support any Acquisition Proposal. Upon execution of this Agreement, each Shareholder shall, and shall cause its representatives and agents to cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal.

6. Public Announcements.

     Other than in an amendment to the Shareholders' Schedule 13D, each Shareholder shall not issue, or cause the publication of, any press release or other public announcement with respect to the terms of this Agreement without the prior approval of Buyer Parent, except to the extent required by Law or by any listing agreement with, or the policies of, a national securities exchange and, in any such event, after reasonable prior notice to the other party.

7. Waiver of Appraisal Rights.

     To the fullest extent permitted by Law, each Shareholder hereby irrevocably waives any and all rights of appraisal or dissenters' rights under Illinois Law that such Shareholder may have with regard to the Merger and agrees not to take any actions necessary in connection with exercising or perfecting such appraisal or dissenters' rights.

8. Specific Enforcement.

     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity.

9. Termination.

     This Agreement shall terminate on the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) an mutual written agreement of Buyer Parent and the Shareholder to terminate this Agreement or (iii) the consummation of the transactions contemplated by the Merger Agreement. Upon termination of this Agreement, all obligations of the parties hereunder shall terminate (including the irrevocable proxy granted by Section 1.2 hereof), and the representations and warranties shall not survive termination; provided that the termination of this Agreement in accordance with this Section 9 shall not relieve any party from liability for any intentional or material breach of its obligations hereunder committed prior to such termination.

10. Notices.

     All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (a) actually delivered in fully legible form, to such address, (b) in the case of any nationally recognized express mail service, one
(1) day shall have elapsed after the same shall have been deposited with such service, or (c) if by fax, on the day on which such fax was sent, provided that a copy is sent the same day by overnight courier or express mail service.

     If to Shareholder(s), to:

          c/o ValueAct Capital Partners, L.P.
          435 Pacific Avenue
          Fourth Floor
          San Francisco, CA 94133
          Attention: George F. Hamel Jr.
          Tel: (415) 249-1202
          Fax: (415) 362-5727

          with a copy to:

          Dechert LLP
          4000 Bell Atlantic Tower
          1717 Arch Street
          Philadelphia, PA 19103-2793
          Attention: Christopher G. Karras
          Tel: (215) 994-4000
          Fax: (215) 994-2222

     If to Buyer Parent:

          c/o Kelso & Company
          320 Park Avenue, 24th Floor
          New York, NY 10022
          Attention: James J. Connors, II
          Tel: (212) 751-3939
          Fax: (212) 223-2379

          with a copy to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          Four Times Square
          New York, New York  10036
          Attention: Lou R. Kling
          Tel: (212) 735-3000
          Fax: (917) 777-2770

11. Certain Events.

     Each Shareholder agrees that this Agreement and the obligations hereunder shall, to the extent permitted by law, attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

12. Entire Agreement.

     This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

13. Consideration.

     This Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Axle, Buyer Parent and Buyer.

14. Amendments.

     This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

15. Successors and Assigns.

     This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, except that Buyer Parent may assign its rights under this Agreement to any Affiliate of Buyer Parent. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

16. Counterparts.

     This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

17. Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

18. Severability.

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

19. Headings.

     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20. Further Assurances.

     Each Shareholder shall, upon request of Buyer Parent, execute and deliver any additional documents and take such actions as may reasonably be necessary to carry out the provisions hereof.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned on the day and year first written above.

                                        VALUEACT CAPITAL PARTNERS, L.P.


                                        By: /s/ Peter H. Kamin
                                            ------------------------------------
                                            Name:  Peter H. Kamin
                                            Title: Partner


                                        VALUEACT CAPITAL PARTNERS II, L.P.


                                        By: /s/ Peter H. Kamin
                                            ------------------------------------
                                            Name:  Peter H. Kamin
                                            Title: Partner


                                        VALUEACT CAPITAL MASTER FUND, L.P


                                        By: /s/ Peter H. Kamin
                                            ------------------------------------
                                            Name:  Peter H. Kamin
                                            Title: Partner


                                        VALUEACT CAPITAL PARTNERS CO-
                                        INVESTORS, L.P


                                        By: /s/ Peter H. Kamin
                                            ------------------------------------
                                            Name:  Peter H. Kamin
                                            Title: Partner

                                        AXLE HOLDINGS, INC.


                                        By: /s/ Frank J. Loverro
                                            ------------------------------------
                                            Name:  Frank J. Loverro
                                            Title: Vice President and Secretary

                                    EXHIBIT I

Shareholder                                      Common Stock
-----------                                    ----------------
ValueAct Capital Partners, L.P.                1,550,310 shares

ValueAct Capital Partners II, L.P.             219,692 shares

ValueAct Capital Master Fund, L.P.             1,575,259 shares

ValueAct Capital Partners Co-Investors, L.P.   42,139 shares